                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-72343


PROSPECTUS
JUNE 10, 1999

                               [TRUE TEMPER LOGO]

                            TRUE TEMPER SPORTS, INC.
      OFFER FOR ALL OUTSTANDING 10 7/8% SERIES A SENIOR SUBORDINATED NOTES
       DUE 2008 IN AGGREGATE PRINCIPAL AMOUNT OF $100,000,000 IN EXCHANGE
            FOR 10 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008

 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 26,
                             1999, UNLESS EXTENDED.


We will not receive any proceeds from the exchange of these notes.

TRUE TEMPER SPORTS, INC.:

- We design, manufacture and market steel and graphite golf club shafts.

- True Temper Sports, Inc.
  8275 Tournament Drive, Suite 200
  Memphis, Tennessee 38125
  (901) 746-2000

PROPOSED TRADING FORMAT:

- The PORTAL market or directly with qualified buyers.

TERMS OF THE EXCHANGE NOTES:

MATURITY:

December 1, 2008

REDEMPTION:

- We may redeem the exchange notes at any time on or after December 1, 2003.

- Before December 1, 2001, we may, subject to requirements, redeem up to 35% of the exchange notes so long as 65% remain outstanding immediately after the redemption. Before December 1, 2003, we may, subject to requirements, redeem all of the exchange notes in the event of a change of control.

MANDATORY OFFER TO REPURCHASE:

- If we sell all or substantially all of our assets, or experience specific kinds of changes in control of our company, we may be required to offer to repurchase the exchange notes.

SECURITY:

- The exchange notes are unsecured.

RANKING:

- These exchange notes rank:

  1. behind all of our current and future senior indebtedness, including all indebtedness under the senior bank facilities;

  2. behind any other indebtedness that we are permitted to incur under the terms of the indenture with the United States Trust Company of New York, as trustee, unless such indebtedness expressly provides that it is not senior to the exchange notes; and

  3. equal with all of our other current and future senior subordinated indebtedness.

INTEREST:

- Fixed annual rate of 10 7/8%.

- Paid every six months on June 1 and December 1.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                        PAGE
The Old Note Offering.................    1
Summary of the Offering...............    3
Prospectus Summary....................    5
Risk Factors..........................    9
Use of Proceeds.......................   16
Capitalization........................   17
Selected Historical Financial Data....   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   31
Management............................   41
Security Ownership of Certain
  Beneficial Owners and Management....   45

                                        PAGE
Certain Relationships and Related
  Transactions........................   46
Description of Senior Credit
  Facilities..........................   49
Description of Exchange Notes.........   51
The Exchange Offer....................   88
Plan of Distribution..................   98
Legal Matters.........................   99
Experts...............................   99
Index to Unaudited Pro Forma Financial
  Information.........................  P-1
Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

                             THE OLD NOTE OFFERING

OLD NOTES.....................   We sold the old notes to Donaldson, Lufkin &
                                 Jenrette ("DLJ"), an investment banking firm, on November 18, 1998. DLJ subsequently resold the old notes to qualified institutional buyers and to a limited number of institutional accredited investors. These purchasers of the old notes agreed to comply with transfer restrictions and other conditions.

EXCHANGE AND REGISTRATION
RIGHTS AGREEMENT..............   As required in the purchase agreement, we and
                                 DLJ entered into a registration rights
                                 agreement on November 23, 1998. This agreement grants the holder of the notes exchange and registration rights. The exchange offer is intended to satisfy these exchange rights which terminate once the exchange offer is completed.

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   Up to $100,000,000 of Series B 10 7/8% senior
                                 subordinated notes due 2008. The terms of the exchange notes and old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

THE EXCHANGE OFFER............   We are offering to exchange the old notes for
                                 exchange notes that are equal in principal amount. Old notes may be exchanged only in integral principal multiples of $1000.

EXPIRATION DATE; WITHDRAWAL OF
  TENDER......................   Our exchange offer will expire on 5:00 p.m.,
                                 New York City time, on July 26, 1999, unless this date and time is extended. Your tender of old notes may be withdrawn at any time prior to the expiration date. Any old notes not accepted by us for exchange for any reason will be returned to you without expense as promptly as possible after the expiration or termination of our exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER.........................   We believe that the exchange notes issued by us
                                 in exchange for the old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities and Exchange Act. We have based this belief on letters issued in connection with past offerings of this kind in which the staff of the Securities and Exchange Commission has interpreted the laws and regulations relating to the resale of notes to the public without the requirement of further registration under the Securities Act. Any holder which is our "affiliate" within the meaning of Rule 405 under the Securities and Exchange Act, however, may not offer for resale, resell or otherwise transfer the exchange notes without meeting these registration and prospectus delivery requirements.

                                 In order for the exchange notes to be offered for resale, resold or otherwise transferred,

                                 - they must be acquired in the ordinary course
                                   of your business; and
                                 - you must not intend to participate and have
                                   no arrangement or understanding with any person to participate in the distribution of such exchange notes.

                                 Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to conditions relating to compliance with law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PROCEDURES FOR TENDERING
NOTES.........................   Each holder of old notes wishing to accept the
                                 exchange offer must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, in accordance with the instructions and mail or fax it, together with the old notes and any other required documentation, to the exchange agent at the following addresses:

     By Overnight Courier:                   By Hand:             By Registered or Certified Mail:
  United States Trust Company      United States Trust Company      United States Trust Company
          of New York                      of New York                      of New York
    770 Broadway, 13th Floor               111 Broadway                     P.O. Box 844
    New York, New York 10003               Lower Level                     Cooper Station
 Attn: Corporate Trust Services      New York, New York 10006      New York, New York 10276-0844
                                  Attn: Corporate Trust Services   Attn: Corporate Trust Services
                                          By Facsimile:
                                           212-780-0592
                                  Attn: Corporate Trust Services

ACCEPTANCE OF NOTES AND
DELIVERY OF
  EXCHANGE NOTES..............   We will accept for exchange any and all notes
                                 which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly following the expiration date. See "The Exchange Offer" for a description of the purpose and effect of the exchange offer, the expiration date and the procedures for tendering the old notes.

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 exchange of notes pursuant to our exchange offer.

EXCHANGE AGENT................   United States Trust Company of New York is
                                 serving as the exchange agent in connection with our exchange offer.

FEDERAL INCOME TAX
CONSEQUENCES..................   The exchange of old notes pursuant to the
                                 exchange offer should not be a taxable event to you for federal income tax purposes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the old notes differed with respect to transfer restrictions and registration rights.

ISSUER........................   True Temper Sports, Inc.

TOTAL AMOUNT OF NOTES
OFFERED.......................   $100 million in principal amount of 10 7/8%
                                 Series B senior subordinated notes due 2008.

MATURITY......................   December 1, 2008.

INTEREST......................   Annual rate: 10 7/8%.

                                 Payment frequency: every six months on June 1 and December 1.

                                 First payment: June 1, 1999.

OPTIONAL REDEMPTION...........   On or after December 1, 2003, we may redeem
                                 some or all of the exchange notes and any outstanding old notes at any time at the redemption prices listed in the section
                                 "Description of Notes" under the heading
                                 "Optional Redemption."

                                 Before December 1, 2001, we may redeem up to 35% of the exchange notes and old notes with the proceeds of public offerings of equity in our company at the price listed in the section "Description of Notes" under the heading "Optional Redemption." If less than 65% of exchange notes and old notes will remain outstanding immediately after any such redemption, we cannot effect such redemption.

CHANGE OF CONTROL.............   Before December 1, 2003, we may, upon the
                                 occurrence of a specific change of control event, redeem all of the exchange notes and any outstanding old notes. We may be required to offer to repurchase all or a portion of the exchange notes at a price of 101% of the face value of the exchange note, plus any accrued and unpaid interest if:

                                 - prior to December 1, 2003, we do not exercise
                                   our option upon the occurrence of a change of control event to redeem the exchange notes and any outstanding old notes, or

                                 - after December 1, 2003, a change of control
                                   event occurs.

RANKING OF THE EXCHANGE
NOTES.........................   Like the old notes, these exchange notes will
                                 be senior subordinated debts. See the section entitled "Incurrence of Indebtedness and
                                 Issuance of Preferred Stock" under "Description of Exchange Notes" for a description of the types of indebtedness we may and may not incur.

                                 The exchange notes rank

                                 - behind all of our current and future senior
                                   indebtedness, including all indebtedness under the senior credit facilities;

                                 - behind any other indebtedness that we are
                                   permitted to incur under the terms of the indenture with United States Trust Company of New York, as trustee, unless such indebtedness expressly provides that it is not senior to the exchange notes; and

                                 - equal with all of our other senior
                                   subordinated indebtedness.

                                 We are generally permitted to incur debt, notwithstanding the notes, only if we comply with financial ratios stipulated in the indenture. However, these financial ratios do not apply to indebtedness incurred for specific purposes which do not exceed stipulated amounts. This category of "permitted debts" is described in the indenture and allows us, for example, to incur debt represented by capital lease obligations, mortgage financings or purchase money obligations where such indebtedness is incurred for the purpose of constructing or improving property, plant or equipment used in our business, so long as the amount of the indebtedness does not exceed $10.0 million. In addition, we may incur debt in connection with the acquisition of assets, so long as the amount of indebtedness does not exceed $7.5 million and we have assumed the debt from the prior owner of the assets. We may also incur additional debt in the amount of $10.0 million to refund, refinance or replace our present indebtedness and we may provide guarantees in the ordinary course of business up to an amount of $5.0 million.

                                 The exchange notes will be subordinate to $37.5 million of senior debt.

BASIC COVENANTS OF THE
  INDENTURE...................   We will issue the exchange notes under an
                                 indenture with United States Trust Company of
                                 New York, as trustee. The indenture will, among other things, place certain limitations on our ability, and the ability of some of our subsidiaries, to:

                                      - borrow money or make certain restricted
                                        payments,

                                      - change the nature of the business,

                                      - pay dividends on stock or repurchase
                                        stock and certain subordinated
                                        obligations,

                                      - enter into sale and leaseback
                                        transactions,

                                      - make investments,

                                      - enter into transactions with affiliates,

                                      - use assets as security in other
                                        transactions,

                                      - create liens, and

                                      - sell certain assets or merge with or
                                        into other companies.

                                 For a more detailed description of the material covenants of the indenture, see the section "Description of Exchange Notes" under the heading, "Material Covenants" and "Merger, Consolidation or Sale of Assets."

MARKETABILITY.................   The exchange notes are new securities, and
                                 there is currently no established market for them. We do not intend to list the exchange notes on any securities exchange.

     The address for True Temper is 8275 Tournament Drive, Suite 200, Memphis, Tennessee 38125 and the telephone number is (901) 746-2000.

            TRUE TEMPER SPORTS, INC. & THE GOLF CLUB SHAFT INDUSTRY

     The following summary contains basic information about our company. It probably does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents to which we have referred.

                            TRUE TEMPER SPORTS, INC.

     We are the world's leading designer, manufacturer and marketer of golf club shafts, with a worldwide market share of over 35%. Since the 1930s, we have manufactured golf club shafts under the widely recognized True Temper brand. We believe that we have become the market leader in the golf club shaft industry by:

     - capitalizing on our technological leadership and leveraging the True Temper brand to successfully introduce new products;

     - differentiating our products on the basis of quality and performance;

     - maintaining long-standing relationships with a highly diverse customer base; and

     - continuously improving the manufacturing process to reduce costs.

     Our products include over 1,800 custom and 1,600 standard models of golf club shafts, including a full range of commercial and premium grade steel shafts and a full line of premium graphite shafts. We offer approximately 275 lines of steel shafts and market approximately 75 lines of premium graphite shafts.

     Since 1995 we have implemented a new business strategy to:

     - develop a customer-driven product segmentation strategy;

     - increase research and development spending to design new, higher margin products with significant performance-enhancing characteristics;

     - increase advertising and promotional spending to market our new products and support the True Temper brand;

     - re-engineer the manufacturing process to improve product quality and reduce costs; and

     - increase our market share in under-penetrated international markets.

     In 1998, our company recorded a loss before income taxes of $34.9 million. This amount included a non-cash goodwill write-off of $40.0 million, $5.7 million of recapitalization transaction expenses, $1.35 million in restructuring costs and $3.5 million of interest expense. For the year ended December 31, 1998, we generated EBITDA and Pro Forma EBITDA of $20.1 million and $20.6 million, respectively.

     When we refer to our EBITDA, we are referring to a measure of internal cash flow combining operating income with non-cash charges for depreciation, amortization of goodwill, goodwill write-off and recapitalization transaction expenses. Pro Forma EBITDA represents EBITDA plus corporate expenses and charges that have historically been allocated to True Temper by Black & Decker, less our estimate of True Temper's cost as a stand alone entity for the same services corresponding to such corporate expenses and charges.

     We believe that as a result of our business strategy, we have increased revenues and EBITDA, improved operating margins and gained market share. From 1996 to 1998, our revenues grew at a compound annual growth rate of 13.0% from $71.6 million to $91.5 million and our EBITDA grew at a compound annual growth rate of 23.4% to $20.1 million. During the same period, our EBITDA margin increased from 18.4% to 22.0%. For the year ended December 31, 1998, our revenues and EBITDA increased 10.7% to $91.5 million and 14.8% to $20.1 million, respectively, over the comparable period in 1997, and EBITDA margin grew from 21.2% to 22.0%.

GOLF INDUSTRY GROWTH

     Golf participation in the United States reached record levels in 1997, representing an approximately 15% increase over 1996. We believe that this increase reflects current trends that are driving the overall golf industry in general, and increased golf equipment sales in particular. Such trends include:

  - increased consumer spending since 1990 on recreational activities in general, and on golf equipment in particular;

  - growth in the number of golf courses;

  - increased interest in golf by women, junior and minority golfers;

  - projected population growth of golfers who are 40 to 60 years old, the segment of the population that generally plays the most rounds and spends the most on golf equipment;

  - projected population growth of individuals entering their 20s, the age when golfers generally begin playing golf;

  - significant increases in consumer advertising by the golf equipment industry; and

  - the rapid evolution of golf club designs and technology.

THE GOLF CLUB SHAFT INDUSTRY

     The golf club shaft market is comprised primarily of steel and graphite shafts. The worldwide steel shaft market is highly concentrated, with the three largest competitors comprising an aggregate market share of approximately 96%. Over the last 60 years, we have continually improved our manufacturing process to reduce costs and meet the stringent product specifications of our customers. We believe that our over 60% market share in steel golf club shafts, and our significant investment in equipment, product design and manufacturing innovation provide us with a significant advantage as a low cost producer in the steel shaft market.

     The production of graphite shafts is less capital intensive and requires a less customized manufacturing process than the production of steel shafts. The graphite shaft industry is highly fragmented and includes over 80 participants, with the top eight representing approximately 55% of the worldwide market. We believe that from 1991 to 1995, graphite shafts gained share of the overall shaft market due to the lightweight, vibration damping characteristics of graphite shafts, particularly for longer-shafted, larger-headed woods. Since 1995, however, the development of lower weight, higher performance steel shafts with greater consistency and durability has led to a renewed preference for steel shafts in the market for irons. We expect that the shift in golfers' preferences for steel shafted irons will continue as we continue to develop:

  - innovative, high performance steel shafts such as Sensicore; and

  - lightweight, high performance alternatives to graphite such as metal matrix composite shafts.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     Set forth below is our summary historical and pro forma financial data. The historical financial data for the four fiscal years ended December 31, 1998 have been derived from, and should be read in conjunction with, our audited financial statements and related notes included elsewhere in this prospectus. The historical financial data for the three month periods ended March 29, 1998 and April 4, 1999 have been derived from, and should be read in conjunction with, our unaudited interim financial statements included elsewhere in this prospectus. The pro forma statement of operations data for the year ended December 31, 1998 give effect to the transactions as if they were consummated at January 1, 1998. See "The Recapitalization of True Temper Corporation and the Transactions Consummated by True Temper Sports Inc. in Connection with the Funding of the Recapitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements and the related notes, and the pro forma financial information and the related notes included elsewhere in this prospectus.

                                                                             THREE MONTHS ENDED,
                                           YEAR ENDED DECEMBER 31,           --------------------
                                    --------------------------------------   MARCH 29,   APRIL 4,
                                     1995      1996      1997       1998       1998        1999
                                    -------   -------   -------   --------   ---------   --------
STATEMENT OF OPERATIONS DATA:
  Net sales.......................  $67,531   $71,603   $82,597   $ 91,450    $25,232    $23,406
  Gross profit....................   18,303    21,975    28,711     32,198      9,747      9,177
  Selling, general and
     administrative expenses......    9,668    11,145    13,324     13,464      3,649      3,969
  Allocated corporate
     expenses(1)..................    1,282       668       927        763        255         --
  Amortization of goodwill........    3,775     3,746     3,746      2,505        616        676
  Goodwill writeoff(2)............       --        --        --     40,000     40,000         --
  Recapitalization transaction
     expenses.....................       --        --        --      5,698         --         --
  Restructuring charges(3)........      421       492       520      1,150         --        133
  Operating income (loss).........    3,157     5,924    10,194    (31,382)   (34,773)     4,399
  Net income (loss)...............  $   486   $ 2,205   $ 4,863   $(37,811)   (37,026)       129
OTHER FINANCIAL DATA:
  EBITDA(4).......................  $10,501   $13,233   $17,543   $ 20,147    $ 6,686    $ 5,917
  Cash from operating
     activities...................    7,383     9,582    12,999      4,661        723      1,862
  Cash from (used in) investing
     activities...................      699    (2,784)   (2,439)    (8,531)      (553)      (325)
  Cash from (used in) financing
     activities...................   (8,154)   (6,462)  (10,054)     4,836       (925)      (462)
  EBITDA margin(4)................     15.5%     18.5%     21.2%      22.0%      26.5%      25.3%
  Capital expenditures............  $ 4,123   $ 2,784   $ 2,452   $  2,366        553        325
  Ratio of earnings to fixed
     charges(5)...................       --        --        --         --         --        1.2
PRO FORMA DATA:
  EBITDA(6).......................       --        --        --   $ 20,601
  EBITDA margin...................       --        --        --       22.5%
  Cash interest expense(7)........       --        --        --   $ 13,078

                                                                       AS OF
                                                              ------------------------
                                                              DECEMBER 31,    APRIL 4,
                                                                  1998          1999
                                                              ------------    --------
BALANCE SHEET DATA:
  Working capital(8)........................................    $  8,942         9,255
  Total assets..............................................     189,626       193,128
  Total debt(9).............................................     137,545       137,316
  Total stockholder's equity................................      34,879        35,008

------------------------------
 (1) Prior to the recapitalization, True Temper received certain services provided by Black & Decker that included cash management, tax reporting, risk management and internal audits. Charges for these corporate services were based upon a general allocation methodology determined by Black & Decker, and used to allocate all corporate overhead expenses to Black & Decker's operating divisions and subsidiaries. See Note 11 to the financial statements included elsewhere in this prospectus for a detailed discussion of these related party transactions, including management's estimate of the stand-alone costs for such services.
 (2) In connection with Black & Decker's change in accounting policy with respect to the measurement of goodwill impairment, $40.0 million of goodwill related to True Temper was written off effective January 1, 1998, as a change in accounting estimate inseparable from a change in principle. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 13 to the financial statements included elsewhere in this prospectus.
 (3) Reflects severance and other costs related to the consolidation of manufacturing and administrative facilities. Charges in 1998 and 1999 are directly related to the consolidation of True Temper's Olive Branch, Mississippi composite manufacturing operations into the El Cajon, California facility. See Note 5 to the financial statements included elsewhere in this prospectus.
 (4) EBITDA represents operating income or loss plus depreciation, amortization, and goodwill write-off and recapitalization transaction expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP").
 (5) Information relating to the ratio of earnings to fixed charges for fiscal years 1995 through 1998 and the three months ended March 29, 1998 has been excluded as the fixed charges were less than $200 for each period and thus immaterial for each of those years. In 1998, earnings on a historical and pro forma basis were not sufficient to cover fixed charges by $34,924 and $39,096, respectively, due to a $40,000 goodwill write-off taken as of January 1, 1998.
 (6) Pro Forma EBITDA represents EBITDA as defined in note (4), plus (1) corporate expenses and charges that have historically been allocated to True Temper by Black & Decker, less (2) our estimate of True Temper's costs as a stand alone entity for the same services corresponding to such corporate expenses and charges, plus (3) the Cornerstone management services fee under the Management Services Agreement totaling $125 for the fourth quarter of the year ended December 31, 1998. The Cornerstone management services fee is an obligation of True Temper and is contractually subordinated to all obligations under the notes and the senior credit facilities. Pro Forma EBITDA has not been adjusted by certain items which might permit additional analysis by investors. These items include (1) restructuring charges totaling $1,350 for the year ended December 31, 1998, including amounts recorded in cost of goods sold, (2) $1,229 of EBITDA generated by Grafalloy Corporation, a company we acquired on October 26, 1998, for the period from January 1, 1998 to the date of the acquisition and (3) $1,360 of anticipated net annual cost savings that the company's management believes will occur as a result of the integration of Grafalloy's operations into True Temper. Such cost savings included costs associated with the consolidation of redundant sales and manufacturing facilities, headcount reductions and material purchasing savings, net of anticipated incremental on-going costs of integrating Grafalloy.
 (7) Cash interest expense excludes amortization of deferred financing fees and other non-cash interest expenses.
 (8) Working capital excludes cash and cash equivalents.
 (9) Total debt includes long-term debt and capital lease obligations.

                                  RISK FACTORS

This prospectus includes "forward looking statements" including, in particular, the statements about our plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business". Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF OUR COMPANY AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE EXCHANGE NOTES. We have now and, after the exchange offer, will continue to have a significant amount of indebtedness. The following chart presents our total indebtedness and our indebtedness senior to the exchange notes as of April 4, 1999.


Total indebtedness..........................................               $137.3 million
Indebtedness senior to the exchange notes...................               $ 37.3 million

In 1998, our company recorded a loss before income taxes of $34.9 million. This loss included a non-cash goodwill write-off of $40.0 million, $5.7 million of recapitalization transaction expenses, $1.35 million in restructuring costs and $3.5 million of interest expense.

Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to these exchange notes;

     - increase our vulnerability to increases in interest rates because our secured credit facility, under which our indebtedness was $37.1 million as of April 4, 1999, is subject to a variable interest rate;

     - limit our ability to fund future working capital, capital expenditures, research and development costs, acquisitions and other general corporate requirements;

     - require approximately $13.1 million of our annual cash flow from operations for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, acquisitions and other general corporate purposes;

     - limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     -  limit our ability to borrow additional funds.

Any of the above listed factors could materially adversely affect us. See "Description of the Senior Credit Facilities" and "Description of Exchange Notes" where we describe in more detail the priority afforded to our lenders, the limitations affecting our company as a result of the agreement we have with our lenders and the terms and conditions of the exchange notes.

ABILITY TO SERVICE DEBT -- DUE LARGELY TO FACTORS BEYOND OUR CONTROL, WE MAY NOT IN THE FUTURE BE ABLE TO GENERATE THE CASH WE NEED TO SERVICE OUR
INDEBTEDNESS. Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior bank facilities will be adequate to meet our future liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior bank facilities in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these exchange notes on or before maturity. We might not be able to refinance any of our indebtedness, including the senior credit facilities and these exchange notes, on commercially reasonable terms or at all.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE EXCHANGE NOTES IS JUNIOR TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND IT IS POSSIBLE THAT YOU MAY RECEIVE NO COMPENSATION OF ANY KIND IN THE EVENT OF A BANKRUPTCY OR LIQUIDATION OF OUR COMPANY OR ANY SUCH SIMILAR PROCEEDING AFFECTING US. These exchange notes rank behind all of our existing and future senior indebtedness, including all indebtedness under the senior credit facilities, and any other indebtedness that we are permitted to incur under the terms of the indenture unless such future indebtedness expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes. As a result, upon any distribution to our creditors in a bankruptcy or similar proceeding relating to us, the holders of senior indebtedness of our company will be entitled to be paid in full in cash before any payment may be made with respect to these exchange notes. See "Description of Exchange Notes" under the heading "Subordination" for a more detailed description of the priority afforded to our lenders and the terms and conditions relating to the rank of the exchange notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company, holders of the exchange notes will participate with all other holders of subordinated indebtedness of our company in the assets remaining after we have paid all of the senior debt. Because our senior debt must be paid first, you may receive less than holders of senior debt in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, therefore, holders of exchange notes may receive ratably less than the holders of senior debt.

DEPENDENCE ON DISCRETIONARY CONSUMER SPENDING -- SALES OF GOLF CLUBS ARE DEPENDENT ON DISCRETIONARY CONSUMER SPENDING WHICH MAY BE AFFECTED BY GENERAL ECONOMIC CONDITIONS SUCH AS A DECREASE IN CONSUMER SPENDING ON GOLF EQUIPMENT. In addition, our future results of operations could be affected adversely by a number of other factors that influence discretionary consumer spending including, unseasonal weather patterns, demand for our existing and future products, new product introductions by our competitors, an overall decline in participation in golf activities, shifting consumer preferences for graphite, steel golf club shafts or other materials that we currently do not produce, and competitive pressures that otherwise result in lower than expected average selling prices. Any one or more of these factors could result in our failure to achieve our expectations as to future sales or earnings. Because most operating expenses are relatively fixed in the short-term, we may be unable to adjust spending to compensate for any unexpected sales shortfall, which could adversely affect our results of operations.

NEW PRODUCT INTRODUCTION -- THERE CAN BE NO ASSURANCE THAT WE WILL CONTINUE TO DEVELOP COMPETITIVE PRODUCTS, DEVELOP OR USE TECHNOLOGY ON A TIMELY OR COMPETITIVE BASIS OR OTHERWISE RESPOND TO EMERGING MARKET TRENDS. Because the introduction of new golf club shafts using steel, graphite or other composite materials is critical to our future success, our continued growth will depend, in large part, on our ability to successfully develop and introduce new products in the marketplace. Should golf consumers prefer to use golf clubs made from materials other than steel or graphite, there could be a material adverse effect on the results of our operations. In addition, the design of new golf clubs is also greatly influenced by the rules and interpretations of the U.S. Golf Association. Although the golf equipment standards established by the USGA generally apply mainly to competitive events sanctioned by that organization, we believe that it is critical for our future success that our new shafts comply with USGA standards. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of our products.

LABOR RELATIONS -- IF ANY LABOR DISRUPTION OR WORK STOPPAGES AFFECT OUR EMPLOYEES, THE RESULTS OF OUR OPERATION COULD BE ADVERSELY AFFECTED. At April 4, 1999, we employed approximately 815 full-time individuals. Of these, approximately 378 hourly employees at our Amory, Mississippi facility are represented by the United Steel Workers of America. Although we believe that relations with our employees and the union are generally good, there can be no assurance that we will not be subject to work stoppages or other labor disruption and, if such events were to occur, that there would not be a material adverse effect on our results of operations.

NO EXPERIENCE AS A STAND ALONE COMPANY -- SINCE WE HAVE NEVER OPERATED AS AN INDEPENDENT COMPANY, WE CANNOT ASSURE YOU THAT WE WILL BE SELF-SUFFICIENT IN OUR NEED FOR GENERAL AND ADMINISTRATIVE SERVICES OR BE ABLE TO OBTAIN THEM AT FAVORABLE PRICES. In the past we have benefited from Black & Decker's provision of general and administrative services. These services include treasury, tax, risk management, employee benefits administration, certain legal services, internal audit and other administrative functions. We have entered into a transition services agreement with Black & Decker pursuant to which Black & Decker has agreed to continue providing us with some of these services for up to 12 months after the date on which the notes were originally sold, November 18, 1998. Upon the expiration of this agreement, however, our failure to obtain these services ourselves could have a material adverse effect on our results of operations.

COMPETITION WITH OTHER GOLF CLUB SHAFT DESIGNERS AND MANUFACTURERS -- WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT AND COMPETE AGAINST A NUMBER OF ESTABLISHED GOLF CLUB SHAFT DESIGNERS, MANUFACTURERS AND DISTRIBUTORS. We also compete indirectly with manufacturers that produce shafts internally and face potential competition from golf club manufacturers that currently purchase golf club shaft components from third parties but which may have, develop or acquire the ability to manufacture shafts internally. Unlike the steel shaft industry, the graphite shaft industry is highly fragmented. As a result, we compete with many players involved in the design and manufacture of graphite shafts. See
"Business -- Competition" for a description of the bases on which we compete and the number of competitors in our industry.

FLUCTUATIONS IN COST AND AVAILABILITY OF RAW MATERIAL -- SINCE OUR COMPANY IS DEPENDENT UPON CERTAIN DOMESTIC SUPPLIERS FOR STEEL AND GRAPHITE PREPREG, WE ARE SUBJECT TO PRICE INCREASES AND DELAYS IN RECEIVING SUPPLIES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS. We are subject to price increases in raw materials used in the manufacture of golf club shafts and to delays in receiving supplies. Golf club shaft raw materials, principally steel and a graphite fiber composite known as "prepreg", represent a significant portion of the manufacturing cost of a golf club shaft.

     We expect to introduce products that are manufactured using metal matrix composites, a material combining steel and graphite, in 1999. The metal matrix composites are currently obtained from one supplier. There can be no assurance that we will continue to obtain such materials on favorable terms or at all. The failure to obtain such materials could have a material adverse effect on our results of operations.

PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY -- THERE CAN BE NO ASSURANCE THAT THE PATENTS WE HOLD RELATING TO CERTAIN OF OUR PRODUCTS AND TECHNOLOGIES OFFER COMPLETE PROTECTION AGAINST INFRINGEMENT OF OUR PROPRIETARY RIGHTS BY OTHERS. We currently hold 12 U.S. patents relating to various products and proprietary technologies, including the Sensicore technology, and have ten patent applications pending. There can be no assurance, however, as to the degree of protection afforded by these patents or as to the likelihood that patents will be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may not protect our products. Additionally, the U.S. patents that we hold do not preclude competitors from developing or marketing products similar to our products in international markets.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS -- WE ARE SUBJECT TO FEDERAL, STATE, AND LOCAL ENVIRONMENTAL AND WORKPLACE HEALTH AND SAFETY LAWS, REGULATIONS AND REQUIREMENTS WHICH, IF CONTRAVENED, COULD RESULT IN SIGNIFICANT COSTS TO OUR COMPANY. Our manufacturing operations involve the use of hazardous substances and should there be a release of such substances from our facilities, we may be held liable. Although we believe we are in material compliance with all such laws, regulations and requirements, instances of noncompliance could occur or be identified in the future. The penalties or corrective action costs associated with noncompliance could be material. In addition, we may receive notices of potential liability pursuant to federal or state laws for cleanup costs associated with waste recycling or disposal facilities at which wastes associated with our operations have allegedly come to be located.

RESTRICTIONS IMPOSED BY THE SENIOR CREDIT FACILITIES AND THE INDENTURE -- WE ARE SUBJECT TO RESTRICTIONS CONTAINED IN OUR SENIOR BANK FACILITIES AND IN THE INDENTURE. FAILURE TO COMPLY WITH ANY OF THE RESTRICTIONS COULD RESULT IN ACCELERATION OF OUR DEBT. The senior credit facilities and the indenture restrict our ability to:

     -  incur additional indebtedness;

     -  pay dividends and make distributions; and

     -  make certain investments, loans, or advances.

In the event that we fail to comply with any of these restrictions, we will be required to pay to our lenders our outstanding debt or we may be subject to foreclosure on the collateral securing our obligations under the senior credit facilities. Should any such event of default occur, our lenders will be entitled to full repayment before any payment may be made with respect to these exchange notes.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE REPURCHASE OPTION CONTAINED IN THE
INDENTURE. Upon the occurrence of certain specific kinds of change of control events, you will have the right to require us to repurchase all or a portion of your exchange notes. The repurchase price will be 101% of the face value of the exchange note, plus any accrued and unpaid interest. However, it is possible that we will not have sufficient funds at the time of the change of control event to make the repurchases or that restrictions in our senior bank facilities will not allow us to make such repurchases. If we are unable to repurchase all or a portion of your exchange notes in the event of a change of control, we would be in default of the indenture. If this default is continuing, this trustee or holders of at least 25% in principal amount of the outstanding notes may declare all the notes to be due and payable immediately. However, any such acceleration in the payment of the notes is subject to the prior payment of all our indebtedness under the senior credit facilities.

     The definition of "change of control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets taken as a whole. There is no precise established definition of the phrase "all or substantially all." Accordingly, your ability to require us to repurchase the notes as a result of a sales, lease, conveyance or other disposition of less than all of our assets taken as a whole may be uncertain. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of the Senior Credit Facilities" and "Description of Notes -- Change of Control" for a more detailed discussion of the priority afforded to our lenders and of the terms and conditions of the notes that may affect whether you are paid if the repurchase option is exercised or if there is a change in control.

CONFLICT BETWEEN INTERESTS OF PRINCIPAL STOCKHOLDERS AND INTERESTS OF NOTEHOLDERS -- BY ACTING COLLECTIVELY, THE INVESTORS THAT BENEFICIALLY OWN MOST OF THE VOTING STOCK OF OUR PARENT COMPANY, TRUE TEMPER CORPORATION, HAVE THE ABILITY TO ELECT THE ENTIRE BOARD OF DIRECTORS AND ADVANCE THEIR OWN INTERESTS, EVEN WHEN THESE INTERESTS ARE IN CONFLICT WITH THOSE OF NOTEHOLDERS. Following the offering, Cornerstone Equity Investors and Emhart Industries, Inc., a subsidiary of Black & Decker, will beneficially own approximately 89% and 6%, respectively, of the voting power of the common stock of True Temper Corporation, the company that holds all of our company's capital stock. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of the holders of the exchange notes. In addition, Cornerstone Equity Investors and these certain other investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the exchange notes. See "Management," "Security Ownership of Certain Beneficial Owners and Management," and "Certain Relationships and Related Transactions" for a description of the ownership interests that Cornerstone Equity Investors and the other principal stockholders hold in our company.

FRAUDULENT TRANSFER -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID SUBORDINATE CLAIMS IN RESPECT OF THE NOTES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, claims in respect of the exchange notes could be subordinated to all of our other debts if, among other things:

     - We incurred such indebtedness with the intent of hindering, delaying or defrauding then-existing or future creditors;

     - We received less than reasonably equivalent value or fair consideration for incurring such indebtedness and, at the time of the incurrence of such indebtedness, we:

         1.  were insolvent or rendered insolvent by reason of such incurrence;

         2. were engaged in a business or transaction for which the assets remaining with our company constituted unreasonably small capital; or

         3. intended to incur, or believed that we would incur, debts beyond our ability to pay as they mature; or

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets; or

     - if the present fair saleable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

     -  we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

NO PRIOR MARKET FOR EXCHANGE NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE EXCHANGE NOTES. Prior to this offering, there was no public market for these exchange notes. In addition, the liquidity of the trading market in these exchange notes, and the market price quoted for these exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these exchange notes.

YEAR 2000 ISSUE -- IF OUR COMPUTER SYSTEMS AND SOFTWARE FAIL TO COMPLY WITH YEAR 2000 REQUIREMENTS, THERE COULD BE A MATERIALLY ADVERSE EFFECT ON OUR
COMPANY. The "year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. Currently, many computer \systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such year 2000 requirements. If we, or third parties with which we do business, fail to comply with year 2000 requirements our company could be materially adversely impacted.

                THE RECAPITALIZATION OF TRUE TEMPER CORPORATION
                      AND THE TRANSACTIONS CONSUMMATED BY
                     TRUE TEMPER SPORTS, INC. IN CONNECTION
                    WITH THE FUNDING OF THE RECAPITALIZATION

THE RECAPITALIZATION

     On September 29, 1998, True Temper Subsidiary, Inc. changed its name to True Temper Sports Inc. True Temper Sports, Inc., or "True Temper", is the operating company and the issuer of the senior subordinated notes to which this exchange offer relates. Also on September 29, 1998, True Temper Sports, Inc. changed its name to True Temper Corporation. Prior to changing its name to True Temper Corporation, True Temper Sports, Inc. was recapitalized in accordance with the terms of a Reorganization, Recapitalization and Stock Purchase Agreement that was executed on June 29, 1998 between True Temper Sports, Inc., The Black & Decker Corporation and True Temper Sports, LLC. True Temper Sports, LLC is an investment vehicle formed at the time of the recapitalization through which Cornerstone Equity Investors, L.L.C. and Goldman Sachs & Co. invested in our company. True Temper Sports, LLC holds most of the issued and outstanding common stock of True Temper Corporation, our parent company. Prior to the recapitalization, Black & Decker, through some of its subsidiaries, beneficially owned all of the issued and outstanding capital stock of True Temper Sports, Inc. The recapitalization which closed on September 30, 1998, encompassed the following transactions, all of which are collectively referred to in this prospectus as the "transactions":

          (1) Black & Decker caused two of its wholly-owned subsidiaries, Emhart Industries, Inc. and Emhart Inc., to contribute assets to True Temper Corporation relating exclusively to the operations of True Temper as conducted by Black & Decker and its subsidiaries prior to the recapitalization in exchange for shares of True Temper Corporation's common stock and senior preferred stock;

          (2) prior to the closing of the recapitalization, Black & Decker caused some of its other subsidiaries to contribute to True Temper Corporation assets used exclusively in True Temper's operations in exchange for promissory notes of True Temper Corporation;

          (3) True Temper Corporation contributed the assets to our company as a capital contribution;

          (4) True Temper Corporation used the net proceeds of a senior subordinated increasing rate note and a senior increasing rate discount note, as well as borrowings under the senior credit facilities, to redeem a portion of the equity interests held by Emhart Industries, Inc. and Emhart Inc., and to repay the promissory notes. The following information relates to the senior subordinated increasing rate note and the senior increasing rate discount note:

             (a) We issued the senior subordinated increasing rate note in the amount of $100.0 million to True Temper Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and True Temper Corporation issued the senior increasing rate discount note to Emhart, Inc. in the amount of $25.0 million; and

             (b) The senior subordinated increasing rate note was cancelled on November 23, 1998 upon payment by True Temper of $100.0 million plus accrued interest to True Temper Funding Inc. The senior increasing rate discount note bears interest equal to the greater of The Bank of New York's prime rate as in effect from time to time plus 2.00% or 9.75% per annum as of November 18, 1998. This rate is subject to increase beginning March 31, 1999. Interest on the senior increasing rate discount note accrues and is not payable in cash until its maturity date, September 30, 2009;

     and

          (5) True Temper Sports, LLC, purchased a portion of the equity interests held by Emhart Industries, Inc. and Emhart Inc.

As a result of the recapitalization and the private placement of the notes, the equity investor and Emhart Industries, Inc. indirectly own securities representing approximately 89% and 6%, respectively, of the voting power of True Temper Corporation's outstanding capital stock. In addition, in connection with the recapitalization, our management acquired common stock representing approximately 5% of the voting power of True Temper Corporation's outstanding capital stock.

     The transactions contemplated by the recapitalization agreement were funded by:

          (1) the net proceeds from the senior subordinated increasing rate note and the senior increasing rate discount note;

          (2) $30.0 million of borrowings by True Temper under the term loan facilities of the senior credit facilities;

          (3) a $58.7 million equity investment by the equity investor, True Temper Sports, LLC, in True Temper Corporation;

          (4) an investment of $0.4 million by our management in the common stock of True Temper Corporation; and

          (5) equity of True Temper Corporation held by Emhart Industries, Inc. having an imputed value of $3.7 million.

     In addition to serving as the initial purchaser of the old notes, DLJ or its affiliates were involved in the transactions as follows:

          (1) an affiliate of DLJ financed a portion of the recapitalization in exchange for the senior subordinated increasing rate note and customary fees;

          (2) DLJ rendered financial advisory services to Black & Decker in connection with the transactions, for which it received customary fees; and

          (3) DLJ served as arranger and its affiliate served as syndication agent, both under the senior credit facilities.

SENIOR CREDIT FACILITIES

     As part of the transactions, we entered into a credit agreement with a syndicate of financial institutions for which DLJ acted as arranger and DLJ Capital Funding, Inc. acted as documentation and syndication agent. The senior credit facilities are comprised of a non-amortizing revolving credit facility of up to $20.0 million and term loans in an aggregate principal amount of $37.5 million, consisting of a $10.0 million term A loan facility due 2004 and a $27.5 million term B loan facility due 2005. The recapitalization, our acquisition of Grafalloy and the fees and expenses related to the transactions were funded by:

          - the borrowings under the senior credit facilities;

          - the aggregate gross proceeds from the senior subordinated increasing rate note and the senior increasing rate discount note;

          - the equity of True Temper Corporation held by True Temper Sports,
            LLC;

          - the proceeds of management's purchase of our parent company's common stock; and

          - the equity of True Temper Corporation held by Emhart Industries,
            Inc.

     In addition, the senior credit facilities will provide financing for future working capital, capital expenditures and other general corporate purposes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

     The net proceeds from the sale of the old notes on November 18, 1998, after deducting expenses of the offering, including discounts to DLJ, were approximately $96.2 million. The net proceeds, together with borrowings under the senior credit facilities, were used to repay all amounts outstanding under the senior subordinated increasing rate note. Gross proceeds from this note and borrowings under the senior credit facilities were distributed to True Temper Corporation as a cash dividend, and together with the equity interest held by True Temper Sports, LLC, the senior increasing rate discount note, management's purchase of our parent company's common stock and the equity of True Temper Corporation held by Emhart Industries, Inc., were used to consummate the recapitalization, to fund our acquisition of Grafalloy and to pay fees and expenses.

     The senior increasing rate discount note which True Temper Corporation issued to Emhart Inc., an affiliate of Black & Decker, bears interest equal to the greater of The Bank of New York's prime rate as in effect from time to time plus 2.00% or 9.75% per annum as of November 18, 1998. This rate is subject to increase beginning March 31, 1999. Interest on this note accrues and is not payable in cash until its maturity date, September 30, 2009.

     The following table sets forth the sources and uses of funds in connection with the recapitalization.

                                                                DOLLARS IN MILLIONS
                                                                -------------------
SOURCES OF FUNDS(1):
Senior Credit Facilities:
  Revolving Credit Facility(2)..............................    $                --
  Term Loans(3).............................................                   30.0
Notes.......................................................                  100.0
Senior Increasing Rate Discount Note........................                   25.0
Equity Investment(4)........................................                   62.8
                                                                -------------------
          Total sources.....................................    $             217.8
                                                                ===================
USES OF FUNDS(1):
Recapitalization............................................    $             206.4
Transaction expenses(5).....................................                   11.4
                                                                -------------------
          Total uses........................................    $             217.8
                                                                ===================

---------------
(1) Assumes that the notes were issued and borrowings under the senior credit facilities were made on September 29, 1998 and, accordingly, does not reflect the issuance of the senior subordinated increasing rate note as a source of funds or the repayment of this note as a use of funds.

(2) Following the transactions, the revolving credit facility had total availability of $20.0 million, subject to satisfaction of certain conditions. See "Description of Senior Credit Facilities" for a description of the revolving credit facility, as well as of the term loans, under the senior credit facilities.

(3) Borrowings under the term loans were distributed to True Temper Corporation in the form of a cash dividend. Additionally, we borrowed $7.5 million under the term loans on September 30, 1998 primarily to fund the acquisition of Grafalloy.

(4) Comprised of gross proceeds from True Temper Sports, LLC's contribution of $58.7 million, the management's purchase of our parent company's common stock for $0.4 million and equity of True Temper Corporation held by Emhart Industries, Inc. having an imputed value of $3.7 million.

(5) Reflects fees and expenses related to the transactions and the offering of the old notes.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of True Temper as of April 4, 1999. This table should be read in conjunction with the "Selected Historical Financial Data," our financial statements and related notes included elsewhere in this prospectus.

                                                              (DOLLARS IN MILLIONS)
Senior Credit Facilities:
  Revolving Credit Facility(1)..............................         $    --
  Term Loans(2).............................................            37.1
Notes.......................................................           100.0
Other(3)....................................................             0.2
                                                                     -------
          Total debt........................................           137.3
Stockholder's equity........................................            35.0
                                                                     -------
          Total capitalization..............................         $ 172.3
                                                                     =======

------------------------------
(1) The revolving credit facility, which provides for revolving loans in the aggregate principal amount of $20.0 million, was undrawn at April 4, 1999.

(2) Borrowings under the term loans were distributed to True Temper Corporation in the form of a cash dividend.

(3) Represents capital lease obligations.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (dollars in thousands)

     Set forth below are our selected historical financial and other financial data for the five fiscal years ended December 31, 1998 and the first quarters of 1998 and 1999. The historical financial data have been derived from, and should be read in conjunction with, our audited financial statements and related notes and the unaudited interim financial statements and related notes, both included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the related notes included elsewhere in this prospectus.

                                                                                                         THREE MONTHS ENDED
                                                                                                        --------------------
                                                             YEAR ENDED DECEMBER 31,                    MARCH 29,   APRIL 4,
                                            ---------------------------------------------------------   ---------   --------
                                              1994       1995       1996       1997         1998          1998        1999
                                            --------   --------   --------   --------   -------------   ---------   --------
STATEMENT OF OPERATIONS DATA:
  Net sales..............................   $ 76,505   $ 67,531   $ 71,603   $ 82,597      $91,450        25,232      23,406
  Gross profit...........................     20,986     18,303     21,975     28,711       32,198         9,747       9,177
  Selling, general and administrative
    expenses.............................      9,998      9,668     11,145     13,324       13,464         3,649       3,969
  Allocated corporate expenses(1)........      1,445      1,282        668        927          763           255          --
  Amortization of goodwill...............      3,775      3,775      3,746      3,746        2,505           616         676
  Goodwill writeoff(2)...................         --         --         --         --       40,000        40,000          --
  Recapitalization transaction
    expenses.............................         --         --         --         --        5,698            --          --
  Restructuring charges(3)...............      2,579        421        492        520        1,150            --         133
  Operating income (loss)................      3,189      3,157      5,924     10,194      (31,382)      (34,773)      4,399
  Net income (loss)......................        491   $    486   $  2,205   $  4,863      (37,811)      (37,026)        129
OTHER FINANCIAL DATA:
  EBITDA(4)..............................   $ 10,365   $ 10,501   $ 13,233   $ 17,543      $20,147         6,686       5,917
  Cash from operating activities(5)......         --      7,383      9,582     12,999        4,661           723       1,862
  Cash from (used in) investing
    activities(5)........................         --        699     (2,784)    (2,439)      (8,531)         (553)       (325)
  Cash from (used in) financing
    activities(5)........................         --     (8,154)    (6,462)   (10,054)       4,836          (925)       (462)
  EBITDA margin(4).......................       13.5%      15.5%      18.5%      21.2%        22.0%         26.5%       25.3%
  Depreciation and amortization..........   $  7,176   $  7,344   $  7,309   $  7,349      $ 5,831         1,459       1,518
  Capital expenditures...................      3,370      4,123      2,784      2,452        2,366           553         325
  Ratio of earnings to fixed
    charges(6)...........................         --         --         --         --           --            --         1.2
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(7).....................   $    616   $  6,604   $  6,627   $  6,418      $ 8,942                     9,255
  Total assets...........................    188,292    168,533    163,186    160,341      189,626                   193,128
  Total debt(8)..........................         --         --        362        349      137,545                   137,316
  Total stockholder's equity.............    169,552    158,164    151,907    146,716       34,879                    35,008

------------------------------
(1) Prior to the recapitalization, True Temper received certain services provided by Black & Decker that included cash management, tax reporting, risk management and internal audits. Charges for these corporate services were based upon a general allocation methodology determined by Black & Decker, and used to allocate all corporate overhead expenses to Black & Decker's operating divisions and subsidiaries. See Note 11 to the financial statements included elsewhere in this prospectus for a detailed discussion of these related party transactions, including management's estimate of the stand-alone costs for such services.

(2) In connection with Black & Decker's change in accounting policy with respect to the measurement of goodwill impairment, $40.0 million of goodwill related to True Temper was written off, effective January 1, 1998, as a change in accounting estimate inseparable from a change in principle. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 13 to the financial statements included elsewhere in this prospectus.

(3) Reflects severance and other costs related to the consolidation of manufacturing and administrative facilities. Charges in 1998 are directly related to the consolidation of True Temper's Olive Branch, Mississippi composite manufacturing operations into the El Cajon, California facility. See Note 5 to the financial statements included elsewhere in this prospectus.

(4) EBITDA represents operating income or loss plus depreciation, amortization, goodwill write-off, and recapitalization transaction expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(5) Financial information relating to cash from operating, investing and financing activities for 1994 is not readily available and thus has not been included.

(6) Information relating to the ratio of earnings to fixed charge for 1994 through 1997 has been excluded as the fixed charges were less than $200 for each of 1994, 1995, 1996 and 1997 and thus immaterial for each of those years. Earnings were not sufficient to cover fixed charges by $37,811 in 1998, due to a $40,000 goodwill write-off taken as of January 1, 1998.

(7) Working capital excludes cash and cash equivalents.

(8) Total debt includes long-term debt and capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the more detailed information in the financial statements and the Unaudited Pro Forma Financial Information, including the related notes, appearing elsewhere in this prospectus.

COMPANY OVERVIEW

     True Temper Sports, Inc. or "True Temper", a wholly owned subsidiary of True Temper Corporation, is a leading designer, manufacturer and marketer of both steel and composite graphite golf club shafts for original equipment manufacturers and distributors in the golf equipment industry. In addition, True Temper produces and sells a variety of specialty tubing products that offer high strength and tight tolerance tubular components to the bicycle, automotive and recreational sports markets. In 1998, golf shaft sales represented 96% of total revenues, and specialty-tubing sales represented 4%.

     On September 30, 1998 True Temper Corporation was recapitalized in a transaction that was accounted for as a leveraged recapitalization. For a more detailed discussion of the accounting treatment of this transaction, see the notes to the financial statements for further details. Prior to this date, True Temper operated as a wholly owned subsidiary of the Black & Decker Corporation. For the periods through September 29, 1998, the accompanying financial statements include all revenues of True Temper, all items of expense directly incurred by it and expenses charged or allocated to it by Black & Decker in the ordinary course of business. These allocated corporate expenses are discussed further in this Management's Discussion and Analysis and the notes to the financial statements.

     On October 26, 1998 True Temper acquired substantially all of the assets of Grafalloy Corporation, a wholly owned subsidiary of The American Materials & Technologies Corporation located in El Cajon, California, for approximately $6.2 million in cash. For the purposes of the financial statements, the acquisition was accounted for as a purchase and, accordingly, Grafalloy's results are included in the accompanying financial statements as of the date of acquisition.

     Since 1995, under the direction of a new senior management team led by Scott Hennessy, True Temper has implemented a new business strategy to:

     (1) develop a customer-driven product strategy;

     (2) focus research and development efforts to design new, higher margin products with significant performance-enhancing characteristics;

     (3) target advertising and promotional spending, including television, to market True Temper's new products and support the True Temper brand;

     (4) re-engineer the manufacturing process to improve product quality and reduce costs; and

     (5) increase True Temper's market share in under-penetrated international markets.

RESULTS OF OPERATIONS

     The following table sets forth the components of net income as a percentage of net sales for the periods indicated:

                                                       FOR THE THREE
                                                       MONTHS ENDED          FOR THE YEARS ENDED
                                                   ---------------------         DECEMBER 31,
                                                   APRIL 4,    MARCH 29,   ------------------------
                                                     1999        1998       1998     1997     1996
                                                   --------    ---------   ------    -----    -----
Net sales......................................     100.0%      100.0%      100.0%   100.0%   100.0%
Cost of sales..................................      60.8         61.4       64.8     65.2     69.3
     Gross profit..............................      39.2         38.6       35.2     34.8     30.7

                                                       FOR THE THREE
                                                       MONTHS ENDED          FOR THE YEARS ENDED
                                                   ---------------------         DECEMBER 31,
                                                   APRIL 4,    MARCH 29,   ------------------------
                                                     1999        1998       1998     1997     1996
                                                   --------    ---------   ------    -----    -----
Selling, general and administrative expenses...      17.0         15.5       15.6     17.3     16.5
Amortization of goodwill.......................       2.9          2.4        2.7      4.5      5.2
Write-off of goodwill..........................       0.0        158.5       43.7      0.0      0.0
Restructuring costs............................       0.6          0.0        1.3      0.6      0.7
Recapitalization transaction expenses..........       0.0          0.0        6.2       --       --
     Operating income (loss)...................      18.8       (137.8)     (34.3)    12.3      8.3
Interest expenses..............................      16.1          0.0        3.8       --       --
Other expenses, net............................       0.0          0.2        0.1      0.1      0.1
     Earnings (loss) before income taxes.......       2.7       (138.0)     (38.2)    12.3      8.2
Income taxes...................................       2.2          8.7        3.2      6.4      5.1
     Net income (loss).........................       0.6%      (146.7)%    (41.3)%    5.9%     3.1%
EBITDA.........................................                              22.0%    21.2%    18.5%

  FIRST QUARTER ENDED APRIL 4, 1999 COMPARED TO THE FIRST QUARTER ENDED MARCH 29, 1998

     NET SALES for the first quarter of 1999 decreased $1.8 million, or 7.2%, to $23.4 million from $25.2 million in the first quarter of 1998. Golf shaft sales decreased $1.8 million, or 7.3%, to $22.5 million in the first quarter of 1999 from $24.3 million in the first quarter of 1998. This decrease in sales was driven by decreased unit sales for both the premium and commercial steel shaft products. We attribute this decline in steel shaft sales to the general softness in the entire golf equipment industry and the resulting build up of inventory in both the original equipment manufacturer and the distributor channels. Graphite shaft sales increased in the first quarter of 1999 with the incremental volume from our acquisition of Grafalloy. Specialty tubing sales were flat at $0.9 million in the first quarter of each year.

     Net sales to international customers decreased $0.7 million or 16.5% to $3.6 million in the first quarter of 1999 from $4.3 million in the first quarter of 1998. This decrease is driven by soft sales in Europe and Australia, which have been affected by general industry trends and the Asian economy, respectively, offset by increased sales in Japan where we continue to gain market share since opening our Japanese office in 1997.

     GROSS PROFIT for the first quarter of 1999 decreased $.6 million or 5.8% to $9.2 million from $9.8 million in the first quarter of 1998. Gross profit as a percentage of net sales increased to 39.2% in 1999 from 38.6% in 1998. Although the sales for the higher margin steel shafts declined, and sales for the lower margin graphite shafts increased between periods, our gross profit margin increased because we sold a greater percentage of both steel and graphite shaft models with higher gross profit margins than in the same period from 1998. In addition, gross profit margin improved from selling price changes and ongoing cost reduction programs.

     SELLING, GENERAL AND ADMINISTRATIVE expenses increased $0.1 million or 1.7% to $4.0 million in the first quarter of 1999 from $3.9 million in the first quarter of 1998. SG&A as a percentage of net sales increased to 17.0% in 1999 from 15.5% in 1998. The increase in SG&A spending reflects the impact of adding the Grafalloy operations, offset primarily by the cost savings from the restructuring and integration programs as well as other cost reduction initiatives.

     OPERATING INCOME for the first quarter of 1999 increased by $39.2 million to $4.4 million of income from an operating loss of $34.8 million in the first quarter of 1998. In addition to the impact on operating income from the gross profit and SG&A items discussed above, the 1998 first quarter operating income was negatively impacted by the $40.0 million write-off of True Temper's goodwill. This write-off was recorded in January 1998 by Black & Decker, formerly our parent company. Excluding the impact of the goodwill write-off, operating income would have decreased by $.8 million or 15.8% to $4.4 million in 1999 from $5.2 million in 1998, and operating income as a percentage of net sales would have decreased to 18.8% from 20.7%.

     INTEREST EXPENSE for the first quarter of 1999 increased to $3.8 million from $0 in the first quarter of 1998. In 1998, while we were owned by Black & Decker, none of Black & Decker's consolidated indebtedness was directly attributable to our assets and, accordingly, no debt of Black & Decker or related interest expense was allocated to True Temper. Subsequent to the recapitalization on September 30, 1998, we began to record interest expense in the fourth quarter related to our senior subordinated notes and senior credit facilities.

     INCOME TAXES for the first quarter of 1999 decreased by $1.7 million to $0.5 million from $2.2 million in the first quarter of 1998. The effective tax rate during these periods differs from a federal statutory rate of 34% due primarily to the non-deductible portion of goodwill amortization for both periods, the goodwill write-off in 1998, and the incremental tax rate for state and foreign income tax purposes.

     NET INCOME for the first quarter of 1999 increased by $37.2 million to net income of $0.1 million from a net loss of $37.0 million in the first quarter of 1998. This increase is reflective of the profit impact from the items described above. Excluding the impact of the $40.0 million write-off of True Temper goodwill, net income would have decreased by $2.9 million to $0.1 million in the first quarter of 1999 from $3.0 million in 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     NET SALES for 1998 increased $8.9 million, or 10.7%, to $91.5 million from $82.6 million in 1997. Golf shaft sales increased $10.2 million, or 13.1%, to $87.5 million in 1998 from $77.3 million in 1997. This increase in sales was driven by increased unit sales for both the premium and commercial steel shaft products. Sales of graphite shafts were relatively unchanged between 1997 and 1998. Specialty tubing sales decreased $1.3 million, or 24.2%, to $4.0 million from $5.3 million. This reduction in tubing sales was driven by declining sales of bicycle tubing because of softness in the bicycle industry.

     Net sales to international customers increased $0.7 million, or 4.8%, to $14.8 million in 1998 from $14.1 million in 1997. Higher unit volumes drove this increase from market share gains in Japan, offset by reduced sales in the South Pacific resulting from weak consumer demand and currency devaluation.

     GROSS PROFIT for 1998 increased $3.5 million, or 12.1%, to $32.2 million from $28.7 million in 1997. Gross profit as a percentage of net sales increased to 35.2% in 1998 from 34.8% in 1997. Gross profit grew with the increased sales volume and the improvement in gross profit margin. The improvement in gross profit margin is attributable to our success in selling a greater percentage of products with a higher profit margin and was partially offset by the following factors:

     (1) we experienced some unfavorable productivity results in the Olive Branch production facility in conjunction with our decision to close the Olive Branch plant and move its operations to El Cajon, California;

     (2) gross profit margins were negatively impacted by the two months of Grafalloy activity that were included in True Temper's fourth quarter operations; since Grafalloy's sales are slightly more seasonal than True Temper's core business, its gross profit margins in the second half of the year are traditionally lower than in the first half of the year; and

     (3) we recorded a restructuring provision in the fourth quarter of 1998 which included a $0.2 million charge to cost of sales to write-off inventory that has become obsolete as a result of the restructuring program.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A) were $14.2 million in each of 1998 and 1997, and decreased, as a percentage of net sales, to 15.6% in 1998 from 17.3% in 1997. We spent approximately $0.2 million less in 1998 than in 1997 for the combined costs of advertising, promotion and research & development, a savings that was offset by increased spending on several administrative items.

     OPERATING INCOME (LOSS) for 1998 decreased by $41.6 million, to a loss of $31.4 million from $10.2 million of operating income in 1997. In addition to the impact on operating income from the gross profit and SG&A items discussed above, operating income was reduced by the following two primary factors:

     (1) effective January 1, 1998 Black & Decker, True Temper's former parent company, recorded a $40.0 million write-off of True Temper goodwill; and

     (2) we incurred various fees and expenses related to the Recapitalization that were recorded as period costs in the fourth quarter of 1998.

     See a further explanation of these items in the Management's Discussion and Analysis below as well as in the notes to the financial statements. Excluding the impact of the goodwill write-off and recapitalization transaction expenses, operating income increased by $4.1 million, or 40.4%, to $14.3 million in 1998 from $10.2 million in 1997, and operating income as a percentage of net sales increased to 15.7% from 12.3%.

     INTEREST EXPENSES for 1998 increased to $3.5 million from $0 in 1997. As explained further in the notes to the financial statements, none of Black & Decker's consolidated indebtedness was directly attributable to the assets of True Temper and, accordingly, no debt of Black & Decker or related interest expense was allocated to True Temper. Subsequent to the recapitalization on September 30, 1998, we began to record interest expense in the fourth quarter related to our senior subordinated notes and to the senior credit facilities.

     NET INCOME for 1998 decreased by $42.7 million to a net loss of $37.8 million from net income of $4.9 million in 1997. This decrease is reflective of the profit impact from the items described above.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES for 1997 increased $11.0 million, or 15.4%, to $82.6 million from $71.6 million in 1996. Golf shaft sales increased $12.3 million, or 18.9%, to $77.3 million in 1997 from $65.0 million in 1996. This increase in net sales was due primarily to our increased sales of commercial steel shafts as well as to our 1996 introduction of Sensicore, which accounted for a significant portion of our increased sales of premium golf club shafts during 1997. In 1997, sales of commercial steel shafts increased 54%, primarily as a result of an increase in demand for lower priced products, which appeal to the many beginner golfers taking up the game.

     Net sales to international customers increased $3.3 million, or 30.0%, to $14.1 million in 1997 from $10.8 million in 1996. This improvement is primarily due to increased marketing and promotion in our international markets, particularly in Japan.

     GROSS PROFIT for 1997 increased $6.7 million, or 30.7%, to $28.7 million from $22.0 million for 1996. Gross profit as a percentage of net sales increased to 34.8% in 1997 from 30.7% in 1996. Gross profit increased due to increased sales from higher margin steel shaft products such as Sensicore, and improved productivity at our manufacturing facilities.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A) for 1997 increased $2.4 million, or 20.6%, to $14.2 million from $11.8 million in 1996. As a percentage of net sales, SG&A increased to 17.3% in 1997 from 16.5% in 1996. The increase in SG&A was driven by a $0.3 million increase in advertising and promotional spending and a $0.7 million increased investment in research and development expenditures. In addition, we spent $1.0 million in 1997 to recruit and relocate key personnel and to invest in the expansion of our international distribution channels.

     OPERATING INCOME for 1997 increased $4.3 million, or 72.1%, to $10.2 million from $5.9 million for 1996 as a result of the factors described above.

     NET INCOME for 1997 increased $2.7 million, or 120.5%, to $4.9 million from $2.2 million in 1996.

     The increase in both operating income and net income was primarily due to the factors described above.

  Other Issues Related to the Results of Operations

     CHANGE IN ACCOUNTING FOR GOODWILL: True Temper was a wholly owned subsidiary of the Black & Decker Corporation up until the effective date of the recapitalization on September 30, 1998. The financial statements of True Temper include goodwill that has been pushed-down from Black & Decker. As more fully described in the notes to the financial statements, effective January 1, 1998, Black & Decker elected to change its method of measuring goodwill impairment from an undiscounted cash flow approach to a discounted cash flow approach. In connection with Black & Decker's change in accounting policy, $40.0 million of goodwill related to True Temper was written off through a charge to operations during the first quarter of 1998 as a change in accounting estimate inseparable from a change in principle. That write-down represented the amount necessary to write-down the carrying value of goodwill for True Temper, to Black & Decker's best estimate, as of January 1, 1998, of True Temper's future discounted cash flows.

     ALLOCATED CORPORATE EXPENSE: Prior to the recapitalization, Black & Decker provided us with certain corporate services, including cash management, tax reporting, risk management and internal audit. Allocated expenses for such services, amounting to $0.8 million, $0.9 million and $0.7 million for 1998, 1997 and 1996, respectively, have been included in our statements of operating income under SG&A expenses. Charges for these corporate services were based upon a general allocation methodology determined by Black & Decker that was used to allocate all corporate overhead expenses to Black & Decker's operating divisions and subsidiaries. These charges have not necessarily been allocated on a basis which approximates our estimated usage of such services as a stand-alone entity. The corporate expense allocation also includes the allocation of $0.1 million in 1996, which consisted primarily of salaries for additional management personnel. Management has reviewed the cost it expects to incur as a stand-alone entity that Black & Decker had previously allocated to us. We estimate that stand alone costs to replace the services previously provided by Black & Decker's corporate staff will be approximately $0.5 million annually.

     RESTRUCTURING CHARGES: In the fourth quarter of 1998, we purchased substantially all the assets of Grafalloy Corporation. Among other reasons, we purchased Grafalloy to provide a complimentary line of premium performance, ultra lightweight, graphite shafts to our existing graphite product lines. In addition, the acquisition increases our market share of graphite shafts and creates more scale for our marketing and manufacturing operations. In conjunction with the acquisition, we developed a restructuring and integration plan, and publicly announced our plan to our employees and customers in December 1998.

     We are in the process of relocating our production lines and operating equipment from Olive Branch, Mississippi to El Cajon, California. We expect to complete the move of the Olive Branch product and equipment to El Cajon by the end of the second quarter in 1999, and plan to complete all the related actions under this restructuring program by the end of 1999. We estimate that we will save approximately $1.4 million annually as a result of this restructuring program. Management does not expect to realize the full benefits of this savings until the year 2000, but does expect some incremental savings later in 1999 after the moves are complete and the anticipated labor inefficiencies from the start-up have subsided.

     We developed an estimate for the total restructuring reserve, and in conjunction with its December announcement, recorded an expense of $1.35 million in the fourth quarter of 1998 to accrue for the allowable expenses under GAAP. We estimate that approximately $0.4 million of the estimated $1.35 million of restructuring reserve will be cash expenditures for employee severance and related matters, and we estimate that the remaining $0.95 million of estimated restructuring charges will be for non-cash expenses to record the write-down or write-off of capital equipment, buildings and inventory.

     In addition, we expect to incur costs in 1999 for the following items related to restructuring:

     (1) machinery, equipment and inventory relocation;

     (2) employee training;

     (3) process re-engineering;

     (4) travel and temporary living for the integration team; and

     (5) certain capital expenditures.

     We estimate that we will spend approximately $1.2 million on these items in 1999, and will recognize these costs as they are incurred during the year. During the first quarter of 1999, we continued with the restructuring initiatives described above.

     There have been no significant changes to our timetable or our estimated cost savings. In fact, in May, 1999, we announced that we have completed our production operations at our Olive Branch facility. In the first quarter we recorded $0.042 million of charges against the $1.35 million of restructuring reserve established in the fourth quarter of 1998, leaving a remaining accrual, including charges from the 1998 fourth quarter, of $1.27 million at the end of the first quarter. In addition, we recorded $0.133 million of restructuring related period costs in the first quarter of 1999 to cover costs for machinery and equipment relocation, employee training and process reengineering, and travel and temporary living costs for the integration team.

     In 1997 and 1996 we recorded restructuring costs related to various job eliminations and asset write-offs from the closure of one of our manufacturing buildings in Olive Branch, Mississippi and the reorganization of various sales, marketing and engineering functions. The restructuring initiatives from 1997 and 1996 are complete.

     INCOME TAXES. For 1998, 1997 and 1996 income taxes were $2.9 million, $5.3 million, and $3.6 million, respectively. The effective tax rate differs from a federal statutory rate of 34% due primarily to the pre-tax income added back for the non-deductible portion of the goodwill write-off and goodwill amortization, and the incremental tax rate for state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Historical -- 1997

     Historically, Black & Decker financed our operations primarily from accumulated retained earnings and net invested capital attributable to our operations. In 1997, our cash provided by operating activities increased by $3.4 million to $13.0 million from $9.6 million in 1996. This increase was generated from a $2.7 million increase in earnings from operations and a $0.7 million increase from reduced investments in working capital. Our investments in capital expenditures for PP&E decreased by $0.3 million to $2.5 million in 1997 from $2.8 million in 1996. Most of the $10.5 million in net cash provided by operating and investing activities in 1997 was returned to Black & Decker for corporate treasury purposes.

  Transition Year -- 1998

     In 1998, our cash provided by operating activities decreased by $8.3 million to $4.7 million from $13.0 million in 1997. This decrease was generated from a $6.4 million decrease in earnings from operations and a $1.9 million decrease from additional working capital demands. Although many factors influenced the $6.4 million decrease in earnings, the reduction in earnings was related primarily to the $5.6 million in recapitalization transaction expenses and the $3.5 million in interest expense. In 1998, we used $6.2 million in cash for investing activities related to the purchase of Grafalloy. In 1998, our net financing activities provided $4.8 million of cash that was essentially used to finance the recapitalization.

     In the past three years our capital expenditures have been relatively constant. During this time we have spent $2.4, $2.5 and $2.8 million in 1998, 1997 and 1996, respectively. In 1999, we plan to spend about $3.0 million for capital expenditures.

  First Quarter 1999

     In the first quarter of 1999, our cash provided by operating activities increased by $1.1 million to $1.9 million from $0.7 million in the first quarter of 1998. The $1.9 million of first quarter 1999 cash provided from operations was generated from $2.3 million in earnings from operations offset by $0.4 million in uses for working capital needs.

     In addition, we used $0.3 million of cash to invest in property, plant and equipment during the first quarter of 1999, compared to the $0.6 million we spent in the first quarter of 1998.

     We also repaid $0.2 million of the principal on the senior credit facility. At April 4, 1999, we had the entire $20.0 million of the revolving credit facility available for future cash requirements.

  Following the Recapitalization

     In connection with the transactions, the acquisition of Grafalloy and the offering of the senior subordinated notes, we have incurred certain amounts of scheduled debt payments, including interest and principal repayments on the notes and under the senior credit facilities. In addition to the debt service, our liquidity needs largely relate to working capital requirements and capital expenditures. We intend to fund our future working capital, capital expenditures and debt service requirements through cash flow generated from operations and borrowings under the senior credit facilities.

     As part of the transactions and the Grafalloy acquisition, we entered into the senior credit facilities, which include a $20.0 million non-amortizing revolving credit facility, none of which was drawn at the closing of the recapitalization, a $10.0 million term A loan due 2004, and a $27.5 million term B loan due 2005. Amounts under the revolving credit facility are available on a revolving basis during a period that commenced at closing and ending on the sixth anniversary of the closing. The senior credit facilities contain customary covenants and events of default, including substantial restrictions on our ability to declare dividends or make distributions. The term loans are subject to mandatory prepayments including payments from the net proceeds of certain asset sales and a portion of our excess cash flow.

     Under the terms of the senior credit facilities, we are able to access up to $20.0 million in a non-amortizing line of credit. We did not draw on this credit facility at closing on September 30, 1998 or at any time during the 1998 calendar year.

     Management believes that the cash flow from operations and available under the senior credit facilities will provide adequate funds for our expected working capital needs, planned capital expenditures and debt service obligations for at least the next three years. Any future acquisitions, joint ventures or similar transactions will likely require additional capital and there can be no assurance that any capital will be available to us on terms acceptable to us or at all. Our ability to fund our working capital needs, planned capital expenditures, and debt service obligations, to refinance indebtedness and to comply with all of the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

SEASONALITY

     In general, the component supplier sales to golf equipment companies are seasonal, and tend to precede the warm weather golf season. However, there are exceptions, especially for those suppliers that sell to the high volume opening price point golf club manufacturers who sell their product through mass retail channels and generate strong volumes during the holiday gift-giving season. Although our business does experience seasonal fluctuations, approximately 55% of our net sales, excluding Grafalloy, are generated in the first half of the year, and the remaining 45% of net sales are generated in the second half.

INFLATION

     Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations.

DEFERRED TAX ASSETS

     In conjunction with the transactions and the offering of the notes, we have recognized an increase in our deferred tax assets, since the recapitalization is expected to be treated as a taxable business combination for federal and state income tax purposes. This results in a step-up in our tax basis. This step-up in tax basis will provide approximately $185.6 million in future tax deductions and a reduction of approximately $52.9 million in future tax payments over the next 15 years, net of valuation allowance of approximately $17.6 million. We have elected to make a Section 338(h)(10) election under the Internal Revenue Code resulting in an anticipated annualized cash tax benefit of approximately $4.7 million, if fully utilized. See the notes to the financial statements for a more complete discussion of this deferred tax asset and the related valuation reserve.

MANAGEMENT INFORMATION SYSTEMS AND THE IMPACT OF THE YEAR 2000

     The year 2000 (Y2K) issue arises out of the fact that many computer programs were written using two digits to identify the applicable year rather than four digits. As a result, computer programs with date-sensitive software or equipment with embedded date-sensitive technology may recognize a two-digit code for any year in the next century as related to this century. For example, "00", entered in a date-field for the year "2000" may be interpreted as the year "1900". This error may result in system or equipment failures or miscalculations and disruptions of operations including, among other things, an inability to process transactions or engage in other normal business activities.

State of Readiness

     We have developed an action plan to minimize the impact of Y2K issues in our business. This plan is designed to address the Y2K issues arising from systems that are internal and external to our business operations. The internal systems include:

     (1) Business Computer Systems consisting of application software and hardware used for general accounting and manufacturing operations;

     (2) Personal Computer Systems; and

     (3) Computer Controlled Manufacturing Systems that we own and/or operate within True Temper itself.

     The external systems include the third party companies, otherwise known as trading partners, that we rely upon to conduct normal business activities.

     This plan consists of the following phases for both internal and external systems:

     Phase 1. Assessment -- We prepare a complete inventory of all the various internal and external items to consider and evaluate for Y2K compliance;

     Phase 2. Test -- We perform tests on our Internal systems to determine if the identified items are Y2K compliant. For External systems we solicit information and conduct inquiries of our key trading partners;

     Phase 3. Remediation -- We implement the appropriate actions to correct "mission critical" items within our internal systems and /or develop contingency plans for those "mission critical" items in internal and external systems that could cause a significant disruption to business operations if such items experienced Y2K failures. Note: A mission critical item is defined as an item that must be Y2K compliant to perform its intended operation or task. For example, the date compliance in the microprocessor of a machine is not considered "mission critical" if the machine can still produce good, useable parts in a timely fashion despite an error in the date code used by the machine; and

     Phase 4. Re-Test and Monitor -- We will re-test the items from internal systems that failed their initial test to determine if the remediation actions were effective. During this phase, we will continue to review the external systems by monitoring the progress that our key trading partners are making towards becoming Y2K compliant.

     We are substantially complete with phase 1 for both internal and external systems. We believe that we have prepared a complete inventory of the items we need to consider, but this inventory remains active as new Y2K issues surface during the process.

     We have completed phase 2 for a substantial majority of our internal business computer systems and determined that they are Y2K compliant. We expect to complete phase 3 for the remainder of our internal business computer systems during the second quarter of 1999. We have tested and completed remediation, where necessary, for many of our internal personal computer systems. We plan to complete testing during the second quarter of 1999 and expect to complete our remediation efforts in the third quarter when we plan to replace and upgrade several personal computers from an operating lease that expires in the third quarter.

     Almost all of our internal business computer systems and personal computer systems use software that has been purchased from a third party software vendor. These vendors include Oracle, Data Flow, and Microsoft Office products. For most applications, the software vendors have already certified that their software is Y2K compliant. In general, we have not re-written or modified the source code of the application software purchased from these vendors. We make a practice of updating our systems with the latest version of these software applications and regularly monitor and install new releases of the Y2K application patches that the hardware and software vendors periodically issue.

     We have completed the testing phase of our internal computer controlled manufacturing systems for two of our three plants. Most of the items passed their tests because they were already Y2K compliant or were not mission critical. We expect to complete the testing and remediation phases for all three plants in the second quarter of 1999.

     We plan to complete the re-test phase for all our internal systems during the third quarter of 1999.

     We have completed the assessment phase for our external systems or trading partners. We are working with our key trading partners to evaluate their progress towards Y2K compliance. In addition to soliciting written documentation about their Y2K status, we are conducting conference calls to exchange information and evaluate the state of readiness of our trading partners. We plan to continue regular communication with these key trading partners throughout 1999 in order to monitor their progress and revise our contingency plans accordingly.

  Cost

     As noted above, in most cases, we are using the latest version of application software provided by third parties for our internal business computer systems and personal computer systems. In addition, we have not identified or incurred any significant remediation costs associated with computer controlled manufacturing systems. Almost all of our efforts to prepare for the Y2K issue have been performed by existing internal company personnel. Although True Temper will incur some incremental costs to purchase incidental software and hardware upgrades, we do not expect these costs to be material, and in most cases the upgrades would have occurred in the ordinary course of business.

  Risks from Y2K Issues

     Management believes that it has an effective plan to address and remediate the Y2K issues for internal systems of our company. Although we believe that we will complete all four phases of our action plan for external systems by September, 1999, as noted above, we have not yet completed all the necessary phases of our Y2K internal systems program.

     In the event we do not successfully complete our internal Y2K program, we may experience disruptions in our ability to sell, manufacture and distribute products to our customers. If these disruptions are significant, they could cause a material adverse effect to the results of our operations. However, based upon our current assessment of our internal Y2K program, True Temper does not expect to experience any significant disruptions to its internal ability to conduct normal business activities that would have a material long term affect on the results of its business operations.

     In addition to its own Internal risk factors, True Temper, like most companies, is subject to a wide variety of external risk factors associated with the Y2K issue. In the opinion of management, these risk factors are so numerous and nebulous that management cannot provide a meaningful and quantifiable estimate of how these external risk factors may impact our company. Although we have no reason to believe that this will occur, in a "worst case scenario", a wide scale downturn in the domestic and/or international economies could occur if Y2K problems caused significant disruptions to banking services, and power and communication utilities, or shipping and transit systems. If this were to occur, consumers would probably reduce or eliminate their spending on recreational products and activities. Should this occur, it would probably have a material adverse affect on our business operations.

     Although we do not subscribe to this "worst case scenario", we could experience some degree of adverse impact to our business operations if key customers, suppliers or service providers suffer Y2K problems. True Temper has several hundred customers and in 1998 our largest customer accounted for less than 10% of our sales. With such a diverse customer base, the risk for an adverse impact on our business operations resulting from the Y2K problems of a single customer is reduced, but not eliminated. In addition, there can be no guarantee that several of our key customers will not have Y2K problems despite their own internal remediation efforts. In addition, the majority of our product sales are produced with raw materials that we can obtain from several different suppliers.

     In summary, our company may or may not incur a material adverse impact to its business operations depending on the magnitude and duration of any disruptions to its internal systems and/or the systems of its trading partners. Management believes that the diversity of True Temper's customer and vendor base reduces the overall exposure and expects that the consequences of any unsuccessful remediation will not be significant. However, there can be no assurance that our efforts or those of other entities will be successful, or that any potential failure would not have a material adverse effect on our operating results or financial condition.

  Contingency Plans

     We are in the process of developing contingency plans and actions for Y2K issues related to both internal and external systems. As part of this planning, our company is evaluating the incremental cost of the contingency alternatives as compared to the perceived level risk for Y2K problems. In some cases we have determined that the perceived level of risk does not justify the cost of the contingency alternative. Such contingency plans involve consideration of a number of possible actions, including, to the extent necessary or justified, the selection of alternative suppliers or service providers, temporary increases in inventory, manual workarounds, and adjustments to staffing strategies. We plan to continue developing and modifying our contingency plans throughout 1999 as we monitor and evaluate the progress of our internal and external Y2K compliance program.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards relating to the reporting of information by public business enterprises about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Accordingly, we have adopted this standard for the fiscal year ending December 31, 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". SFAS No. 133 is effective for years beginning after June 15, 1999. Accordingly, we are not required to adopt this standard until the fiscal year ending December 31, 2000. Our company plans to evaluate the impact on its financial statements and adopt this accounting standard in 2000.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

     The Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward-looking statements". This entire disclosure, especially, but not exclusively, those sections entitled "Allocated Corporate Expense" and "Restructuring Charges", "Liquidity and Capital Resources" and "Management Information Systems and the Impact of the Year 2000", include forward-looking statements. Statements about our or our management's "estimates", "plans", " projections", "forecasts", "expectations", "predictions", beliefs", "intentions", "hopes", "anticipations", and other similar phrases, including but not limited to, matters concerning future sales, costs, expenses, savings, cash spending and receipts, and planning timetables are forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     The table above provides information about our debt obligations as of December 31, 1998 that are sensitive to changes in interest rates. The table presents cash flows and related weighted average interest rates by expected maturity dates.

                                                    EXPECTED MATURITY DATE
                                         --------------------------------------------
                                                                              THERE-               FAIR
                                         1999    2000    2001   2002   2003    AFTER     TOTAL    VALUE
                                         -----   -----   ----   ----   ----   -------   -------   ------
LIABILITIES
Long-Term Debt
  Fixed Rate                             $  --   $  --   $ --   $ --   $ --   $ 100.0   $ 100.0   $100.0
  Average Interest Rate                                                         10.88%    10.88%
  Variable Rate                          $ 0.9   $ 1.4   $1.9   $2.3   $2.5   $  28.3   $  37.3   $ 37.3
  Average Interest Rate(a)

(a) Variable rate long-term debt is comprised of both term A and term B loans under the senior credit facility. Senior credit facility provides for interest at our option, at (1) the base rate of the bank acting as administrative agent plus a margin adder of 1.00% on term A and 1.25% on term B, or (2) under a LIBOR option with borrowing spreads of LIBOR plus 0.00% to LIBOR plus 2.25% on term A, depending on our ratio, and LIBOR plus 2.50% for term B.

EXCHANGE RATE SENSITIVITY

     We enter into forward-exchange contracts primarily to reduce the impact on earnings and cash flow from non-functional currency-denominated third-party receivables. Gains and losses resulting from hedging instruments offset the losses and gains on the underlying receivable being hedged. Our forward-exchange contracts generally have maturity dates of 90 to 120 days, and a high correlation is maintained between the hedges and the underlying receivable. In most cases, both the exposed transactions and the hedging contracts are marked to market monthly with gains and losses included in earnings for the period.

     Assuming a hypothetical 10% adverse change in all foreign currencies, with the resulting functional currency gains and losses translated into U.S. dollars at the spot rate, the loss in fair value of exchange contracts held on December 31, 1998, would be $0.3 million. Those losses would be offset by gains on the underlying receivables being hedged.

     At April 4, 1999 there have been no material changes to True Temper Sports, Inc. market risks that require additional disclosures.

                                    BUSINESS

GENERAL

     We are the world's leading designer, manufacturer and marketer of golf club shafts. In 1998, over 80% of our revenues were generated through the sale of steel golf club shafts, a market in which we have a worldwide share of over 60%, more than three times the share of the next largest steel shaft competitor. We are a major supplier of steel shafts to each of the top 20 golf club designers, including Callaway, PING, Titleist, Mizuno, Cobra, Wilson and TaylorMade. In addition, we are one of the leading manufacturers in the highly fragmented graphite golf club shaft market.

     Our products include over 1,800 custom and 1,600 standard models of golf club shafts, including a full range of commercial and premium grade steel shafts and a full line of premium graphite shafts. True Temper offers approximately 275 lines of steel shafts, including:

     (1) Dynamic Gold, the leading steel shaft on the PGA Tour for the last 20 years;

     (2) Sensicore, which utilizes the most innovative steel shaft technology introduced in the last 20 years; and

     (3) co-branded products, including Callaway's Memphis 10, PING's JZ and ZZ Lite, and Wilson's Fat Shaft.

From 1987 to 1998, our steel shafts were played by 42 of the PGA's 48 major championship winners, including each of the last 12 Masters champions. We also design, manufacture and market approximately 75 lines of premium graphite shafts, including EI-70, Dynamic Gold Graphite, Sensicore Graphite, Assailant, Regency, Release, Truelite and TT Lite. Our graphite shafts have a strong presence on the PGA Tour, where they are used by players such as Davis Love III, David Duval and Justin Leonard, each of whom won a PGA Tour event in 1997 using True Temper's graphite shafts.

     Since 1995, under the direction of a new senior management team led by Scott Hennessy, we have implemented a new business strategy to:

     (1) develop a customer-driven product segmentation strategy;

     (2) increase research and development spending to design new, higher margin products with significant performance-enhancing characteristics;

     (3) increase advertising and promotional spending to market our new products and support the True Temper brand;

     (4) re-engineer the manufacturing process to improve product quality and reduce costs; and

     (5) increase our market share in under-penetrated international markets.

     On October 26, 1998, we acquired substantially all of the assets and assumed certain liabilities of Grafalloy Corporation, a designer, manufacturer and distributor of composite golf club shafts located in El Cajon, California. Since 1973, Grafalloy has designed, manufactured and marketed premium golf shafts, specializing in proprietary, performance enhancing designs, including its Attacklite, ProLite and SoLite lines of ultra-lightweight graphite shafts. We believe that our acquisition of Grafalloy will enhance our presence in the highly fragmented graphite shaft market.

COMPETITIVE STRENGTHS

     We benefit from a number of significant competitive strengths, including:

     - Leading Market Share and Preeminent Brand. We are the leading designer, manufacturer and marketer of golf club shafts in the world, with over 60% of the market share for steel shafts, or more than three times that of its largest steel shaft competitor. True Temper is the only recognized brand across both the steel and graphite shaft markets. Through our marketing and promotional programs and the superior performance characteristics of our products, True Temper has become the preeminent brand in the golf club shaft industry. Our shafts are the overwhelming choice of both professional and amateur golfers, and in 1998, have been used by more professional tournament champions than all other golf club shafts combined. In 1998 and 1997, more than 75% and more than 65%, respectively, of PGA Tour winners used True Temper shafts. Our product brands include:

        (1) Dynamic Gold, the leading steel shaft on the PGA Tour for the last 20 years;

        (2) Sensicore steel and graphite shafts; and

        (3) EI-70, Assailant, Regency, Dynamic Gold Graphite, Release, Truelite and TT Lite graphite shafts.

     We believe that our reputation for product quality and performance has established True Temper as the leading brand in the worldwide golf club shaft market.

     - Superior Technological Leadership. We believe that we are a technological leader in the golf club shaft industry, and that we invested more in research and development than any of our competitors in 1997. From 1995 to 1997, we increased our research and development expenditures by approximately 55%, to $2.3 million, or approximately 3% of revenues. Furthermore, since 1995, True Temper has increased its engineering staff to approximately 40 professionals dedicated to the research, development and manufacturing of new products and enhancements. We believe our emphasis on research and development has enabled us to:

        (1) successfully design new products and enhancements of existing products;

        (2) offer customized products to meet the specific performance requirements of its customers; and

        (3) develop the next generation of golf club shaft designs and composite materials. In 1997, approximately 31% of the our revenues were derived from products introduced since 1995.

     - Long-Standing Relationships with a Highly Diversified Customer Base. We maintain long-standing relationships with a highly diversified customer base consisting of the premier golf equipment companies in the world. We have supplied golf club shafts to each of our top 10 customers since their respective inception. We are a major supplier of steel shafts to each of the top 20 golf club designers in the world, including Callaway, PING, Titleist, Mizuno, Cobra, Wilson and TaylorMade. In 1997, True Temper had approximately 860 customers, including more than 575 golf club manufacturers, more than 90 distributors and various custom club assemblers. In 1997, no single customer accounted for more than 7% of revenues, and the top 20 customers accounted for approximately 54% of revenues. Consequently, we believe that we are not dependent on any one customer.

     - Low Cost Producer. We continuously develop manufacturing techniques and process improvements to meet the demanding product specifications of our customers. Since 1994, we have significantly improved our cost position by consolidating manufacturing facilities, reducing production cycle times, lowering headcount and decreasing scrap levels. As a result of our manufacturing efficiencies and operating leverage achieved by high volumes, we believe our cost structure is lower than any of our steel shaft competitors. Consequently, we offer our customers high performance products at competitive prices.

     - Strong Operating Performance and Significant Cash Flow. For the year ended December 31, 1998, our revenues and EBITDA increased 10.7% and 14.8%, respectively, over the comparable period in 1997, and EBITDA margin grew from 21.2% to 22.0%. The strong improvements in operating results and margins were primarily due to our introduction of new, higher margin premium shafts and manufacturing cost reduction initiatives. We expect to continue to generate significant free cash flow as a result of our strong operating results, low capital expenditures and minimal future cash tax requirements.

     These strengths allow us to remain competitive in the design, manufacture and marketing of golf club shafts. Notwithstanding our overall leadership position in the golf club shaft industry, the low barriers to entry into the graphite shaft industry means that our present level of competitiveness, as it relates to the graphite golf club shaft market, may be affected by new companies who are able to manufacture graphite shafts more cost-effectively and therefore serve the graphite market more competitively. This is largely because, relative to the steel golf club shaft industry, the design and manufacture of graphite shafts is far less capital intensive and requires less skilled labor.

BUSINESS STRATEGY

     Our objective is to increase revenues and EBITDA by capitalizing on our position as the leading worldwide designer, manufacturer and marketer of technologically innovative, performance-oriented golf club shafts. Our business strategy to achieve this objective consists of the following elements:

     - Continue to Increase Share of the Steel and Graphite Shaft Markets. We intend to continue to increase our share of each of the steel and graphite shaft markets by leveraging the True Temper brand and continuing to introduce products and technologies tailored to the specific needs of golfers. We intend to continue to develop innovative premium steel shafts with higher than average selling prices and gross margins. We also expect our lower-priced commercial golf club shaft business to grow due to increased consumer interest in golf, particularly by women, junior and minority golfers. We expect to increase our share of the highly fragmented graphite shaft market by capitalizing on our technological leadership to introduce new, higher performance premium products. In addition, we expect to leverage our brand and international distribution capabilities to increase our share of the growing international market, which represents approximately one-third of the worldwide golf club shaft market. From 1995 to 1997, True Temper's international sales increased approximately 50%, and in 1997 accounted for approximately 17% of revenues.

     - Leverage Technological Leadership to Introduce New Products. We intend to continue to capitalize on our design expertise and leverage the True Temper brand to introduce new products through our established distribution channels. In 1997, approximately 31% of our revenues were derived from products introduced since 1995. We employ several new shaft technologies, including filament-winding for the manufacturing of graphite shafts, advanced molding processes, performance-enhancing designs and the development of metal matrix composites, a hybrid of metal alloy and ceramic materials that are manufactured with a process similar to that of a steel shaft. In 1996, True Temper developed and introduced Sensicore, a highly successful line of premium steel shafts that incorporates our patented vibration damping technology. We believe the Sensicore technology incorporates the performance characteristics and consistency of steel with the feel of graphite, while offering the lowest vibration levels of any steel or graphite shaft on the market. In 1998, True Temper successfully introduced a Sensicore graphite shaft. In addition, True Temper expects to introduce a line of metal matrix composite shafts in 1999, which it believes will offer golfers the consistency and performance of steel with the lightweight and feel characteristics of graphite. We believe that due to our unique manufacturing and materials fabrication capabilities, we are currently the only major shaft manufacturer in the world capable of developing and manufacturing shafts from these new materials.

     - Capitalize on the Favorable Trends Affecting the Golf Equipment Industry. We expect to continue to benefit from the positive trends affecting the golf equipment industry. These trends include:

        (1) increased consumer spending since 1990 on recreational activities in general, and on golf equipment in particular;

        (2) growth in the number of golf courses;

        (3) increased interest in golf by women, junior and minority golfers;

        (4) projected population growth of golfers who are 40 to 60 years old, the segment of the population which generally plays the most rounds and spends the most on golf equipment;

        (5) projected population growth of individuals entering their 20s, the age when golfers generally begin playing golf;

        (6) significant increases in consumer advertising by the golf equipment industry; and

        (7) the rapid evolution of golf club designs and technology.

     - Enhance Long-Term Customer Relationships. We are a major supplier to each of the top 20 golf club manufacturers. We intend to continue to play a critical role in designing new shaft technologies to meet the specific performance requirements of our customers' new products. We utilize a computer-aided design program that evaluates a new shaft's design with respect to weight, torque, flex point, tip and butt flexibility, swing weight and other critical shaft design criteria. In addition, we further enhance our customer relationships by developing co-branded products, such as the Memphis 10 for Callaway, the Fat Shaft for Wilson and the JZ and ZZ Lite for PING, among others.

     - Continue to Build the True Temper Brand. We intend to continue to increase awareness of the True Temper brand and to support our new product introductions with targeted consumer advertising campaigns. From 1996 to 1998 we increased advertising expenditures by approximately 7% to $4.2 million, or approximately 4.6% of our 1998 revenues. We are currently the only golf club shaft manufacturer that consistently advertises on television. Our marketing programs also include:

        (1) advertising in major industry publications and other media channels both independently and in cooperation with certain of the leading golf club manufacturers;

        (2) hiring Davis Love III as the official spokesperson for our Sensicore technology;

        (3) promoting our products among tour and teaching professionals, college players, coaches and other leaders in the golf community; and

        (4) maintaining promotional vans to provide technical support to professional golfers at the major events on each of golf's professional tours.

     We also promote our brands in international markets through its sales and distribution offices in Australia, and the United Kingdom.

     - Continue to Improve Productivity and Operating Margins. Since 1994, we have significantly lowered our manufacturing costs by closing two manufacturing facilities, reducing headcount and decreasing scrap levels. From 1995 to the year ended December 31, 1998, we increased our gross profit margins from 27.1% to 35.2% and our EBITDA margins from 15.5% to 22.0%, primarily as a result of reducing our cost structure and introducing higher margin products. Management believes there are significant opportunities to reduce manufacturing costs through:

        (1) process and productivity improvements;

        (2) further scrap and waste reduction; and

        (3) additional materials cost reductions.

GOLF INDUSTRY GROWTH

     We believe that the following industry trends will continue to increase the demand for golf clubs, in general, and True Temper steel and graphite shafts, in particular, for the foreseeable future:

     Increase in Consumer Spending on Recreational Activities. We believe that the golf club industry has benefited from an overall increase in disposable income and recreational spending by American consumers. Recreational spending increased by approximately 35% from 1990 to 1995 after adjustment for inflation. We believe this general increase in recreational spending coupled with a rising interest in golf has and will continue to result in increased spending on golf-related equipment. From 1991 to 1997, the worldwide golf equipment market grew from $2.0 billion to $4.7 billion, representing a 15% compound annual growth rate.

     Increasing Availability of Golf Facilities. According to the National Golf Foundation, approximately 900 new golf courses are expected to open in the United States by the year 2000, the vast majority of which will be available for public use. From 1992 to 1997, the number of public golf course openings, expressed in terms of 18-hole equivalents, has grown at a cumulative annual growth rate of 8.2%, with 245 golf courses opened in 1997. The growth in golf course development is in response to increased consumer demand for golf courses in the United States. From 1996 to 1997, the total number of golfers in the United States grew 7.0% to 26.4 million. For the same period, the total rounds of golf played increased approximately 15% to an estimated 547 million rounds in 1997. We believe that the increase in the number of golf courses in the United States will make golf more accessible and will fuel further growth of golf participation rates and related sales of golf equipment.

     Increasing Interest from Non-Traditional Golfers. Segments of the population that historically have not been well-represented among golfers are being increasingly drawn to the sport. We believe that the appeal of young players on the PGA and Ladies Professional Golf Association Tours, such as Tiger Woods and Se Ri Pak, has contributed to record growth in golf participation among women, minorities and younger individuals. In 1997, the number of first-time players reached a record high of nearly three million, a 51.2% increase over the nearly two million beginners in 1996. Rounds played by junior golfers increased approximately 22% between 1996 and 1997. We believe that the increased interest by non-traditional golfers will continue to have a positive effect on industry-wide sales of golf equipment.

     Favorable Population & Participation Trends. Currently, there are approximately 78 million "baby boomers" in the United States. According to the National Golf Foundation, the average golfer in his 40s or 50s plays 32.8% and 93.6% more rounds annually than the average golfer in his 30s, respectively. In addition, the average golfer in his 60s plays 217.6% more rounds than the average golfer in his 30s. As a result, we believe that as the "baby boom" population reaches its "peak" golf-playing age, sales of golf-related equipment will continue to increase. Similarly, "echo boomers," or the children of the baby boom generation, who now constitute a large portion of new golfers, will have a similar impact on the golf equipment industry as they continue to age. The graph below demonstrates the participation trends for both baby boomers and echo boomers.
                       Participation Table in Age Groups

     Increased Golf Industry Advertising. Advertising by the golf equipment industry has grown from approximately $71 million in 1991 to approximately $175 million in 1997. We believe that this advertising trend has led to greater consumer awareness of golf equipment brands and will lead to increased sales of golf clubs and True Temper shafts.

     New Product Innovations. In recent years, the golf equipment industry has made significant advances in product designs and technologies to enhance golfers' performance and overall enjoyment of the game. We believe that the evolution of golf clubs with enhanced performance characteristics has accelerated the rate at which golfers purchase new or additional clubs.

THE GOLF CLUB SHAFT INDUSTRY

     The worldwide steel shaft market is highly concentrated. We believe that this concentration is due in part to the significant capital investment and customized manufacturing process required for the production of steel shafts. We have invested significant capital in our manufacturing facilities and estimate the replacement cost of machinery and equipment at our steel shaft manufacturing facility to be $50 million to $60 million.

     True Temper competes primarily in the premium graphite shaft market by leveraging its brand, design expertise and manufacturing capabilities, including flag-wrapping and filament-winding. We are one of the few graphite shaft manufacturers that utilizes a filament-winding manufacturing process, which is more capital intensive and standardized than the flag-wrapping process used by most graphite shaft manufacturers. By employing the filament-winding process and proprietary advanced molding techniques, True Temper can offer more consistent, higher-end graphite shafts primarily for use in woods.

     In addition, steel shafts generally cost less than graphite shafts, thereby making steel shafted clubs more attractive to entry level golfers. We estimate that from 1995 to 1997, industry-wide unit sales of steel shafts increased approximately 18%, while unit sales of graphite shafts decreased approximately 3%.

PRODUCTS

     We design, manufacture and market steel and composite golf club shafts, as well as a variety of high strength, high tolerance tubular components for the bicycle, automotive and recreational sports markets. We manufacture over 1,800 custom and 1,600 standard golf club shafts featuring different combinations of performance characteristics, including weight, flex, torque and bend profile. Our custom shafts, which accounted for approximately 31% of revenues in 1997, are designed, and frequently co-branded in partnership with its customers, to accommodate specific golf club designs. For example, we recently teamed with Wilson to create the new Fat Shaft line of golf clubs. Our standard shafts are typically sold to golf club manufacturers, distributors and various custom club assemblers, and are used to either assemble new clubs or to replace the shafts in older clubs. Based on units sold in 1997, approximately 14% of our shafts are used in woods, 78% in irons and 8% in putters. Our golf club shafts are included in the woods and irons of club manufacturers, such as PING, Callaway, Golfsmith, Cobra, Armour Ram, Knight, Mizuno, Wilson, Dunlop, Cleveland and Adams Golf.

     Steel Golf Club Shafts. We manufacture approximately 275 lines of steel golf club shafts, including Sensicore, which is well-recognized as a leading shaft which combines the performance advantages of steel with the vibration damping characteristics of graphite, and the Dynamic Gold shaft, which has been the shaft of choice of the PGA Tour for the last 20 years. We have also introduced two new golf club shafts specifically designed for junior golfers, the Truelite 500 and the Dynamic Gold J-300, which offer the feel and performance features of standard length shafts in flexes and lengths which are better suited for junior players. We have also developed the Scoring Series with Sensicore, a series of shafts uniquely designed for chipping and putting. Our steel golf club shafts can be divided into the following two primary product lines:

     (1) premium steel shafts; and

     (2) commercial steel shafts.

     Premium steel shafts, such as our Sensicore and Dynamic Gold product lines, are high performance products and generally generate higher margins than commercial steel shafts. Our commercial steel shafts, however, are more attractively priced for entry level golfers, resulting in lower per unit margins coupled with higher production volume and sales.

     Graphite Golf Club Shafts. We manufacture approximately 75 lines of graphite club shafts, which are offered in a variety of weights, torques and flexes. Our graphite golf club shafts include the EI-70, which was used in 1997 by Justin Leonard to win the British Open and by Davis Love III to win the PGA Championship; and the recently introduced Sensicore Graphite shaft, which utilizes our patented vibration damping technology. Our graphite shafts are also sold under the True Temper brand and product brands such as Assailant, Regency, Dynamic Gold Graphite, Release, Truelite and TT Lite.

     Specialty Tubing Products. We also manufacture and sell a wide variety of high performance tubular components for the bicycle, automotive and recreational sports markets. In 1997, we sold our specialty tubing products to a broad range of original equipment manufacturers, including Trek Bicycle, Dana Corporation, Autodyne Manufacturing, Starline Baton, Daisy and Crossman Air Guns.

CUSTOMERS

     We maintain long-standing relationships with a highly diversified customer base consisting of the premier golf equipment companies in the world. We are a major supplier of shafts to each of the top 20 golf club designers in the world, including Callaway, PING, Titleist, Mizuno, Cobra, Wilson and TaylorMade. In 1997, True Temper had approximately 860 customers, including more than 575 golf club manufacturers and more than 90 distributors. In 1997, no single customer accounted for more than 7% of revenues, and the top 20 customers accounted for approximately 54% of revenues. Consequently, we believe that we are not dependent on any one customer.

     We believe that our close customer relationships and responsive service have been significant elements to our success and that our engineering and manufacturing expertise provide us with a strong competitive advantage. We recently opened our West Coast Technical Center in Carlsbad, California, in proximity to some of the largest golf club manufacturers in order to facilitate partnerships with our original equipment manufacturer customers. We have developed and co-branded several proprietary shafts with our customers, which include customized steel shafts for Callaway, under the Memphis 10 brand, and for PING, under the JZ and ZZ Lite brands. More recently, we have partnered with Wilson to produce the Fat Shaft line of clubs.

DESIGN AND DEVELOPMENT

     The larger golf club manufacturers require exclusively designed steel and graphite golf club shafts for their club systems, which require golf club shafts, heads and grips engineered to work together. We are committed to serving this market by maintaining our role as a leader in innovative shaft design and steel and graphite materials technology. Shaft designs and modifications are frequently the direct result of our combined expertise and efforts and that of our customers, to develop an exclusive shaft specifically designed for that customer's clubs. We use a computer aided design analysis program to evaluate a new shaft's design with respect to weight, torque, flex point, tip and butt flexibility, swing weight and other critical shaft design criteria. Our design research also focuses on improvements in graphite shaft aesthetics since cosmetic appearance has become increasingly important to customers.

     The materials typically used in production of our designs include several different high strength steel alloys and advanced composite systems of graphite and glass fibers with thermosetting epoxy resin systems. Other materials such as metal matrix composites, which combine the durability and consistency of steel with the lightweight, vibration damping quality of graphite, are being developed to supplement existing conventional materials. Our design process attempts to combine a design that takes into account geometry, weight, stiffness and feel with a corresponding material such as steel, graphite and glass, and process, such as induction-welded strip, taper press forming, flag wrapping and filament winding. Using computer aided design, we generate a design which is then analyzed by computer for stiffness and strength properties. Our research and development efforts focus on technology development as an essential precursor to successful new product development. In addition, our pursuit of strategic customer alliances complement its abilities and needs, an approach which allows us to exploit technical capabilities beyond our own while minimizing the risk and investment required to enter the market with new products.

     Research and development costs for the years ended December 31, 1998, 1997 and 1996 were $2.2 million, $2.3 million and $1.6 million, respectively.

MARKETING AND PROMOTION

     Our marketing strategy is designed around new product development and targeted advertising and promotion programs. Through its ability to anticipate and address consumer trends in the golf equipment market, as well as the performance demands of professional golfers, we are able to successfully market its products to golf club manufacturers while strengthening brand awareness. Since 1995, our marketing efforts through the utilization of a wide variety of promotional channels, including mass media advertising, print and television, sponsorship of golf-related events, equipment endorsements and product demonstrations, have increased our overall exposure in the golf industry.

     For example, we have maintained a strong presence among PGA Tour players, particularly since 1981, when we began sending our PGA Tour van to all major PGA events. We have recently added a van to follow the Senior PGA Tour, the LPGA Tour and the NIKE Tour. The Tour van functions as a golf club repair shop on wheels, visiting over 50 professional tour events during 1997. Typically, the van is located on the practice tee and lends technical support to the tour professionals while simultaneously promoting the True Temper brand with representatives of original equipment manufacturers.

     We do not pay any professional golfer to play with our shafts in competition. We believe that the use of our products by professional golfers enhances our reputation for quality and performance while also promoting the use of our shafts. Recognizing the influence professional product choices have on consumer preferences, we also engage in special promotional efforts to encourage professional golfers to use clubs with True Temper shafts. Similarly, we contribute shafts to college athletic programs and teaching professionals in order to expose those who may influence future club purchases to the advantages of True Temper shafts.

     Much of our advertising and promotional spending is dedicated to print and television advertising, including cooperative advertising with our customers. We believe we are currently the only golf club shaft manufacturer that consistently advertises on television. Additional advertising and promotional spending is allocated to promotional events such as trade shows, consumer golf shows, PGA Tour activities and celebrity endorsements. In a 1995 New York Times research poll, True Temper was ranked as the top golf shaft company in terms of brand awareness and preference. Of those surveyed, 76% recognized the True Temper brand, while only 13% recognized the brands of two of our largest competitors.

DISTRIBUTION AND SALES

     We primarily sell our shafts to golf club manufacturers and distributors. Typically, distributors resell our products to custom club assemblers, pro shops and individuals. Sales to golf club manufacturers accounted for approximately 73% of revenues in 1997.

     We have one of the most experienced and respected sales staffs in the industry. Our sales and marketing department includes domestic sales managers, international sales managers, a customer service group and a team of over 40 design professionals who provide field support to our sales representatives. We believe that its our international market presence, which comprised approximately 17% of our total 1997 revenues, provides an opportunity for future growth. We market our products in Europe and Australia and maintains a sales office and a sales manager in each region.

MANUFACTURING

     We believe that our manufacturing expertise and production capabilities enable us to respond quickly to customers' orders and provide sufficient quantities on a timely basis. We believe that our investment in capital equipment and personnel training has enabled us to establish a reputation as one of the leading manufacturers of steel and graphite shafts. In the graphite market, we utilize advanced manufacturing capabilities, including filament winding, which we believe distinguishes us from the majority of our competitors that rely on flag wrapping, the industry's standard practice, for the manufacture of graphite shafts. The filament-winding process allows for a more precise placement of graphite material which yields a more consistent design within the shaft and from shaft to shaft.

     Steel Shaft Manufacturing Process. The process of manufacturing a steel shaft has many distinct phases. Generally, a large steel coil is unrolled and then formed lengthwise, welded and cut into cylinders. The tubing is then treated and fitted over a metal rod or "mandrel" that is used to determine the precise inside diameter of the cylinder as it is drawn. The tubing is stretched, cut into sections, and then weighed and balanced. Later, through a process that we pioneered, the sections are then tapered to give each shaft model a particular flex and frequency. The shafts are cleaned, straightened, heat-treated and tempered. The shafts are straightened by machines designed and built by True Temper. The shafts are plated with two layers of nickel to prevent corrosion and then covered with a fine layer of chrome. Finally, shafts are dried, polished and inspected for cosmetic flaws before our name and logo is affixed to the shaft. It takes an average of 15 days to manufacture a True Temper steel shaft.

     Graphite Shaft Manufacturing Process. There are two dominant processes, both of which we use to manufacture a graphite shaft--flag-wrapping and filament-winding. The flag-wrapping process uses graphite fiber materials or "prepreg" in sheet form which require refrigeration until use. Each new roll of prepreg is allowed to reach room temperature before being fed into a machine for cutting. The material is then cut into pennant-shaped patterns called flags for each particular shaft design. Layer by layer, various combinations of prepreg flags are wrapped around mandrels specified for each particular shaft design. The layered materials are then encased in thin layers of clear tape for compaction and heated at high temperatures to harden the material. At the end of the process, the shafts are painted and stylized using a variety of colors, patterns and designs. The filament-winding process, on the other hand, begins with a spool, rather than a sheet, of graphite fiber, which is fed onto the reel of a machine which then wraps the fiber around a mandrel by turning the mandrel and simultaneously moving the graphite fiber from one of the mandrels to the other. Once the mandrel is wrapped, the process uses the same encasing and heating techniques as the flag wrapping process.

     Raw Materials. The primary materials used in our golf club shafts are steel and graphite. Graphite is combined with epoxy resin to produce sheets or spools of graphite prepreg. We are dependent upon certain domestic suppliers for steel and graphite prepeg. We believe that there are adequate alternative suppliers of these materials, and, therefore, we do not feel dependent on any one supplier. See "Risk Factors --Risk Associated with Fluctuations in Raw Material Cost and Availability" for risks relating to price increases in raw materials and to delays in receiving supplies.

COMPETITION

     We operate in a highly competitive environment. We believe that we compete principally on the basis of:

     - our ability to provide a broad range of high quality steel and graphite shafts;

     - our ability to deliver customized products in large quantities on a timely basis; and

     - the acceptance of steel and graphite shafts in general, and our shafts in particular, by professional and other golfers.

     Our competitors include a number of established companies. In addition, we also compete indirectly with golf club manufacturers that produce shafts internally and face potential competition from golf club manufacturers that currently purchase golf club shaft components from third parties but which may have, develop or acquire the ability to manufacture shafts internally.

     We estimate that we compete with only two other competitors in the steel golf club shaft manufacturing industry, namely, Coyote Sports, Inc. and Royal Precision, Inc. The graphite shaft manufacturing industry, however, is highly fragmented and we estimate the number of our competitors to range anywhere between sixty and eighty. With our acquisition of Grafalloy in October of last year, we believe that True Temper ranks within the five most profitable graphite shaft designers and manufacturers worldwide.

EMPLOYEES

     As of April 4, 1999, we had 815 full-time employees, including 24 in sales and marketing, 38 in research, development and manufacturing engineering, 723 in production and the balance in administrative and support roles. The hourly employees at our steel plant in Amory, Mississippi are represented by the United Steel Workers of America. In May 1999, the United Steel Workers union at our Amory, Mississippi facility voted to accept a new collective bargaining agreement that covers a four year period beginning in May, 1999 and expiring in July, 2003. This new agreement supercedes the existing agreement that was due to expire in July, 2000. We believe that our relationships with the union and our employees are good. See "Risk Factors -- Labor Relations" for a description of how our company would be adversely affected in the event of a labor disruption or work stoppage affecting our employees.

PROPERTIES

     Our administrative offices and manufacturing facilities currently occupy approximately 400,000 square feet. Our shafts are manufactured at three separate facilities, a steel shaft facility located in Amory, Mississippi and two composite shaft facilities in Olive Branch, Mississippi and El Cajon, California. We believe that our present facilities are adequate to meet our current and projected production demands. Our executive offices are located in a leased facility in Memphis, Tennessee. The following table sets forth certain information regarding significant facilities operated by True Temper as of April 4, 1999:

                                                            APPROXIMATE    OWNED/    LEASE EXPIRATION
          FACILITY                     LOCATION               SQ. FT.      LEASED          DATE
-----------------------------  -------------------------    -----------    ------    ----------------
Corporate Office               Memphis, Tennessee              13,500      Leased      December 2000
Steel Shafts                   Amory, Mississippi             335,000      Leased       January 2063
Graphite Shafts                Olive Branch, Mississippi(1)    45,000       Owned                 --
Graphite Shafts (Grafalloy)    El Cajon, California            45,907      Leased        March, 2004

---------------
(1) In conjunction with our plan to consolidate our graphite shaft manufacturing facilities from two locations to one, we plan to sell the Olive Branch building.

     In addition, we promote our products in international markets through sales offices in Australia, Japan and the United Kingdom.

     To the extent that any such properties are leased, we expect to be able to renew such leases or to lease comparable facilities on terms commercially acceptable to us.

LEGAL PROCEEDINGS

     Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of management, any liability arising from these matters will not have a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to federal, state and local environmental and workplace health and safety laws and regulations, including requirements governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. Based on a recent review conducted by independent environmental consultants, we believe that we are currently in material compliance with environmental and workplace health and safety laws and regulations. Nevertheless, our manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from our facilities, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

     We devote significant resources to maintaining compliance with, and believe we are in material compliance with, our environmental obligations. Despite such efforts, the possibility exists that instances of noncompliance could occur or be identified in the future, the penalties or corrective action costs associated with which could be material.

     Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability, pursuant to CERCLA or analogous state laws, for cleanup costs associated with onsite or offsite waste recycling or disposal facilities at which waste associated with its operations have allegedly come to be located. Liability under CERCLA is strict, retroactive, and joint and several. No such notices are currently pending.

     We have made, and will continue to make, capital expenditures to comply with current and future environmental obligations. Because environmental requirements are becoming increasingly stringent, our expenditures for environmental compliance may increase in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of True Temper as of March 31, 1999 are as follows:

                  NAME                     AGE                     POSITION
                  ----                     ----    -----------------------------------------
Scott C. Hennessy........................   40     Chief Executive Officer, President and
                                                   Director
Fred H. Geyer............................   38     Chief Financial Officer
David N. Hallford........................   46     Vice President--Sales
Stephen M. Brown.........................   33     Director--Human Resources
Bill R. Beatty...........................   38     Director--Marketing and Tour Operations
Adrian H. McCall.........................   41     Director--International Sales and
                                                   Marketing
Mark Rossi...............................   42     Director
Tyler J. Wolfram.........................   32     Director
Robert A. Knox...........................   46     Director
Raymond A. DeVita........................   62     Director

     Scott C. Hennessy has been President of True Temper since 1996, and Chief Executive Officer and Director since the closing of the recapitalization. Mr. Hennessy joined True Temper in 1994 as Vice President-Sales and Marketing. From 1980 to 1994, Mr. Hennessy held various management positions at Black & Decker in sales, marketing and product development. Mr. Hennessy sits on the Board of Governors of the National Golf Foundation. Mr. Hennessy graduated magna cum laude with a B.S. from the University of Delaware.

     Fred H. Geyer has been Chief Financial Officer of True Temper since February 1998. From 1986 to 1998, Mr. Geyer held various positions at Emerson Electric Company, including Vice President-Finance in the Air Moving Motor Division. Prior to that, Mr. Geyer worked at Arthur Andersen LLP as a Senior Auditor. Mr. Geyer is a Certified Public Accountant in the State of Missouri and is a member of the American Institute of Certified Public Accountants. Mr. Geyer graduated magna cum laude with a B.S. from the University of Missouri.

     David N. Hallford has been Vice President/Sales and National Sales Manager of True Temper since 1989. From August 1985 to January 1989, Mr. Hallford held various positions in sales and customer service at Plough Corporation. Mr. Hallford worked as an on-course golf professional responsible for management and retail sales. Mr. Hallford graduated magna cum laude with a B.S. from the University of Memphis.

     Bill R. Beatty has been Director-Marketing and Tour Operations and Sales Service since 1996. From December 1993 to March 1996, Mr. Beatty was Group Product Manager and Manager of International Sales and Marketing for Rubbermaid. Mr. Beatty received a B.S. from Ohio State University and an M.B.A. from Pepperdine University.

     Adrian H. McCall has been Director-International Sales and Marketing of True Temper since 1995. From May 1992 to September 1995, Mr. McCall served as Director of International Operations of The Upper Deck Company, a manufacturer and distributor of baseball cards. Mr. McCall graduated cum laude with a B.S. from the University of Hartford.

     Stephen R. Brown has been the Director-Human Resources since 1997. From September 1996 to December 1997, Mr. Brown served as Manager-Human Resources. Prior to that, since 1992, Mr. Brown served as Division Human Resource Manager for the U.S. Electrical Motors Division of Emerson Electric. Mr. Brown received a B.A. from the University of South Carolina.

     Mark Rossi became a director of True Temper in connection with the Recapitalization. Mr. Rossi has served as Senior Managing Director of Cornerstone since December 1996. From 1983 to 1996, Mr. Rossi was affiliated with the general partners of various private equity funds managed by Prudential. Mr. Rossi is also a director of Maxwell Technologies, Inc., StorMedia Inc., International Manufacturing Services, Inc. and several private companies. Mr. Rossi received a B.A. from Saint Vincent College and an M.B.A. from Northwestern University.

     Tyler J. Wolfram became a director of True Temper upon the closing of the recapitalization. Since March 1998, Mr. Wolfram has served as a Managing Director of Cornerstone Equity Investors, L.L.C., a private equity firm that specializes in buying and building middle-market companies, primarily in the consumer, health-care, technology and financial services sectors. From 1993 to March 1998, Mr. Wolfram held various positions in the High Yield Group of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Wolfram received an A.B. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

     Robert A. Knox became a director of True Temper in connection with the recapitalization. Mr. Knox has served as Senior Managing Director of Cornerstone Equity Investors, L.L.C. since December 1996. From 1983 to 1996, Mr. Knox was affiliated with the general partners of various private equity funds managed by Prudential. Mr. Knox is also a director of Health Management Associates, Lechters, Inc. and several private companies. Mr. Knox received a B.A. and an M.B.A. from Boston University.

     Raymond A. DeVita became a director of True Temper in connection with the recapitalization. Mr. DeVita served as President of True Temper from 1994 to 1996 and Executive Vice President of Black & Decker from 1989 to 1996. Mr. DeVita retired in 1996. Prior to 1989, Mr. DeVita was Executive Vice President of Emhart.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to True Temper for 1998 of those persons who served as (1) the Chief Executive Officer during 1998 and (2) the other four most highly compensated executive officers of True Temper or its predecessor for 1998:

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                  ANNUAL COMPENSATION
                                        ----------------------------------------
                                                      BONUS           OTHER
                                                    EARNED IN        ANNUAL            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY       1998       COMPENSATION(1)    COMPENSATION(2)
 Scott C. Hennessy              1998    $250,000    $206,250        $556,183(3)         $6,363
   Chief Executive Officer,
   President and Director
 Howard A. Lindsay(4)           1998     123,104      46,875               0               781
   Vice
   President--Engineering
 Adrian H. McCall               1998     123,125      46,500               0             5,699
   Director--International
   Sales and Marketing
 David N. Hallford              1998     112,000      42,000          12,456             5,576
   Vice President--Sales
 Fred H. Geyer                  1998    $105,000      60,000          54,231(5)            750
   Chief Financial Officer
   and Treasurer
---------------------------------------------------------------------------------------------------

------------------------------
(1) Includes country club dues, use of a company car, and employee move and relocation benefits.

(2) Includes matching contributions under our 401(k) plan.

(3) Includes the dollar value of the difference between the price paid for common stock of True Temper Corporation and the fair market value of such stock at the time of purchase.

(4) Howard Lindsay left True Temper in February, 1999.

(5) Consists of $54,231 for move and relocation benefits.

PENSION PLANS

     We maintain tax-qualified and nonqualified defined benefit pension plans that provide monthly annuities payable at age 65, or after age 55 at actuarially reduced levels. Under these plans, the amount of the annuity which would be payable if a participant were to retire at age 65 is the sum of:

          (1) one percent of a participant's final average earnings multiplied by years of benefit service on and after January 1, 1992;

          (2) 0.425% of a participant's final average earnings in excess of social security covered compensation multiplied by years of benefit service on and after January 1, 1992; and

          (3) the participant's adjusted accrued benefit for service prior to 1992 under prior plans, if applicable.

     In addition, to the extent that any benefit under the tax-qualified plan is limited because of restrictions imposed the Internal Revenue Code, the non-qualified plan will provide the additional benefit which would have been provided under the qualified plan if such limitations did not exist. The table below presents the aggregate pension benefit which would be payable under both plans:

                                  TRUE TEMPER

               ANNUAL PENSION BENEFITS AT NORMAL RETIREMENT DATE

                                          YEARS OF SERVICE
   ANNUAL     ------------------------------------------------------------------------
REMUNERATION     5        10         15         20         25         30         35
------------  -------   -------   --------   --------   --------   --------   --------
$125,000      $ 7,400   $15,100   $ 22,900   $ 30,700   $ 38,500   $ 46,300   $ 54,100
$150,000      $ 9,100   $18,500   $ 28,100   $ 37,700   $ 47,300   $ 56,900   $ 66,600
$175,000      $10,700   $21,800   $ 33,200   $ 44,700   $ 56,100   $ 67,600   $ 79,000
$200,000      $12,300   $25,200   $ 38,400   $ 51,700   $ 64,900   $ 78,200   $ 91,500
$225,000      $13,900   $28,500   $ 43,600   $ 58,700   $ 73,800   $ 88,800   $103,900
$250,000      $15,500   $31,900   $ 48,800   $ 65,700   $ 82,600   $ 99,500   $116,400
$300,000      $18,800   $38,600   $ 59,100   $ 79,700   $100,200   $120,700   $141,300
$350,000      $22,000   $45,300   $ 69,500   $ 93,700   $117,800   $142,000   $166,200
$400,000      $25,300   $52,000   $ 79,800   $107,600   $135,500   $163,300   $191,100
$500,000      $31,700   $65,500   $100,500   $135,600   $170,700   $205,800   $240,900
$600,000      $38,200   $78,900   $121,300   $163,600   $206,000   $248,300   $290,700
$700,000      $44,700   $92,300   $142,000   $191,600   $241,200   $290,800   $340,500

                       NAME                             HIRE DATE        CREDITED SERVICE
                       ----                             ---------        ----------------
Beatty, William...................................      June 10, 1996         2 years
Geyer, Fred.......................................  February 16, 1998          1 year
Hallford, David...................................   February 1, 1989         9 years
Hennessy, Scott...................................       June 9, 1980        18 years
Lindsay, Howard...................................  February 12, 1996         2 years
McCall, Adrian....................................  December 11, 1995         3 years

STOCK OPTION PLAN

     The Board of Directors has adopted a stock option plan which provides for the grant to certain key employees and/or directors of True Temper of stock options that are non-qualified options for federal income tax purposes. The stock option plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have broad powers under the stock option plan, including exclusive authority to determine:

          (1) who will receive awards;

          (2) the type, size and terms of awards;

          (3) the time when awards will be granted; and

          (4) vesting criteria, if any, of the awards.

COMPENSATION OF DIRECTORS

     True Temper will reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate directors for services provided in such capacity.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     All of our capital stock is owned by True Temper Corporation. The following table sets forth information with respect to the beneficial ownership of True Temper Corporation's capital stock as of December 31, 1998 by:

        (1) all stockholders of True Temper Corporation that own more than 5% of any class of such voting securities,

        (2) each director and named executive officer, and

        (3) all directors and executive officers as a group.

                                                                            PERCENTAGE OF
                               NUMBER OF    NUMBER OF     PERCENTAGE OF      OUTSTANDING     PERCENTAGE OF
                               PREFERRED      COMMON       OUTSTANDING         COMMON        VOTING CAPITAL
  NAME OF BENEFICIAL OWNER       SHARES       SHARES     PREFERRED STOCK        STOCK            STOCK
  ------------------------     ---------    ---------    ---------------    -------------    --------------
TTS LLC(1)...................  11,750,000    8,192,163         94.0%            89.2%             89.2%
  c/o Cornerstone Equity
     Investors, L.L.C.
717 Fifth Avenue
Suite 1100
New York, New York 10022

EII(2).......................     750,000      534,632          6.0%             5.8%              5.8%
  c/o The Black & Decker
     Corporation
701 East Joppa Road
Towson, Maryland 21286

Scott C. Hennessy............          --      367,444           --                4%                4%
Howard A. Lindsay............          --       22,965           --                *                 *
Adrian H. McCall.............          --       21,933           --                *                 *
Fred H. Geyer................          --       15,482           --                *                 *
David N. Hallford............          --       12,902           --                *                 *
William R. Beatty............          --        6,193           --                *                 *

All directors and executive
  officers as a group
  (8 persons)(3).............           0      452,596            0              5.0%              5.0%

------------------------------
  * Less than 1%.

(1) Membership interests in TTS LLC are held by Cornerstone Equity Investors IV, L.P. (73.9%), GS Private Equity Partners, L.P. (17.2%), GS Private Equity Partners Offshore, L.P. (8.3%) and other investors (0.5%).

(2) Emhart Industries, Inc., a wholly-owned subsidiary of Black & Decker.

(3) Includes issuance of management incentive shares. Excludes stock held by True Temper Sports, LLC, an affiliate of Cornerstone Equity Investors, L.L.C., for which the individual directors who are affiliates of Cornerstone disclaim beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION AGREEMENT

     In accordance with the terms of the recapitalization agreement, Black & Decker has indemnified True Temper Sports, LLC, the equity investor, against any and all damages resulting from any misrepresentation or breach of warranty of Black & Decker or of True Temper Corporation contained in the recapitalization agreement, a claim which is typically made the earlier of 18 months following the closing date or the date on which audited financial statements for the 1999 calender year are delivered. The indemnification obligations of Black & Decker under the recapitalization agreement are generally subject to a $5.0 million basket amount and limited to an aggregate payment of no more than 25% of the adjusted purchase price received by Black & Decker pursuant to the recapitalization. Black & Decker will indemnify True Temper for 50% of all environmental liability up to an aggregate amount of $10.0 million and 80% of any environmental liability in excess of $10.0 million.

     In addition, Black & Decker has agreed for a period of five years after the closing date not to compete with True Temper in the business of the company as conducted as of the closing date. Black & Decker has also agreed for a period of up to 12 months after the closing date of the recapitalization not to hire or solicit the employment of certain employees of True Temper.

     As provided in the recapitalization agreement, True Temper Corporation may pay contingent amounts to Black & Decker. The amount of such payments, if any, will be equal to 25% of the EBIT contribution derived from True Temper Corporation's sales to Thiokol. These sales will be in accordance with the Thiokol contract which is defined in the recapitalization agreement. Such payments will be made annually during the initial term of the Thiokol contract based on the EBIT contribution derived in each such year.

STOCKHOLDERS AGREEMENT

     Upon the consummation of the recapitalization, True Temper Corporation and all of its stockholders, including True Temper Sports, LLC and Black & Decker, entered into a stockholders agreement. The stockholders agreement:

          (1) requires that each of the parties vote all of their voting securities of True Temper Corporation and take all other necessary or desirable actions to cause the size of the board of directors of True Temper Corporation to be established at the number of members determined by True Temper Sports, LLC and to cause designees of True Temper Sports, LLC representing a majority of the board of directors to be elected to the board of directors of True Temper Corporation;

          (2) grants True Temper Corporation and True Temper Sports, LLC a right of first refusal on any proposed transfer of shares of capital stock of True Temper Corporation held by Black & Decker and any of the other stockholders;

          (3) grants tag-along rights on certain transfers of shares of capital stock of True Temper Corporation;

          (4) requires the stockholders to consent to a sale of True Temper Corporation to an independent third party if such sale is approved by certain holders of the then outstanding shares of the company's voting common stock; and

          (5) except in certain instances, prohibits Black & Decker from transferring any shares of capital stock of True Temper Corporation for certain periods following the consummation of the recapitalization. Certain of the foregoing provisions of the stockholders agreement will terminate upon the consummation of an initial public offering, a qualified public offering or an approved sale.

EQUITY REGISTRATION RIGHTS AGREEMENT

     Upon the consummation of the recapitalization, True Temper Corporation and all of its stockholders, including True Temper Sports, LLC and Black & Decker, entered into the equity registration rights agreement. Under the equity registration rights agreement, the holders of a majority of the True Temper Corporation registrable securities and/or its affiliates have the right to require True Temper Corporation to register any or all of their shares of common stock of True Temper Corporation under the Securities Act at the company's expense. In addition, all holders of registrable securities are entitled to request the inclusion of any shares of common stock of True Temper Corporation subject to the equity registration rights agreement in any registration statement filed by True Temper Corporation at its expense whenever the company proposes to register any of its common stock under the Securities Act. In connection with all such registrations, True Temper Corporation has agreed to indemnify all holders of registrable securities against those liabilities described in the stockholders agreement, including liabilities under the Securities Act.

TRANSITION SERVICES AGREEMENT

     In connection with the recapitalization, True Temper entered into the transition services agreement with Black & Decker. In accordance with the terms of the transition services agreement, Black & Decker has agreed to provide a variety of services, including payroll and financial accounting for True Temper's foreign operations, among others, at prices set forth in the transition services agreement for a period of up to 12 months after the closing of the recapitalization.

CORPORATE EXPENSE ALLOCATION

     True Temper received general administrative services provided by Black & Decker that include cash management, tax reporting, risk management and internal audit. Allocated expenses for such services, amounting to $0.7 million, $0.9 million, and $0.7 million for 1996, 1997 and 1998, respectively, have been included in the accompanying statements of operating income. Charges for these corporate services were based upon a general allocation methodology determined by Black & Decker and were used to allocate all corporate overhead expenses to Black & Decker's operating divisions. The charges have not necessarily been allocated on a basis which approximates True Temper's estimated usage of such services as a stand-alone entity. The corporate expense allocation also includes the allocation of $0.1 million in 1996, which primarily consisted of salaries for additional management personnel. Group management was disbanded in early 1996.

CORPORATE PASS-THROUGH CHARGES

     Black & Decker provided common services for True Temper and other Black & Decker affiliates, including group self-insurance programs and blanket insurance coverage. Many of these services represent services provided by third parties whereby Black & Decker incurred the cost of the service on behalf of True Temper. Black & Decker charged True Temper for the estimated cost of these services. The costs for these services and/or expenses have been allocated to True Temper by Black & Decker based upon certain allocation methodologies determined by Black & Decker. Accordingly, there is no assurance that the amounts allocated for such items provided by Black & Decker would be indicative of the actual amounts that True Temper would have incurred on a stand alone basis.

MANAGEMENT SERVICES AGREEMENT

     In connection with the recapitalization, True Temper entered into a management services agreement with Cornerstone. In accordance with this agreement, Cornerstone has agreed to provide:

     (1) general management services;

     (2) assistance with the identification, negotiation and analysis of acquisitions and dispositions;

     (3) assistance with the negotiation and analysis of financial alternatives; and

     (4) other services agreed upon by True Temper and Cornerstone.

     In exchange for such services, Cornerstone or its nominee receives:

     (1) an annual advisory fee of $0.5 million payable quarterly, plus reasonable out-of-pocket expenses;

     (2) a transaction fee in an amount equal to 1.0% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by True Temper or any of its subsidiaries; and

     (3) a one-time transaction fee of $3.0 million upon the consummation of the recapitalization.

     These terms of the management services agreement are, in our opinion, as fair and equitable to True Temper as those that could have been obtained from arms-length negotiations with third parties. The management services agreement has an initial term of five years, subject to automatic one-year extensions unless we or Cornerstone provides written notice of termination. The annual advisory fee of $0.5 million is an obligation of ours and is also contractually subordinated to the notes and the senior credit facilities.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

     As part of the transactions, we entered into the senior credit facilities with a syndicate of financial institutions for which Donaldson, Lufkin & Jenrette Securities Corporation acted as the arranger and DLJ Capital Funding, Inc. acted as the syndication agent. The following is a summary of the material terms and conditions of the senior credit facilities and is subject to the detailed provisions of the senior credit facilities and the various related documents entered into in connection with it.

     Loans; Interest Rates. The senior credit facilities consist of up to a $20.0 million six-year non-amortizing revolving credit facility and term loans in an aggregate principal amount of $37.5 million, consisting of a $10.0 million term A loan due 2004 and a $27.5 million term B loan due 2005. The borrowings under the senior credit facilities, together with the aggregate gross proceeds from the bridge note and the seller note, the equity investor contribution and the retained equity were used to consummate the recapitalization and the acquisition of Grafalloy and to pay related fees and expenses. In addition, the senior credit facilities provide financing for future working capital, capital expenditures and other general corporate purposes.

     The alternate base rate is defined in the senior credit facilities as the higher of either:

     (1) the annual rate of interest as announced by The First National Bank of Chicago or its successor; or

     (2) the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York.

     The revolving bank facility is available on a revolving basis during the period commencing on the date of the closing and ending on the date that is six years after the date of the closing, subject to a borrowing base. True Temper borrowed $7.5 million under the term loans primarily to fund the acquisition of Grafalloy. At our option, loans made under the revolving bank facility bear interest at either

     (1) the alternate base rate plus a margin of 1.00%, or

     (2) the reserve-adjusted LIBO rate plus a margin of 2.25%.

     The entire amount of the term loans was drawn in connection with the transactions and the acquisition of Grafalloy; and, at our option, the term loans bear interest at either

     (1) the alternate base rate plus a margin of 1.00% in the case of the term A loan and 1.25% in the case of the term B loan; or

     (2) the reserve-adjusted LIBO rate plus a margin of 2.25% in the case of the term A loan and 2.50% in the case of the term B loan;

provided that, commencing six months after the closing of the senior credit facilities, the applicable margins for the revolving credit facility and the term A loan will be subject to a performance-based grid and may be adjusted in accordance with this grid.

     Repayment. Revolving loans may be borrowed, repaid and reborrowed from time to time until six years after the closing of the senior credit facilities. The term loan may be repaid at any time but must be repaid in full eight years after the closing of the senior credit facilities.

     Security. The revolving credit facility is secured by a first-priority lien and the term loan is secured by a second-priority lien on all of our capital stock and substantially all of our property and assets and of each of our U.S. subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock or similar equity interests of each of our direct and indirect subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries is required to be pledged as security in the event that a pledge of a greater percentage results in material increased tax or similar liabilities for us and our subsidiaries on a consolidated basis or violate applicable law.

     Prepayments. In addition, the senior credit facilities provide for mandatory repayments, subject to certain exceptions, of the term loan, and reductions in the revolving credit facility, based on certain net asset sales outside the ordinary course of business of True Temper and its subsidiaries, the net proceeds of certain debt and equity issuances, and excess cash flow.

     Outstanding loans under the senior credit facilities are voluntarily pre-payable without penalty; provided, however, that LIBO rate breakage costs, if any, are borne by us.

     Conditions and Covenants. The obligations of the lenders under the senior credit facilities are subject to the satisfaction of conditions precedent customary for similar bank facilities or otherwise appropriate under the circumstances. We and each of our subsidiaries are subject to negative covenants contained in the senior credit facilities, including without limitation covenants that restrict:

     (1) the incurrence of additional indebtedness and other obligations and the granting of additional liens;

     (2) mergers, consolidations, amalgamations, liquidations, dissolutions and dispositions of assets;

     (3) investments, loans and advances;

     (4) dividends, stock repurchases and redemptions;

     (5) prepayment or repurchase of subordinated indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the notes;

     (6) engaging in transactions with affiliates; and

     (7) sales and leasebacks.

     The senior credit facilities also contain customary affirmative covenants, including compliance with environmental laws, maintenance of corporate existence and rights, maintenance of insurance, property and interest rate protection, financial reporting, inspection of property, books and records, and the pledge of additional collateral and guarantees from new subsidiaries. In addition, the senior credit facilities require us to maintain a minimum interest coverage ratio, a minimum fixed charge coverage ratio, minimum EBITDA and a maximum leverage ratio. Some of these financial, negative and affirmative covenants are more restrictive than those set forth in the Indenture.

     Events of Default. The senior credit facilities also include events of default that are typical for senior bank facilities and appropriate in the context of the transactions, including, without limitation, nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgements under ERISA and change of control. The occurrence of any of such events of default could result in acceleration of our obligations under the senior credit facilities and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the notes.

                         DESCRIPTION OF EXCHANGE NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     We will issue the exchange notes under the terms of the Indenture dated as of November 23, 1998 between us and United States Trust Company of New York, as trustee. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these exchange notes. The Indenture and the Registration Rights Agreement are incorporated by reference into this prospectus.

BRIEF DESCRIPTION OF THE NOTES

THE NOTES

     These exchange notes or "notes":

     - are general unsecured obligations of True Temper;

     - are subordinated in right of payment to all of our Senior Debt; and

     - are senior or pari passu in right of payment to all of our existing and future subordinated Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

     We will issue the notes with a maximum aggregate principal amount of $150.0 million, of which $100.0 million has been issued on the date of original issuance. We will issue the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 2008.

     Interest on these notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 1 and December, commencing on June 1, 1999. We will make each interest payment to the holders of record of these notes on the immediately preceding May 15 and November 15.

     Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Additional notes may be issued from time to time after the exchange offer, subject to the provisions of the Indenture described below under the caption "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes offered hereby and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The interest rate on the notes is subject to increase if this registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the caption "--Registration Rights; Liquidated Damages." All references herein to interest on the notes shall include any such Liquidated Damages that may be payable.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given us wire transfer instructions, we will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENTS AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the Holders of notes, and we may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered Holder of a note will be treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal of, premium if any, and interest on these notes will be subordinated to the prior payment in full of all our Senior Debt.

     The holders of Senior Debt will be entitled to receive payment in full in cash of all amounts due or to become due in respect of Senior Debt before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive Reorganization Securities), in the event of any distribution to our creditors in any Insolvency or Liquidation Proceeding with respect to True Temper. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the Holders of the notes or the Trustee would be entitled will be paid by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the notes or by the Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representative or Representatives. Any such payment or distribution will be applied to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision of the Senior Debt to or for the holders of Senior Debt.

     Except in Reorganization Securities, we also may not make any payment in respect of the notes if:

     (1) a payment default on Designated Senior Debt occurs and is continuing;
         or

     (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Credit Agent or the holders or the Representative of any Designated Senior Debt.

     Payments on the notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of

        (a) the date on which such nonpayment default is cured or waived,

        (b) 179 days after the date on which the applicable Payment Blockage Notice is received or

        (c) the date on which the Trustee receives written notice from the Credit Agent or the Representative for such Designated Senior Debt, as the case may be, rescinding the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until 181 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     No event of default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

     As a result of the subordination provisions described above, in the event of a bankruptcy liquidation or reorganization of True Temper, Holders of notes may recover less ratably than our creditors who are holders of Senior Debt. See "Risk Factors--Subordination," which describes how the right of Holders to receive payments on the notes is junior to all of our existing and future indebtedness. We will be subject to certain financial tests limiting the amount of additional Indebtedness, including Senior Debt, that we can incur. See "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

     At any time prior to December 1, 2001, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption, excluding notes held by us; and

     (2) the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.

     Except in accordance with to the preceding paragraphs, we will not have the option of redeeming the notes prior to December 1, 2003.

     After December 1, 2003, we may redeem all or a part of these notes, upon not less than 30 nor more than 60 days notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                PERCENTAGE
2003............................................     105.438%
2004............................................     103.625%
2005............................................     101.813%
2006 and thereafter.............................     100.000%
                                                     =======

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part of that Holder's notes in accordance with the Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, to the date of purchase. Within 60 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date, in accordance with the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations described in the Indenture.

     On the Change of Control Payment Date, we will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered in accordance with the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

     (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes that we are purchasing.

     The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for the notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; on the condition that the new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer that we have made and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another Person or group may be uncertain.

     ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) we or our Restricted Subsidiary, as the case may be, receive consideration at the time of an Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

     (3) at least 75% of the consideration received by us or by our Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

        (a) any of our liabilities as shown on our or our Restricted Subsidiary's most recent balance sheet, or any liabilities of any of our Restricted Subsidiary excluding contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or our Restricted Subsidiary from further liability; and

        (b) any securities, notes or other obligations received by us or any of our Restricted Subsidiary from such transferee that we or our Restricted Subsidiary convert into cash or Cash Equivalents, to the extent of the cash received in that conversion, within 180 days.

     The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received, determined in accordance with the preceding proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we or the Restricted Subsidiary may apply the Net Proceeds:

     (1) to repay or repurchase our Senior Debt or that of any Restricted Subsidiary;

     (2) to acquire a controlling interest in another Permitted Business;

     (3) to make a capital expenditure in a Permitted Business; or

     (4) to acquire other assets in a Permitted Business.

     Pending the final application of any such Net Proceeds, we may temporarily reduce the revolving Indebtedness under the Senior Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all Holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

MATERIAL COVENANTS

     RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly make Restricted Payments. The making of a "Restricted Payments" is any of the following:

     (1) the declaration or payment of any dividend or the making of any other payment or distribution on account of ours or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation in which we are involved, or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as holders of our or any Restricted Subsidiaries Equity Interests, other than dividends or distributions payable in Equity Interests, excluding Disqualified Stock, of True Temper;

     (2) the purchase, redemption or other acquisition or retirement for value, including without limitation, in connection with any merger or consolidation in which we are involved, of any of our Equity Interests or those of any direct or indirect parent of True Temper, other than any such Equity Interests that we own or that any of our Restricted Subsidiary owns;

     (3) the making of any payment on or with respect to, or the purchase, redemption, defeasance or otherwise acquisition or retirement for value of any Indebtedness that is subordinated to the notes, except scheduled payments of interest or principal at Stated Maturity thereof; or

     (4) the making of any Restricted Investment, unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default or Event of occurred and be continuing or would occur as a consequence thereof;

        (2) we would, after giving pro forma effect to the Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us or our Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (8) (other than those permitted by clause (6) of the definition of "Permitted Investments") (9), (12), (13), (14), and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

           (a) 50% of our Consolidated Net Income for the period, taken as one accounting period, from the beginning of the first full fiscal quarter commencing after the date of the Indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

           (b) 100% of the aggregate net proceeds received by us as a contribution to our capital or received by us from the issue or sale since the date of the Indenture of our Equity Interests other than Disqualified Stock, or of True Temper's Disqualified Stock or debt securities that have been converted into such Equity Interests, other than Equity Interests, Disqualified Stock or debt securities sold to a Restricted Subsidiary of True Temper, and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, plus

           (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment, plus

           (d) if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary as determined in good faith by the Board of

               Directors as of the date of its redesignation or (ii) pays us or any of our Restricted Subsidiaries any cash dividends or cash distributions, 100% of any such cash dividends or cash distributions made after the date of the Indenture.

     The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration if at the date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of True Temper in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance, other than to any of our Restricted Subsidiaries, of, other Equity Interests of True Temper, excluding Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of our subordinated Indebtedness or that of any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by any of our Restricted Subsidiaries to the holders of our Equity Interests on a pro rata basis;

     (5) the declaration or payment of dividends to True Temper Corporation for expenses incurred by True Temper Corporation in its capacity as a holding company or for services rendered on our behalf, including, without limitation,

        (a) customary salary, bonus and other benefits payable to officers, employees and consultants of True Temper Corporation,

        (b) fees and expenses paid to members of the Board of Directors of True Temper Corporation,

        (c) general corporate overhead expenses of True Temper Corporation,

        (d) management, consulting or advisory fees paid to True Temper Corporation or to permit True Temper Corporation to pay management, consulting or advisory fees, in each case, not to exceed $1.5 million in any fiscal year, and

        (e) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of True Temper Corporation or True Temper held by any member or former member of True Temper Corporation's, or by any of our Restricted Subsidiaries' management pursuant to any management equity subscription agreement, stockholders agreement or stock option agreement in effect as of the date of the Indenture.

     The declaration or payment of dividends to True Temper Corporation for its expenses as set forth in clauses (a) through (e) above is subject to the following conditions:

        (a) with respect to clauses (a) through (c) above, the aggregate amount paid does not exceed $2.0 million in any fiscal year; and

        (b) with respect to clause (e) above, the aggregate price paid shall not exceed (i) $1.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to clause (ii) of $2.0 million in any calendar year, plus (ii) the aggregate cash proceeds received by True Temper from any issuance or reissuance of Equity Interests by True Temper Corporation to members of our management and that of our Restricted Subsidiaries and the proceeds to us of any "key-man" life insurance policies; provided that the cancellation of Indebtedness owing to us from members of our management or that of any Restricted Subsidiary in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

     (6) Investments in any Person, other than True Temper or a Restricted Subsidiary, engaged in a Permitted Business in an amount not to exceed $5.0 million;

     (7) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $3.0 million;

     (8) Permitted Investments;

     (9) the declaration or payment of dividends or other payments to True Temper Corporation pursuant to any tax sharing agreement or other arrangement among True Temper Corporation or other members of the affiliated corporations of which True Temper Corporation is the common parent;

     (10) other Restricted Payments in an aggregate amount not to exceed $7.5 million;

     (11) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends on Disqualified Stock, the incurrence of which satisfied the covenant set forth in "--Incurrence of Indebtedness and Issuance of Preferred Stock" below;

     (12) the declaration or payment of dividends to True Temper Corporation to satisfy any required purchase price adjustment payment arising out of the Recapitalization;

     (13) the declaration or payment of dividends or other payments to True Temper Corporation in an amount not to exceed $1.0 million to satisfy redemption obligations in respect of Equity Interests of True Temper Corporation that are held by management of True Temper Corporation or True Temper, provided that such amount shall not be applied against expenses incurred pursuant to clause (5)(e) above;

     (14) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; and

     (15) distributions to True Temper Corporation to fund the Transactions.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments and those of our Restricted Subsidiaries, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation except to the extent repaid in cash and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation as determined in good faith by the Board of Directors. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness including Acquired Debt, and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness including Acquired Debt, or issue Disqualified Stock or preferred stock and our Restricted Subsidiaries may incur Indebtedness, including Acquired Debt, and issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by us or by any of our Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Senior Credit Facilities;

     (2) the incurrence by us and our Restricted Subsidiaries of Existing Indebtedness;

     (3) the incurrence by us of Indebtedness represented by the notes issued on the issue date;

     (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary in an aggregate principal amount or accreted value, as applicable, not to exceed $110.0 million, whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets;

     (5) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by us or one of our Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by us or one of our Subsidiaries; provided further that the principal amount of such Indebtedness or its accreted value, as applicable, together with any other outstanding Indebtedness incurred pursuant to this clause
         (5), does not exceed $7.5 million;

     (6) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

     (7) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

        (a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

        (b) (i)any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than True Temper or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either True Temper or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by True Temper or such Restricted Subsidiary, as the case may be;

     (8) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging:

        (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

        (b) exchange rate risk with respect to any agreement or Indebtedness of such Person payable in a currency other than U.S. dollars; or

        (c) commodities risk relating to commodities agreements, entered into in the ordinary course of business, for the purchase of raw material used by us and our Restricted Subsidiaries;

     (9) the Guarantee by us or any of our Restricted Subsidiaries of Indebtedness of True Temper or a Restricted Subsidiary of True Temper that was permitted to be incurred by another provision of this covenant;

     (10) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of True Temper;

     (11) Indebtedness incurred by us or any of our Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (12) Indebtedness arising from our agreements or those of a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:

        (a) such Indebtedness is not reflected on our balance sheet or that of any Restricted Subsidiary. Contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a), and

        (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds. The fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value actually received by us and/or such Restricted Subsidiary in connection with such disposition;

     (13) obligations in respect of performance and surety bonds and completion guarantees provided by us or any Restricted Subsidiary in the ordinary course of business;

     (14) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

     (15) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (15), not to exceed $10.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness in any manner that complies with this covenant. In addition, we may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph hereof provided that we would be permitted to incur such item of Indebtedness, or portion thereof, pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt, other than Permitted Liens, upon any of their property or assets, now owned or hereafter acquired unless:

     (1) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the notes, the notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

     (2) in all other cases, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to True Temper or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

         (b) pay any Indebtedness owed to True Temper or any of its Restricted Subsidiaries;

     (2) make loans or advances to True Temper or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to True Temper or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1)  Existing Indebtedness as in effect on the date of the Indenture;

     (2) the Senior Credit Facilities as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole as determined in the good faith judgment of our Board of Directors, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the Indenture;

     (3)  the Indenture and the notes;

     (4)  any applicable law, rule, regulation or order;

     (5) any instrument of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

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     (8)  Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, in the good faith judgment of our board of directors, taken as a whole, to the Holders of notes than those contained in the agreements governing the Indebtedness being refinanced;

     (9) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

     (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (11) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     MERGER, CONSOLIDATION, OR SALE OF ASSETS

     We may not: (1) consolidate or merge with or into another Person, whether or not we are the surviving corporation; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another Person unless:

     (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the entity or Person formed by or surviving any such consolidation or merger or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) we or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

        (a) will, after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

        (b) would, together with our Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after such transaction after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period than our Fixed Charge Coverage Ratio and that of our subsidiaries immediately prior to the transaction.

     The preceding clause (4) will not prohibit:

        (a) a merger between us and a Wholly Owned Subsidiary; or

        (b) a merger between us and an Affiliate incorporated solely for the purpose of reincorporating us in another state of the United States;

so long as, in each case, the amount of our Indebtedness and the Indebtedness of our Restricted Subsidiaries is not increased thereby.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets"

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

covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Restricted Subsidiaries.

     TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

     (2) we deliver to the Trustee:

        (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

        (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement to which we or any of our Restricted Subsidiaries is a party in the ordinary course of business and consistent with our past practice or that of such Restricted Subsidiary;

     (2) transactions between or among us and/or our Restricted Subsidiaries;

     (3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

     (4) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of our officers, directors, employees or consultants or those of any of our Restricted Subsidiaries;

     (5) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to us and our Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date;

     (6) insurance arrangements among True Temper Corporation and its Subsidiaries that are not less favorable to us or any of our Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices;

     (7) payments under any tax sharing agreement or other arrangement among True Temper Corporation and other members of the affiliated group of corporations of which either is the common parent; and

     (8) payments in connection with the Transactions, including the payment of fees and expenses.

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     ANTI-LAYERING

     We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both:

     (1) subordinate or junior in right of payment to any Senior Debt; and

     (2) senior in any respect in right of payment to the notes.

     SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1) we or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

     LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     We will not permit any Domestic Restricted Subsidiary, directly or indirectly, to incur Indebtedness or Guarantee or pledge any assets to secure the payment of any other Indebtedness of True Temper or any Restricted Subsidiary unless either such Restricted Subsidiary (1) is a Subsidiary Guarantor or (2) simultaneously executes and delivers a supplemental indenture to the Indenture and becomes a Subsidiary Guarantor, which Guarantee shall (a) with respect to any Guarantee of Senior Debt, be subordinated in right of payment on the same terms as the notes are subordinated to such Senior Debt and
(b) with respect to any Guarantee of any other Indebtedness, be senior to or pari passu with such Restricted Subsidiary's other Indebtedness or Guarantee of or pledge to secure such other Indebtedness.

     Notwithstanding the preceding paragraph, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of True Temper, of all of our stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture.

     ADDITIONAL GUARANTEES

     If we acquire or create a Domestic Restricted Subsidiary after the date of the Indenture, or if any of our Subsidiaries becomes a Domestic Restricted Subsidiary, then such newly acquired or created Domestic Restricted Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an opinion of counsel, in accordance with terms of the Indenture.

     BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

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     REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, we will file a copy of all the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the Indenture;

     (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

     (3) our failure to comply with the provisions described under the caption "--Change of Control";

     (4) our failure for 30 days after notice from the Trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (5) our failure for 60 days after notice from the Trustee or holders of at least 25% in principal amount of the notes then outstanding voting as a single class to comply with any of its other agreements in the Indenture or the notes;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

        (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

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

     (7) our failure or any of our Subsidiaries' failure to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (8) certain events of bankruptcy or insolvency with respect to True Temper or any of its Restricted Subsidiaries that are Significant Subsidiaries.

     In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:

     (1) the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities shall be outstanding, such acceleration shall not be effective until the earlier of:

     (1) an acceleration of any such Indebtedness under the Senior Credit Facilities, or

     (2) five business days after receipt by us of written notice of such acceleration.

     Notwithstanding the preceding paragraph, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to True Temper or any of its Subsidiaries, all outstanding notes will become due and payable without further action or notice.

     Holders of notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of notes notice of any continuing Default, or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 1, 2003 by reason of any willful action or inaction taken or not taken by or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to December 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of True Temper, or any Guarantor, as such, shall have any liability for any of our obligations or those of the Guarantors under the notes, the Indenture, the

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Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "Events of Default" will no longer constitute an Event of Default with respect to the notes, excluding non-payment, bankruptcy, receivership, rehabilitation and insolvency events.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound;

     (6) we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of True Temper or others; and

     (7) we must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered Holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     With the consent of the Holders of not less than a majority in principal amount of the notes at the time outstanding, we and Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that without the consent of each Holder affected, no amendment, supplement, modification or waiver may, with respect to any notes held by a non-consenting Holder:

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders";

     (8) make any change in the preceding amendment and waiver provisions; or

     (9) release any guarantor from any of its obligations under its guarantee of the notes or the Indenture, except in accordance with the terms of the Indenture.

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     In addition, any amendment to, or waiver of the provisions of Article 10 of the Indenture relating to subordination that adversely affects the rights of the Holders of notes will require the consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of notes, we and the Trustee may amend or supplement the Indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or the sale of all or substantially all of our assets;

     (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to allow any Subsidiary to guarantee the notes.

CONCERNING THE TRUSTEE

     If the Trustee, United States Trust Company of New York, becomes a creditor of True Temper, the Indenture limits the Trustee's right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to True Temper Sports, Inc., 8275 Tournament Drive, Suite 200, Memphis, Tennessee 38125; Attention:
Vice President -- Finance and Administration.

BOOK-ENTRY, DELIVERY AND FORM

     The notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the "144A Global Notes"). Upon issuance, the 144A Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct or Indirect Participants.

     Beneficial interests in all 144A Global Notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors."

     In addition, transfer of beneficial interests in the 144A Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants which may change from time to time, including, if applicable, those of Euroclear and CEDEL.

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     The 144A Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the 144A Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in 144A Global Notes for Certificated Notes."

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     DEPOSITORY PROCEDURES

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers, including DLJ, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). Persons who are not Direct Participants may beneficially own securities held by or on behalf of DTC only through the Direct Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Direct Participants and Indirect Participants.

     DTC has also advised us that pursuant to procedures established by it:

     (1) upon deposit of the 144A Global Notes, DTC will credit the accounts of Direct Participants designated by DLJ with portions of the principal amount of 144A Global Notes and

     (2) ownership of such interests in the 144A Global Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC, with respect to Direct Participants, or by Direct Participants and the Indirect Participants, with respect to other owners of beneficial interests in the 144A Global Notes.

     Investors in the 144A Global Notes may hold their interests therein directly through DTC or indirectly through organizations such as Euroclear and CEDEL. All interests in a 144A Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities they own. This may limit or curtail the ability to transfer beneficial interest in a 144A Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a 144A Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see "-- Book-Entry, Delivery and Form -- Transfer of Interests in 144A Global Notes for Certificated Notes" and "-- Book-Entry, Delivery and Form -- Exchanges of 144A Global Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFER OF INTERESTS IN 144A GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE 144A GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes are registered, including notes represented by 144A Global Notes, as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Payments in respect of the principal and premium, if any, and interest on 144A Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently,

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neither us nor the Trustee, nor any agent of True Temper or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the 144A Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any 144A Global Note, or

     (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes is to credit the accounts of the relevant Direct Participants with the payment on the payment date, in amounts proportionate to such Direct Participant's respective ownership interests in the 144A Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or True Temper. Neither we nor the Trustee will be liable for any delay by DTC or its Direct Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The 144A Global Notes will trade in DTC's Same-Day Funds Settlement System and therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants, who hold interests in the notes through Euroclear and CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines. The established deadlines are governed by Brussels time for Euroclear and UK time for CEDEL. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant 144A Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and CEDEL Participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds interests in the notes through Euroclear or CEDEL purchasing an interest in a 144A Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a 144A Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Direct Participants to whose account DTC interests in the 144A Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange 144A Global Notes for legended notes in certificated form, and to distribute such notes to its Direct Participants.

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

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the 144A Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of True Temper, DLJ or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     TRANSFER OF INTERESTS IN 144A GLOBAL NOTES FOR CERTIFICATED NOTES

     A 144A Global Note is exchangeable for definitive notes in registered certificated form if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the 144A Global Note and we thereupon fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act,

     (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes, or

     (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes.

     In addition, beneficial interests in a 144A Global Note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any 144A Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures and will bear, in the case of the 144A Global Notes, the restrictive legend referred to in "Notice to Investors" unless we determine otherwise, in compliance with applicable law.

     EXCHANGES OF 144A GLOBAL NOTES

     Any beneficial interest in one of the 144A Global Notes that is transferred to a person who takes delivery in the form of an interest in another 144A Global Note will, upon transfer, cease to be an interest in such 144A Global Note and become an interest in such other 144A Global Note. Accordingly, such person will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other 144A Global Note for as long as it remains such an interest.

     Transfers involving an exchange of a beneficial interest in a 144A Global Note for a beneficial interest in another 144A Global Note will be effected by DTC by means of an instruction originated by the Trustee through the DTC/Deposit Withdraw at Custodian system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one 144A Global Note and a corresponding increase in the principal amount of the other 144A Global Note, as applicable.

CERTIFICATED NOTES

     Any person having a beneficial interest in the 144A Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons or the nominee of any such person. All such certificated notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if:

     (1) we notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

     (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the Indenture,

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

then, upon surrender by the 144A Global Note Holder of its 144A Global Note, notes in such form will be issued to each person that the 144A Global Note Holder and the Depositary identify as being the beneficial owner of the related notes.

     Neither True Temper nor the Trustee will be liable for any delay by the 144A Global Note Holder or the Depositary in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the 144A Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the notes represented by the 144A Global Note, including principal, premium, if any, and interest, be made by wire transfer of immediately available next day funds to the accounts specified by the 144A Global Note Holder. With respect to certificated notes, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     We have entered into a Registration Rights Agreement with DLJ, dated as of November 23, 1998. In the registration rights agreement, we have agreed to file the exchange offer registration statement with the Commission. Upon the effectiveness of the exchange offer registration statement, we will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for a new issue of our debt securities (the "New Notes").
If:

     (1) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy or

     (2) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:

        (a) it is prohibited by law or Commission policy from participating in the exchange offer,

        (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer Registration Statement is not appropriate or available for such resales, or

        (c) that it is a broker-dealer and owns notes acquired directly from us or any of our affiliates,

we will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     We will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For the purposes of the registration rights agreement, "Transfer Restricted Securities" means each:

     (1) note, until the earliest to occur of

        (a) the date on which such note is exchanged in the exchange offer for a new note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act,

        (b) the date on which such note has been disposed of in accordance with a Shelf Registration Statement and on which purchasers have been issued new notes, or

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

        (c) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act, and

     (2) new note held by a Broker Dealer until the date on which such new note is disposed of by a Broker Dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement, including the delivery of the prospectus contained therein.

     The registration rights agreement provides that:

     (1) we will file an exchange offer registration statement with the Commission on or prior to 90 days after the Closing Date,

     (2) we will use our reasonable best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the Closing Date,

     (3) unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our reasonable best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, new notes in exchange for all notes tendered before then in the exchange offer, and

     (4) if obligated to file the Shelf Registration Statement, we will use our reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.

     If:

     (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing,

     (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),

     (3) we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement, or

     (4) the Shelf Registration Statement or the exchange offer registration statement is declared effective but ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above a "Registration Default"), then we will pay Liquidated Damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of notes. All accrued Liquidated Damages will be paid by us on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of certificated notes by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

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

DEFINITIONS

     Set forth below are some defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used for which no definition is provided.

     "144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of notes sold in reliance on Rule 144A.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of

     (1) 1.0% of the principal amount of such note or

     (2) the excess of (a) the present value at such Redemption Date of the redemption price of such note at December 1, 2003, (such redemption price being set forth in the table above under the caption "Optional Redemption") plus all required interest payments due on such note through December 1, 2003, excluding accrued but unpaid interest, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such note, if greater.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition (a "Disposition") of any assets or rights, including, without limitation, by way of a sale and leaseback, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of True Temper and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by True Temper or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

        (a) that have a fair market value in excess of $3.0 million, or

        (b) for net proceeds in excess of $3.0 million.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) a disposition of assets by True Temper to a Restricted Subsidiary or by a Restricted Subsidiary to True Temper or to another Restricted Subsidiary;

     (2) an issuance of Equity Interests by a Restricted Subsidiary to True Temper or to another Restricted Subsidiary;

     (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments";

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

     (4) a disposition in the ordinary course of business;

     (5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

     (6) foreclosures on assets;

     (7) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; and

     (8) the licensing of intellectual property.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock however designated;

     (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) Government Securities having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the rating of "P-2" or higher from Moody's Investors Service, Inc. or "A-3" or higher from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

     (6) any fund investing exclusively in investments of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of True Temper and its Subsidiaries taken as a whole to any "person," as such term is used in

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

         Section 13(d)(3) of the Exchange Act, other than the Principals or a Related Party of any of the Principals;

     (2) the adoption of a plan relating to the liquidation or dissolution of True Temper;

     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than the Principals and their Related Parties, becomes the "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act directly or indirectly, of more than 50% of the Voting Stock of True Temper, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the Board of Directors of True Temper are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

     (5) expenses and charges of True Temper related to the Transactions which are paid, taken or otherwise accounted for within 90 days of the consummation of the Transactions, plus

     (6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions, plus

     (7) any extraordinary and non-recurring charges for such period to the extent that such charges were deducted in computing such Consolidated Net Income, plus

     (8) amounts paid pursuant to the Management Services Agreement to the extent such amounts were deducted in computing such Consolidated Net Income.

     Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.

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

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

     (1) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; plus

     (2) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

     Notwithstanding the preceding, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to True Temper or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to True Temper or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of True Temper who:

     (1) was a member of such Board of Directors on the date of the Indenture;

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

     (3) was nominated by the Principals pursuant to the Stockholders Agreement.

     "Credit Agent" means The First National Bank of Chicago, in its capacity as Administrative Agent for the lenders party to the Senior Credit Facilities, or any successor thereto or any person otherwise appointed.

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     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

     (1) any Indebtedness outstanding under the Senior Credit Facilities; and

     (2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by True Temper as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would not qualify as Disqualified Stock but for change of control or asset sale provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" applicable to the Holders of the notes.

     "Domestic Restricted Subsidiary" means, with respect to True Temper, any Wholly Owned Subsidiary of True Temper that was formed under the laws of the United States of America.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness of True Temper and its Subsidiaries, other than Indebtedness under the Senior Credit Facilities in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the Consolidated Interest Expense of such Person for such period; plus

     (2) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (3) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that True Temper or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness, excluding revolving credit borrowings, or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by True Temper or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro
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

         forma basis, to be calculated in accordance with Article 11-02 of Regulation S-X, as in effect on the Issue Date, after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause
         (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary of True Temper that is not organized under the laws of a state or territory of the United States or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

     "Global Notes" means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, issued in accordance with certain sections of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, in respect of:

     (1) borrowed money;

     (2) indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

     (3) indebtedness evidenced by bankers' acceptances;

     (4) indebtedness evidenced by representing Capital Lease Obligations; or

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

     (5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable,

if and to the extent any of the preceding items, excluding letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge by True Temper of the Capital Stock of an Unrestricted Subsidiary of True Temper to secure Non-Recourse Debt of such Unrestricted Subsidiary.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value, in the case of any Indebtedness that does not require current payments of interest; and

     (2) the principal amount, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means:

     (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to True Temper or to the creditors of True Temper, as such, or to the assets of True Temper;

     (2) any liquidation, dissolution, reorganization or winding up of True Temper, whether voluntary or involuntary, and involving insolvency or bankruptcy; or

     (3) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of True Temper.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If True Temper or any Restricted Subsidiary of True Temper sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of True Temper such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of True Temper, True Temper shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means the date on which the initial $100.0 million in aggregate principal amount of the Notes is originally issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

     "Management Services Agreement" means the Management Services Agreement dated on the date of the Indenture, between True Temper and Cornerstone.

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

     "Net Income" means, with respect to any Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain but not loss, realized in connection with:

        (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain but not loss, together with any related provision for taxes on such extraordinary or nonrecurring gain but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by True Temper or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result of such Asset Sale, taxes paid or payable as a result of such Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, the amounts required to be applied to the payment of Indebtedness (other than Indebtedness incurred pursuant to the Senior Credit Facilities) secured by a Lien on the asset or assets that were the subject of the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither True Temper nor any of its Restricted Subsidiaries:

        (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which, including any rights that the holders may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of True Temper or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock, other than stock of an Unrestricted Subsidiary pledged by True Temper to secure debt of such Unrestricted Subsidiary, or assets of True Temper or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business in which True Temper and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

     (1) any Investment in True Temper or in a Restricted Subsidiary of True Temper;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by True Temper or any Restricted Subsidiary of True Temper in a Person, if as a result of such Investment:

        (a) such Person becomes a Restricted Subsidiary of True Temper; or

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

        (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, True Temper or a Restricted Subsidiary of True Temper;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
         "-- Repurchase at the Option of Holders -- Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of True Temper; and

     (6) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since the date of the Indenture, not to exceed $7.5 million.

     "Permitted Liens" means:

     (1) Liens securing Senior Debt, including, without limitation, Indebtedness under the Senior Credit Facilities, permitted by the terms of the Indenture to be incurred or other Indebtedness allowed to be incurred under clause (1) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (2)  Liens in favor of True Temper or any Restricted Subsidiary;

     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with True Temper or any Restricted Subsidiary of True Temper, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with True Temper or any Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition by True Temper or any Restricted Subsidiary of True Temper, provided such Liens were not incurred in contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6)  Liens existing on the date of the Indenture;

     (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made;

     (8) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock";

     (9) Liens securing Permitted Refinancing Indebtedness where the Liens securing the Indebtedness being refinanced were permitted under the Indenture;

     (10) Liens incurred in the ordinary course of business of True Temper or any Restricted Subsidiary of True Temper with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:
          (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and (b) do not in the aggregate materially detract from the value of the property or materially impair the use of such property in the operation of business by True Temper or such Restricted Subsidiary;

     (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

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

     (12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

     (13) any interest or title of a lessor under any Capital Lease Obligation;

     (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of True Temper or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (16) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

     (17) leases or subleases granted to others that do not materially interfere with the ordinary course of business of True Temper and its Restricted Subsidiaries;

     (18) Liens arising from filing Uniform Commercial Code financing statements regarding leases; and

     (19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of True Temper or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith) except, in the case of the Senior Credit Facilities, the principal amount of such Permitted Refinancing Indebtedness does not exceed the greater of (i) the principal amount of Indebtedness permitted, whether or not borrowed, under clause (1) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) the amount actually borrowed under the Senior Credit Facilities.

     (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Cornerstone Equity Investors and its affiliates.

     "Public Equity Offering" means a public offering of Equity Interests, other than Disqualified Stock, of

     (1) True Temper or

     (2) True Temper Corporation to the extent the net proceeds are contributed to True Temper as a capital contribution.

     "Regulation S" means Regulation S promulgated under the Securities Act.

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     "Regulation S Global Notes" means a global note bearing the global note legend and the private placement legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the notes resold in reliance on Rule 904 of Regulation S.

     "Related Party" with respect to any Principal means:

     (1) any controlling stockholder or partner, 80% (or more) owned Subsidiary, or spouse or immediate family member in the case of an individual of such Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "Reorganization Securities" means securities distributed to Holders of the notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the notes and the Indenture are, and provide to the holders of Senior Debt.

     "Representative" means the Trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of notes sold in reliance on Rule 144A.

     "Senior Credit Facilities" means the Senior Credit Facilities, dated as of September 30, 1998 between True Temper and Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent and The First National Bank of Chicago, as administrative agent, providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time including increases in principal amount.

     "Senior Debt" means:

     (1) all Indebtedness outstanding under the Senior Credit Facilities, including any Guarantees and all Hedging Obligations;

     (2) any other Indebtedness permitted to be incurred by True Temper under the terms of the Indenture, unless the instrument under which such Indebtedness in incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

     (3) all Obligations with respect to the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by True Temper;

     (2) any Indebtedness of True Temper to any of its Subsidiaries or other Affiliates;

     (3) any trade payables; or

     (4) any Indebtedness that is incurred in violation of the Indenture.

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

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination; and

     (2) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination).

     "Subsidiary Guarantor" means

     (1) any Domestic Restricted Subsidiary that executes a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Restricted Subsidiary and

     (2) any other Subsidiary of True Temper that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to December 1, 2003; provided, however, that if the period from the Redemption Date to December 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with True Temper or any Restricted Subsidiary of True Temper unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to True Temper or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of True Temper;

     (3) is a Person with respect to which neither True Temper nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of True Temper or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of True Temper as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain
Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of True Temper as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," True Temper shall be in default of such covenant. The Board of Directors of True Temper may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of True Temper of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if:

     (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity by
         (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold the notes on November 18, 1998 to DLJ pursuant to the purchase agreement. DLJ subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase agreement, we entered into the Registration Rights Agreement with DLJ pursuant to which we have agreed to:

     (1) file a registration statement within 60 days after the date on which the notes were issued with respect to registered offers to exchange the notes for the exchange notes. The exchange notes will have terms substantially identical in all material respects to the original notes, except that the exchange notes will not contain terms with respect to transfer restrictions and

     (2) use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date on which the notes were originally issued.

     Upon the exchange offer registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the notes. We will keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders. For each of the notes surrendered to us pursuant to the exchange offer, the holder who surrendered such notes will receive the exchange notes having a principal amount equal to that of the surrendered notes. Interest on each exchange note will accrue from the later of

     (1) the last interest payment date on which interest was paid on the note surrendered, or

     (2) if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or if no interest has been paid on the notes, from the date on which the notes were originally issued.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the exchange notes will be freely transferable by holders that are not our affiliates after the exchange offer without further registration under the Securities Act. We have based this belief on several interpretive letters issued by the staff of the Commission in connection with other offerings by other parties. These letters are Exxon Capital Holdings Corporation (available as of May 13, 1988), Morgan Stanley & Co. Incorporated (available as of June 5, 1991), Mary Kay Cosmetics, Inc. (available as of June 5, 1991), Warnaco, Inc. (available as of October 11, 1991) and Shearman & Sterling (available as of July 2, 1993). However, in order for the exchange notes to be freely transferable in accordance with the Commission's no-action letters, each holder that wishes to exchange its notes for exchange notes will be required to represent the following:

     (1) that any exchange note to be received by it will be acquired in the ordinary course of its business;

     (2) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the Securities Act;

     (3) that it is not our "affiliate" as that term is defined in Rule 405 promulgated under the Securities Act;

     (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

     (5) if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes

     Upon written notice within 30 days following the completion of the exchange offer that a broker-dealer has received exchange notes in the exchange offer, we will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by broker-dealers and other persons, if any, with similar prospectus delivery requirements.

     Should any of the circumstances described in (1) to (4) below occur, we will, at our expense, promptly deliver to the holders and the trustee written notice,

     (x) as promptly as practicable file shelf registration statements covering resales of the notes,

     (y) use their best efforts to cause the shelf registration statements to be declared effective under the Securities Act and

     (z) use their best efforts to keep effective the shelf registration statements until the earlier of two years after the date on which the notes were originally issued or such time as all of the applicable notes covered by the shelf registration statements have been sold:

        (1) because of any change in law or in currently prevailing interpretations of the staff of the commission, we are not permitted to effect the exchange offer;

        (2) the exchange offer is not consummated within 210 days of the date on which the notes were originally issued;

        (3) in certain circumstances, certain holders of unregistered exchange notes so request; or

        (4) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws other than due solely to the status of such holder as our affiliate.

     We will, in the event that shelf registration statements are filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder including certain indemnification rights and obligations.

     If we fail to comply with the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then, as liquidated damages, additional interest pursuant to provisions of the notes, shall become payable in respect of the notes as follows:

     (1) if neither an exchange offer registration statement nor a shelf registration statement is filed with the commission on or prior to 60 days after the date on which the notes were originally issued; or

     (2) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement which is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such additional interest increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

     If

     (1) neither an exchange offer registration statement nor a shelf registration statement is declared effective by the Commission on or prior to 150 days after the date on which the notes were originally issued; or

     (2) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement which is not declared effective by the Commission on or prior to the 90th day following the date it was filed,
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

then commencing on the day after the 150th day or after the 90th day, as the case may be, additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following each such filing date and will increase by an additional .25% per annum at the beginning of each subsequent 90-day period.

     If

     (1) we have not exchanged the applicable exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 45th day after the date on which the exchange offer registration statement was declared effective; or

     (2) if applicable, a shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the date on which the notes were originally issued, other than after such time as all of the applicable notes have been disposed of, then additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days commencing on the 46th day after such effective date or the day such shelf registration statement ceases to be effective, as the case may be, such additional interest increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; provided, however, that the rate of additional interest that shall accrue on the notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that

     (1) upon the filing of the applicable exchange offer registration statement or a shelf registration statement,

     (2) upon the effectiveness of the applicable exchange offer registration statement or a shelf registration statement, or

     (3) upon the exchange of applicable exchange notes for all applicable notes tendered, or

     (4) upon the effectiveness of a shelf registration statement which had ceased to remain effective,

Additional interest on the applicable notes, as the case may be, shall cease to accrue or accumulate.

     Any amounts of additional interest due will be payable in cash, on the same original interest payment dates as the notes. The amount of additional interest will be determined by multiplying the applicable rate of additional interest by the principal amount of the senior subordinated notes multiplied by a fraction, the numerator of which is the number of days such rate of additional interest was applicable during such period determined on the basis of a 360-day year comprised of twelve 30-day months, and the denominator of which is 360.

     We shall

     (1) make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes,

     (2) pay all expenses incident to the exchange offer including the expense of one counsel to the holders covered thereby, and

     (3) indemnify holders of the notes including any broker-dealer against certain liabilities, including liabilities under the Securities Act.

     A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

     Each holder of notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to make the following representations in the letter of transmittal:

     (1) that it is not our "affiliate" within the meaning of Rule 405 of the Securities Act;

     (2) that it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer;

     (3) that it is acquiring the exchange notes in its ordinary course of business; and

     (4) that if it is a broker-dealer holding notes acquired for its own account as a result of market-making activities or other trading activities, that it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received in respect of such exchange notes pursuant to the exchange offer.

The Commission has taken the position and we believe that broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, we are required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

     If the holder is a broker-dealer, it will be required to include a representation in its letter of transmittal with respect to the exchange offer that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes.

     Holders of notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including certain indemnification obligations.

     For so long as the notes are outstanding, we will continue to provide to holders of notes and to prospective purchasers of notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the registration rights agreement contains a discussion of all material elements but does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement. We will provide a copy of the registration rights agreement to holders of notes identified to us by DLS upon request.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the notes except that:

     (1) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer thereof; and

     (2) the holders of the exchange notes will not be entitled to some of their rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the notes in circumstances relating to the timing of the exchange offer, all of which will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture.

     As of the date of this prospectus, $100.00 million aggregate principal amount of notes were outstanding. We have fixed the close of business on June 24, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the issuers.

     If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events described herein or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on July 26, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the expiration date beyond July 28, 1999.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, to

     (1) to delay accepting any notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

     (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from their date of issuance. Holders of notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on June 1, 1999. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     Interest on the exchange notes is payable semi-annually on each May 1 and November 1, commencing on May 1, 1999.

PROCEDURES FOR TENDERING

     Only a holder of notes may tender such notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the notes, letter of transmittal and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing the letter of transmittal, each holder will make us the representations set forth above in the eighth paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance of the tender by us will constitute agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an institution that is a member firm of the Medallion system unless the notes are tendered as follows:

     (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of member firm of the Medallion system.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion system.

     If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such notes with the signature guaranteed by an institution that is a member firm of the Medallion system.

     If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company (DTC), for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of notes by causing the book-entry transfer facility to transfer such notes into the exchange agent's account with respect to the notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The depositary and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program (ATOP). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an "agent's message" to the Depositary.

     The term "agent's message" means a message transmitted by DTC, received by the depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable letter of transmittal and deliver it to the depositary. Pursuant to authority granted by DTC, any DTC participant which has notes credited to its DTC account at any time (and held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable letter of transmittal to the depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered notes and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered or any notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of notes, neither us, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their notes and

     (1) whose notes are not immediately available;

     (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent; or

     (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date,

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

     may effect a tender if:

     (1) the tender is made through an institution that is a member firm of the Medallion system;

     (2) prior to the expiration date, the exchange agent receives by fax, mail or hand delivery from such firm a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the certificate(s) representing the notes, and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

     (3) such properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered notes in proper form for transfer, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

     In (2) and (3) above, the certificate(s) representing the notes may be substituted by a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility. Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     (1) specify the name of the person having deposited the notes to be withdrawn;

     (2) identify the notes to be withdrawn. This identification must include the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender. Any required signature guarantees must also be included; and

     (4) specify the name in which any such notes are to be registered, if different from that of the person who deposited the notes.

     We will determine all questions as to the validity, form and eligibility and the time of receipt of such notices and our determination shall be final and binding on all parties. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange exchange notes for, any notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such notes, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

     (2) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

     (3) any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

If we determine in our sole discretion that any of the conditions are not satisfied, we may

     (1) refuse to accept any notes and return all tendered notes to the tendering holders;

     (2) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such notes; or

     (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered notes which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

        United States Trust Company of New York
        770 Broadway, 13th Floor
        New York, New York 10003

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such notes may be resold only:

     (1) to us upon redemption thereof or otherwise;

     (2) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act. Any such transaction is to be based upon an opinion of counsel reasonably acceptable to us;

     (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

     (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     With respect to resales of exchange notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not such person is the holder who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received in respect of such notes pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. In addition, until July 28, 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     With respect to resales of exchange notes, we believe that a holder or other person who receives exchange notes, whether or not such person is the holder who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not include a person that is an "affiliate" of the issuer of the notes within the meaning of Rule 405 under the Securities Act. If any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the Commission enunciated in these letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any such secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. Further, each participating broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. True Temper has agreed to make this prospectus available to any participating broker-dealer for use in connection with any such resale.

     In connection with the transactions, an affiliate of DLJ, the initial purchaser of the old notes, has received customary fees in connection with the agreement by DLJ to finance a portion of the recapitalization. In addition, DLJ received a customary fee for financial advisory services rendered to Black & Decker in connection with the transactions.

     In the ordinary course of business, DLJ and its affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with us. DLJ acted as the arranger and DLJ Capital Funding, Inc. acted as the syndication agent under the senior credit facilities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes offered hereby will be passed upon for True Temper by Kirkland & Ellis, New York, New York. Certain partners of Kirkland & Ellis collectively own, through investment entities, 0.5% of the membership interests of True Temper Sports LLC, our indirect parent.

                                    EXPERTS

     The financial statements of True Temper Sports, Inc. as of and for the year ended December 31, 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of True Temper Sports, Inc. at December 31, 1997 and December 31, 1996, appearing in this prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given upon the authority of the firm as experts in accounting and auditing.

     The financial statements and schedule of True Temper Sports, Inc. as of and for the year ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP served as the independent accountants of True Temper Sports, Inc. for the fiscal years ended 1997 and 1996. KPMG LLP was retained on November 23, 1998 as the company's independent accountants for the purpose of auditing its financial statements for the year ended 1998. The following information relates to the dismissal of Ernst & Young LLP and the subsequent engagement of KPMG LLP:

     (1) The report on the financial statements prepared by Ernst & Young LLP for both 1997 or 1996 did not contain an adverse opinion or a disclaimer of opinion; nor was it qualified or modified as to uncertainty, audit scope or accounting principles;

     (2) The decision to change accountants was approved by the company's board of directors before the establishment of an audit committee upon the recommendation of management and of Cornerstone Equity Investors, LLC, which holds the majority of membership interests in True Temper Sports, LLC, the company's indirect parent; and

     (3) During the fiscal years of 1997 and 1996 and the interim period thereafter preceding the dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

                            TRUE TEMPER SPORTS, INC.

               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Statement of Operations for
  the year ended December 31, 1998..........................  P-3
Notes to Unaudited Pro Forma Condensed Statement of
  Operations................................................  P-4

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed Statement of Operations of True Temper has been prepared to give effect to the following transactions as of January 1, 1998 (together, the "Transactions"): (i) the Recapitalization; (ii) the offering of the old notes; and (iii) $30.0 million of borrowings by True Temper under the term loan facilities of the Senior Credit Facilities. The unaudited pro forma adjustments presented are based upon available information and certain assumptions that True Temper believes are reasonable under the circumstances.

     The Recapitalization has been accounted for as a leveraged recapitalization, which had no impact on the historical basis of True Temper's assets and liabilities. The unaudited pro forma Statement of Operations should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes all included elsewhere in this prospectus. The Unaudited Pro Forma Statement of Operations and related notes are provided for informational purposes only and do not purport to be indicative of True Temper's financial condition or results of operations that would have actually been obtained had the Transactions been consummated as of the assumed dates and for the periods presented, nor are they indicative of True Temper's financial condition or results of operations for any future period.

                            TRUE TEMPER SPORTS, INC.

             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31, 1998
                                                          ----------------------------------------
                                                                         PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                          ----------    -----------      ---------
Net sales...............................................   $ 91,450      $     --        $ 91,450
Expenses:
  Costs of sales........................................     59,252            --          59,252
  Selling, general and administrative expenses..........     14,227        (5,330)(a)      13,773
                                                                            4,889(b)
                                                                             (763)(a)
                                                                              375(b)
                                                                              375(c)
  Amortization of goodwill..............................      2,505                         2,505
  Write-off of goodwill.................................     40,000            --          40,000
  Recapitalization transaction expenses.................      5,698        (5,698)(d)          --
  Restructuring costs...................................      1,150                         1,150
                                                           --------      --------        --------
Operating loss..........................................    (31,382)        6,152         (25,230)
Interest expense, net...................................      3,462        10,324(e)       13,786
Other expense...........................................         80                            80
                                                           --------      --------        --------
Earnings (loss) before income taxes.....................    (34,924)       (4,172)        (39,096)
Income taxes............................................      2,887        (1,579)(f)       1,308
                                                           --------      --------        --------
Net loss................................................   $(37,811)     $ (2,593)       $(40,404)
                                                           ========      ========        ========
OTHER FINANCIAL DATA:
  EBITDA(g)........................................................................      $ 20,601
  EBITDA margin(h).................................................................          22.5%
  Cash interest expense............................................................      $ 13,078
  Ratio of EBITDA to cash interest expense.........................................           1.6x

                            See accompanying notes.

                          NOTES TO UNAUDITED PRO FORMA
                       CONDENSED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) To record the elimination of certain Black & Decker allocated corporate costs and the additional costs associated with corporate pass through costs prior to the company's recapitalization on September 30, 1998:

Allocated corporate costs:
  Legal & accounting........................................    $  251
  General & administrative..................................       362
  Human resources...........................................        57
  Executive compensation plan...............................        57
  Other.....................................................        36
                                                                ------
          Total.............................................    $  763
                                                                ======
Pass through corporate costs:
  Product liability & general insurance.....................       555
  Human resources...........................................     2,872
  Other.....................................................     1,903
                                                                ------
          Total.............................................    $5,330
                                                                ======

(b) To record management's estimate of the stand alone costs to replace services formerly provided by Black & Decker prior to the company's recapitalization on September 30, 1998:

Management's stand alone allocated costs:
  Legal & accounting........................................    $  222
  General & administrative..................................        79
  Human resources...........................................        38
  Other.....................................................        36
                                                                ------
          Total.............................................    $  375
                                                                ======
Management's stand alone pass through costs:
  Product liability & general insurance.....................       541
  Human resources...........................................     2,693
  Other.....................................................     1,655
                                                                ------
          Total.............................................    $4,889
                                                                ======

(c) To record nine months of the Cornerstone management services fee payable by True Temper, based on $500 per annum.

(d) To record the elimination of fees and expenses associated with the Transactions.

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED STATEMENT OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(e) To record interest expense as if the Recapitalization had occurred on January 1, 1998:

Senior Subordinated Notes(1)................................    $ 8,156
Term Loans:
  Term A Loan ($10,000 @ 7.53% per annum)(2)................        565
  Term B Loan ($20,000 @ 7.78% per annum)(2)................      1,167
Amortization of deferred financing costs....................        436
                                                                -------
          Total.............................................    $10,324
                                                                =======

---------------
     (1) Interest expense was calculated at an interest rate of 10.875%.

     (2) Represents 3 month LIBOR @ 5.2806% (at December 31, 1998) plus 2.25% and 2.50% for term A and term B Loans, respectively.

(f) To record the difference between the historical tax expense and unaudited pro forma tax expense at True Temper's effective rate of 37.85% as follows:

Pro forma pretax income (loss)..............................    $(39,096)
Goodwill amortization.......................................       2,505
Goodwill writeoff...........................................      40,000
Other permanent differences.................................          46
                                                                --------
Taxable income..............................................       3,455
Effective rate..............................................       37.85%
                                                                --------
Pro forma tax expense.......................................       1,308
Less: historical tax expense................................       2,887
                                                                --------
Adjustment..................................................    $ (1,579)
                                                                ========

(g) EBITDA represents operating income (loss) plus depreciation, amortization, goodwill writeoff and recapitalization transaction expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP"). Pro forma EBITDA represents EBITDA plus: (i) corporate expenses and charges that historically have been allocated to True Temper by Black & Decker; less (ii) True Temper's estimate of its costs as a stand alone entity for the same services corresponding to such corporate expenses and charges. Pro forma EBITDA has not been reduced by the management fee payable under the Management Services Agreement, which is an obligation of TTC and is contractually subordinated to all obligations under the notes and the Senior Credit Facilities.

(h) Unaudited pro forma EBITDA margin represents pro forma EBITDA as a percentage of net sales.

                            TRUE TEMPER SPORTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Statements of operations for the three months ended April 4,
  1999 and March 29, 1998 (unaudited).......................   F-2
Balance sheets as of April 4, 1999 and March 29, 1998
  (unaudited)...............................................   F-3
Statements of cash flows for the three months ended April 4,
  1999 and March 29, 1998 (unaudited).......................   F-4
Notes to financial statements for the three months ended
  April 4, 1999 and March 29, 1998..........................   F-5
Reports of independent auditors.............................   F-7
Statements of operations for the years ended December 31,
  1998, 1997 and 1996.......................................   F-9
Balance sheets as of December 31, 1998 and 1997.............  F-10
Statements of changes to stockholder's equity for the years
  ended December 31, 1998, 1997 and 1996....................  F-11
Statements of cash flows for the years ended December 31,
  1998, 1997 and 1996.......................................  F-12
Notes to financial statements for the years ended December
  31, 1998, 1997 and 1996...................................  F-13

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE THREE
                                                                  MONTHS ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1999        1998
                                                              --------    ---------
NET SALES...................................................  $23,406     $ 25,232
Cost of sales...............................................   14,229       15,485
                                                              -------     --------
  GROSS PROFIT..............................................    9,177        9,747
Selling, general and administrative expenses................    3,969        3,904
Amortization of goodwill....................................      676          616
Write-off of goodwill.......................................       --       40,000
Restructuring costs.........................................      133           --
                                                              -------     --------
  OPERATING INCOME (LOSS)...................................    4,399      (34,773)
Interest expense............................................    3,758           --
Other expenses, net.........................................        1           52
                                                              -------     --------
  INCOME (LOSS) BEFORE INCOME TAXES.........................      640      (34,825)
Income taxes................................................      511        2,201
                                                              -------     --------
  NET INCOME (LOSS).........................................  $   129     $(37,026)
                                                              =======     ========

                 See accompanying notes to financial statements

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                                 BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              APRIL 4,
                                                                1999
                                                              --------
                                ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  3,340
  Receivables, net..........................................    14,314
  Inventories...............................................    13,044
  Deferred financing costs..................................       587
  Prepaid expenses and other................................     1,265
                                                              --------
     Total current assets...................................    32,550
Property, plant and equipment, net..........................    21,467
Goodwill, net...............................................    79,057
Deferred tax assets.........................................    55,340
Deferred financing costs....................................     4,370
Other assets................................................       344
                                                              --------
     Total assets...........................................  $193,128
                                                              ========
                  LIABILITIES & STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.........................  $  1,025
  Current portion of capital lease liability................        91
  Accounts payable..........................................     7,895
  Accrued expenses and other liabilities....................    10,944
                                                              --------
     Total current liabilities..............................    19,955
Long-term debt less the current portion.....................   136,087
Capital lease liability, net of current portion.............       113
Post-retirement medical obligation..........................     1,965
                                                              --------
     Total liabilities......................................   158,120
STOCKHOLDER'S EQUITY
  Common stock -- par value $0.01 per share; authorized
     1,000 shares; issued and
     outstanding 100 shares.................................        --
  Additional paid in capital................................    40,326
  Accumulated deficit.......................................    (5,318)
                                                              --------
     Total stockholder's equity.............................    35,008
                                                              --------
     Total liabilities and stockholder's equity.............  $193,128
                                                              ========

                 See accompanying notes to financial statements

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE THREE
                                                                  MONTHS ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1999        1998
                                                              --------    ---------
OPERATING ACTIVITIES
  Net income (loss).........................................  $   129     $(37,026)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    1,518        1,459
     Amortization of deferred financing costs...............      146           --
     Write-off of goodwill..................................       --       40,000
     Loss on disposal of property, plant and equipment......        7           --
     Deferred taxes.........................................      482           --
     Changes in assets and liabilities:
       Receivables, net.....................................   (1,723)      (3,850)
       Inventories..........................................   (2,058)       1,158
       Prepaid expenses and other assets....................     (241)        (214)
       Accounts payable.....................................      110         (937)
       Accrued interest payable.............................    2,909           --
       Other current liabilities............................      583          133
                                                              -------     --------
       Net cash provided by operating activities............    1,862          723
INVESTING ACTIVITIES
  Purchase of property, plant and equipment.................     (325)        (553)
                                                              -------     --------
     Net cash used in investing activities..................     (325)        (553)
FINANCING ACTIVITIES
  Principal payments on bank debt...........................     (194)          --
  Principal payments on capital leases......................      (35)          --
  Other.....................................................     (233)          --
  Net proceeds to former parent company.....................       --         (925)
                                                              -------     --------
     Net cash used in financing activities..................     (462)        (925)
Net increase in cash........................................    1,075         (755)
Cash at beginning of period.................................    2,265        1,299
                                                              -------     --------
Cash at end of period.......................................  $ 3,340     $    544
                                                              =======     ========

                 See accompanying notes to financial statements

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
          FOR THE THREE MONTHS ENDED APRIL 4, 1999 AND MARCH 29, 1998
                                  (UNAUDITED)
               (DOLLARS IN THOUSANDS UNLESS OTHERWISE INDICATED)

1) BASIS OF PRESENTATION

     The accompanying unaudited financial statements of True Temper Sports, Inc. ("True Temper" or the "Company") have been prepared in accordance with the rules of the Securities and Exchange Commission ("SEC") for quarterly reports on Form 10-Q and consequently do not include all the disclosures required by generally accepted accounting principles. It is suggested that these financial statements be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1998. In the opinion of management, the financial statements include all adjustments (consisting only of normal recurring accruals) which are necessary for the fair presentation of results for interim periods.

2) ACQUISITION OF GRAFALLOY CORPORATION & RESTRUCTURING

     On October 26, 1998, True Temper acquired substantially all of the assets of Grafalloy Corporation (Grafalloy), a wholly-owned subsidiary of The American Materials & Technologies Corporation, for approximately $6.2 million in cash. Grafalloy is located in El Cajon, California, and is engaged in the design, manufacture and sale of composite golf club shafts.

     In December 1998, the Company announced a restructuring program, the principal component of which is the consolidation of the Company's Olive Branch, Mississippi composite manufacturing operations into the recently acquired El Cajon, California facility. As part of the consolidation, the El Cajon facility will be expanded by approximately 25,000 square feet. The restructuring program will be completed over a period of approximately 12 months, and is being undertaken to reduce fixed overhead and better leverage the fixed investment the Company has in the composite business.

     In the fourth quarter of 1998, as part of the restructuring program, an accrual of $1,350 was established primarily to cover costs associated with exiting the Olive Branch, Mississippi facility. As of April 4, 1999, direct charges to this accrual totaled $79, of which $42 were recorded during the first quarter of 1999.

     In addition, the Company recorded restructuring expenses of $133 during the first quarter of 1999 related to the transition of manufacturing from the Olive Branch facility to the El Cajon facility.

3) INVENTORIES

INVENTORIES

                                                        APRIL 4,    DECEMBER 31,
                                                          1999          1998
                                                        --------    ------------
Raw materials.........................................  $ 2,430       $ 2,395
Work in process.......................................    3,341         2,460
Finished goods........................................    7,273         6,131
                                                        -------       -------
          Total.......................................  $13,044       $10,986
                                                        =======       =======

4) SEGMENT REPORTING

     The Company operates in two reportable business segments: golf shafts and specialty tubing. The Company's reportable segments are based on the type of product manufactured and the application of that product in the marketplace. The golf shaft segment manufactures and sells steel and composite golf club shafts for use exclusively in the golf industry. The specialty tubing segment manufactures and sells high

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

strength, high tolerance tubular components for bicycle, automotive and recreational sport markets. The company evaluates the performance of these segments based on segment sales and gross profit. The Company has no inter-segment sales.

                                                                   FOR THE THREE
                                                                   MONTHS ENDED
                                                              -----------------------
                                                              APRIL 4,     MARCH 29,
                                                                1999          1998
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Net sales:
  Golf shafts...............................................   $22,533      $24,316
  Specialty tubing..........................................       873          916
                                                               -------      -------
          Total.............................................   $23,406      $25,232
                                                               =======      =======
Gross profit:
  Golf shafts...............................................   $ 8,968      $ 9,437
  Specialty tubing..........................................       209          310
                                                               -------      -------
          Total.............................................   $ 9,177      $ 9,747
                                                               =======      =======

     Following is a reconciliation of total reportable segment gross profit to total Company income (loss) before income taxes:

                                                                   FOR THE THREE
                                                                   MONTHS ENDED
                                                              -----------------------
                                                              APRIL 4,     MARCH 29,
                                                                1999          1998
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Total gross profit of reportable segments...................   $9,177       $  9,747
Less:
  Selling, general and administrative expenses..............    3,969          3,904
  Amortization of goodwill..................................      676            616
  Write-off of goodwill.....................................       --         40,000
  Restructuring costs.......................................      133             --
  Interest expense..........................................    3,758             --
  Other expenses, net.......................................        1             52
                                                               ------       --------
          Total Company income (loss) before income taxes...   $  640       $(34,825)
                                                               ======       ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
True Temper Sports, Inc.:

     We have audited the accompanying balance sheet of True Temper Sports, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1998 financial statements present fairly, in all material respects, the financial position of True Temper Sports, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
March 10, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Black & Decker Corporation
Towson, Maryland

     We have audited the accompanying balance sheets of True Temper Sports as of December 31, 1996 and 1997, and the related statements of operations, net invested capital, and cash flows for each of the two years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed at Schedule II. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of True Temper Sports as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                               LOGO

March 6, 1998
Baltimore, Maryland

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998         1997        1996
                                                              ---------    --------    --------
NET SALES...................................................  $ 91,450     $82,597     $71,603
Cost of sales...............................................    59,252      53,886      49,628
                                                              --------     -------     -------
  GROSS PROFIT..............................................    32,198      28,711      21,975
Selling, general and administrative expenses................    14,227      14,251      11,813
Amortization of goodwill....................................     2,505       3,746       3,746
Write-off of goodwill.......................................    40,000          --          --
Recapitalization transaction expenses.......................     5,698          --          --
Restructuring costs.........................................     1,150         520         492
                                                              --------     -------     -------
  OPERATING INCOME (LOSS)...................................   (31,382)     10,194       5,924
Interest expense............................................     3,462          --          --
Other expenses, net.........................................        80          54          72
                                                              --------     -------     -------
  INCOME (LOSS) BEFORE INCOME TAXES.........................   (34,924)     10,140       5,852
Income taxes................................................     2,887       5,277       3,647
                                                              --------     -------     -------
  NET INCOME (LOSS).........................................  $(37,811)    $ 4,863     $ 2,205
                                                              ========     =======     =======

                See accompanying notes to financial statements.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  2,265    $  1,299
  Receivables, net..........................................    12,591       8,165
  Inventories...............................................    10,986      11,373
  Deferred financing costs..................................       587          --
  Prepaid expenses and other................................     1,024         349
                                                              --------    --------
     Total current assets...................................    27,453      21,186
Property, plant and equipment, net..........................    21,991      21,701
Goodwill, net...............................................    79,733     117,393
Deferred tax assets.........................................    55,822          --
Deferred financing costs....................................     4,516          --
Other assets................................................       111          61
                                                              --------    --------
     Total assets...........................................  $189,626    $160,341
                                                              ========    ========
                        LIABILITIES & STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.........................  $    900    $     --
  Current portion of capital lease liability................       109         193
  Accounts payable..........................................     7,785       7,324
  Accrued expenses and other liabilities....................     7,452       5,952
                                                              --------    --------
     Total current liabilities..............................    16,246      13,469
Long-term debt less the current portion.....................   136,406          --
Capital lease liability, net of current portion.............       130         156
Post-retirement medical obligation..........................     1,965          --
                                                              --------    --------
     Total liabilities......................................   154,747      13,625
STOCKHOLDER'S EQUITY
Common stock -- par value $0.01 per share; authorized 1,000
  shares; issued and outstanding 100 shares.................        --          --
  Additional paid in capital................................    40,326          --
  Accumulated deficit.......................................    (5,447)         --
  Net invested capital of former parent company.............        --     146,716
                                                              --------    --------
     Total stockholder's equity.............................    34,879     146,716
                                                              --------    --------
     Total liabilities and stockholder's equity.............  $189,626    $160,341
                                                              ========    ========

                See accompanying notes to financial statements.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                   NET INVESTED
                                  COMMON STOCK        ADDITIONAL                    CAPITAL OF
                               -------------------     PAID-IN      ACCUMULATED    FORMER PARENT
                               SHARES    PAR VALUE     CAPITAL        DEFICIT         COMPANY        TOTAL
                               ------    ---------    ----------    -----------    -------------    --------
BALANCE AT DECEMBER 31,
  1995.......................    --         $--        $    --        $    --        $156,164       $156,164
  Current year net income....    --         --              --             --           2,205          2,205
  Net financing activities
     with former parent
     company.................    --         --              --             --          (6,462)        (6,462)
                                ---         --         -------        -------        --------       --------
BALANCE AT DECEMBER 31,
  1996.......................    --         --              --             --         151,907        151,907
  Current year net income....    --         --              --             --           4,863          4,863
  Net financing activities
     with former parent
     company.................    --         --              --             --         (10,054)       (10,054)
                                ---         --         -------        -------        --------       --------
BALANCE AT DECEMBER 31,
  1997.......................    --         --              --             --         146,716        146,716
  Issuance of common
     shares..................   100         --              --             --              --             --
  Net loss for the period
     from January 1, 1998 to
     September 29, 1998......    --         --              --             --         (32,364)       (32,364)
  Net loss for the period
     from September 30, 1998
     to December 31, 1998....    --         --              --         (5,447)             --         (5,447)
  Net financing activities
     with former parent
     company.................    --         --              --             --          (7,689)        (7,689)
  Effect of
     recapitalization........    --         --              --             --         (66,337)       (66,337)
  Transfer to additional paid
     in capital on September
     30, 1998................    --         --          40,326             --         (40,326)            --
                                ---         --         -------        -------        --------       --------
BALANCE AT DECEMBER 31,
  1998.......................   100         $--        $40,326        $(5,447)       $     --       $ 34,879
                                ===         ==         =======        =======        ========       ========

                See accompanying notes to financial statements.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998         1997       1996
                                                             ---------    --------    -------
OPERATING ACTIVITIES
  Net income (loss)........................................  $ (37,811)   $  4,863    $ 2,205
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.........................      5,831       7,349      7,309
     Amortization of deferred financing costs..............        109          --         --
     Provision for restructuring...........................      1,350         520        492
     Write-off of goodwill.................................     40,000          --         --
     Loss on disposal of property, plant and equipment.....         89          --         --
     Deferred taxes........................................     (2,927)         --         --
     Changes in assets and liabilities, net of effects from
       business acquired:
       Receivables, net....................................     (3,747)     (1,195)     1,122
       Inventories.........................................      1,711        (632)        36
       Prepaid expenses and other assets...................       (700)       (208)        97
       Accounts payable....................................       (672)      2,270       (408)
       Accrued interest....................................      1,450          --         --
       Other current liabilities...........................        (22)         32     (1,271)
                                                             ---------    --------    -------
       Net cash provided by operating activities...........      4,661      12,999      9,582
INVESTING ACTIVITIES
  Purchase of property, plant and equipment................     (2,366)     (2,452)    (2,784)
  Proceeds from the sales of property, plant and
     equipment.............................................         --          13         --
  Purchase of Grafalloy....................................     (6,165)         --         --
                                                             ---------    --------    -------
     Net cash used in investing activities.................     (8,531)     (2,439)    (2,784)
FINANCING ACTIVITIES
  Proceeds from issuance of long term bank debt............     37,500          --         --
  Proceeds from issuance of senior subordinated notes......    100,000          --         --
  Principal payments on bank debt..........................       (194)         --         --
  Principal payments on capital leases.....................       (187)         --         --
  Payment of debt issuance costs...........................     (5,212)         --         --
  Other financing activity.................................       (185)         --         --
  Recapitalization.........................................   (119,197)         --         --
  Net proceeds to former parent company....................     (7,689)    (10,054)    (6,462)
                                                             ---------    --------    -------
     Net cash provided by (used in) financing activities...      4,836     (10,054)    (6,462)
Net increase in cash.......................................        966         506        336
Cash at beginning of year..................................      1,299         793        457
                                                             ---------    --------    -------
Cash at end of year........................................  $   2,265    $  1,299    $   793
                                                             =========    ========    =======

                See accompanying notes to financial statements.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
               (DOLLARS IN THOUSANDS UNLESS OTHERWISE INDICATED)

1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     True Temper Sports, Inc. (True Temper or the Company) is primarily engaged in the design, manufacture and sale of steel and composite golf club shafts as well as a variety of other high strength, high tolerance tubular components for the bicycle, automotive and recreational sports markets. True Temper's manufacturing plants and primary related facilities are located in Memphis, Tennessee, Amory and Olive Branch, Mississippi, and El Cajon, California. The majority of True Temper's sales are to golf club manufacturers and distributors primarily located in the United States, Europe, Asia and the South Pacific. True Temper operates as a wholly-owned operating subsidiary of True Temper Corporation.

BASIS OF PRESENTATION

     On September 30, 1998 True Temper Corporation and the Company completed a recapitalization transaction accounted for as a leveraged recapitalization, as further discussed in note 3. Prior to this date the Company operated as a wholly-owned subsidiary of the Black & Decker Corporation (Black & Decker or B&D). For the periods through September 29, 1998 the accompanying financial statements were prepared from the historical accounting records of Black & Decker. These financial statements included all revenues of True Temper, all items of expense directly incurred by it and expenses charged or allocated to it by Black & Decker in the normal course of business.

     Under Black & Decker's centralized cash management system, True Temper's cash requirements were provided directly by Black & Decker; similarly, cash generated by True Temper was remitted directly to Black & Decker. All charges and allocations of cost for functions and services provided by Black & Decker were deemed paid by True Temper, in cash, in the period in which the cost is recorded in the financial statements. Intercompany balances with Black & Decker, net of cash, were included in owner's net invested capital. None of Black & Decker's indebtedness was directly attributable to the assets of True Temper. Accordingly, no debt of Black & Decker or related interest expense was allocated to True Temper.

     True Temper's results were included in Black & Decker consolidated income tax returns in the various taxing jurisdictions in which it operates through September 29, 1998. The amount of taxes payable or receivable due to/from Black & Decker for 1996, 1997 and January to September 1998 was included as a component of owner's net invested capital. The provision for income taxes, the related assets and liabilities, and the related footnote disclosures are presented as if True Temper had filed separate tax returns for these periods, and are in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue is generally recognized as products are shipped to customers. Liabilities are established for estimated returns, allowances and discounts at the time revenue is recognized.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. All of the

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

accounting judgments and estimations used in preparation of the financial statements are based on assumptions that True Temper management believes are reasonable under the circumstances.

     All of the accounting judgments, estimations and allocations used in preparation of the Company's financial statements prior to the leveraged recapitalization on September 30, 1998, are based on assumptions that Black & Decker management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if True Temper had been operated as a separate entity.

TRADE ACCOUNTS RECEIVABLE

     Trade receivables are net of allowance for doubtful accounts of $592 and $268 as of December 31, 1998 and 1997, respectively. Credit risk with respects to accounts receivable is limited due to the large number of customers comprising True Temper's customer base and their dispersion across many geographical areas.

INVENTORIES

     Inventories are stated at the lower of cost or market. During 1998, True Temper adopted the first-in, first-out (FIFO) method to value its domestic inventories, for which the last-in, last-out (LIFO) method had previously been utilized for determining cost. The FIFO method will better measure the current values of such inventories, provide a more appropriate matching of revenues and expenses, and conform all inventories of True Temper to the same accounting method. Additionally, the change will enhance the comparability of True Temper's financial statements by changing to the predominant method utilized in its industry. This accounting change was not material to the financial statements and accordingly, no retroactive restatement to the financial statements was made.

DEFERRED FINANCING COSTS

     Costs associated with the issuance of debt are deferred and amortized over the life of the related debt, and included in interest expense for each applicable period using a method that approximates the interest method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated on an historical cost basis, net of accumulated depreciation. Depreciation is provided over the estimated useful life of each asset, except for leasehold improvements which are amortized over the shorter of the useful life or the applicable lease term, primarily on the straight-line basis. In general the estimated useful lives are as follows:

ASSET CATEGORY                                                     LIFE
--------------                                                  -----------
Computers and related equipment                                   2-4 years
Furniture and office equipment                                  10-15 years
Leasehold improvements                                           5-15 years
Machinery and equipment                                          8-15 years
Buildings                                                          50 years

GOODWILL

  Acquisition of True Temper Sports, Inc. by Black & Decker:

     The excess of purchase price of True Temper by Black & Decker over the fair value of the net assets acquired was recorded as goodwill. Amortization of goodwill is recorded on the straight-line method over a

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

period of 40 years. Accumulated amortization was approximately $35,500 and $33,000 at December 31, 1998 and 1997, respectively. Accumulated amortization at December 31, 1998 does not include a write-off of $40,000, as described in the following paragraph and in note 13.

     On a periodic basis through December 31, 1997, Black & Decker estimated True Temper's future undiscounted cash flows of the business in order to determine that the carrying value of goodwill had not been impaired. As more fully described in Note 13, effective January 1, 1998, Black & Decker changed its method for measuring and recognizing an impairment of goodwill from an undiscounted cash flow approach to a discounted cash flow approach.

  Acquisition of Grafalloy Corporation by True Temper Sports, Inc.:

     The excess of purchase price of Grafalloy over the fair value of the net assets acquired was recorded as goodwill. Amortization of goodwill is recorded on the straight-line method over a period of 20 years. Goodwill related to the Grafalloy acquisition was $4,804, net of accumulated amortization of $41, at December 31, 1998.

FOREIGN CURRENCIES

     Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than the U.S. Dollar are included currently in the results of operations as a component of cost of sales. The total gain/(loss) on foreign currency in the years ended December 31, 1998, 1997 and 1996 was $(111), $(143) and $5, respectively. True Temper hedges its foreign currency transaction exposure through the use of forward exchange contracts. Gains and losses on foreign currency transaction hedges are recognized in income and offset the foreign exchange gains and losses on the underlying transaction.

     The following table summarizes the contractual amounts of True Temper's forward exchange contracts as of December 31, 1998 and 1997:

                                                              1998          1997
                                                            ---------     ---------
                                                            (DOLLARS IN THOUSANDS)
Pound Sterling............................................   $1,342        $1,834
Yen.......................................................      554            --
Australian dollar.........................................    1,058         1,325
                                                             ------        ------
Total.....................................................   $2,954        $3,159
                                                             ======        ======

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", True Temper reviews for impairment whenever events and circumstances indicate that long-lived assets might be impaired. As more fully described in Note 5, the Company wrote down the carrying value of its Olive Branch, Mississippi building, as of December 31, 1998, through the establishment of a restructuring reserve.

ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional costs are accounted for in accordance with Statement of Position 93-7 "Reporting on Advertising Costs", which requires that the cost of producing advertisements be expensed at the time of the first showing of the advertisement. Advertising and promotional costs primarily consist of trade show costs, media spots including print, radio and television, advertising production and agency fees,

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

sponsorships, spokesperson fees and product and promotional samples. Advertising and promotional expense for the years ended December 31, 1998, 1997 and 1996 were $4,186, $4,241 and $3,913, respectively.

RESEARCH AND DEVELOPMENT COSTS

     Costs associated with the development of new products and changes to existing products are expensed as incurred and are included in selling, general, and administrative expenses in the accompanying Statements of Operations. Research and development costs for the years ended December 31, 1998, 1997 and 1996 were $2,155, $2,272 and $1,610, respectively.

POST-RETIREMENT BENEFITS

     Substantially all of True Temper's employees are covered by non-contributory defined benefit plans. The defined benefit plans are funded in conformity with funding requirements of applicable government regulations. Generally, benefits are based on age, years of service, and the level of compensation during the final years of employment. Prior service costs for defined benefit plans generally are amortized over the estimated remaining service periods of employees.

     Certain employees are covered by defined contribution plans. True Temper's contribution to these plans is based on a percentage of employee compensation or employee contribution. These plans are funded on a current basis. In addition to pension benefits, certain post-retirement medical, dental, and life insurance benefits are provided.

INCOME TAXES

  Prior to September 30, 1998

     Prior to the recapitalization on September 30, 1998, True Temper was included in the consolidated tax return of Black & Decker. Income tax expense was provided as if True Temper had filed a separate tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Income taxes payable/receivable and deferred tax assets and liabilities were included as a component of net invested capital.

  Subsequent to September 30, 1998

     Beginning September 30, 1998, income tax accounting has been completed with deferred income taxes provided for the differences in the financial statement and tax bases of assets and liabilities. The tax effect of the temporary differences created as a result of the leveraged recapitalization, which resulted in a "step-up" in tax bases (see notes 3 and 10) have been reflected in stockholder's equity at December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

     The following methods and assumptions were used by True Temper in estimating fair value disclosures for financial instruments:

          Cash, trade receivables and payables: The amounts reported in the balance sheets approximate fair value.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          Long-term debt: The carrying values of the Company's fixed and variable debt reasonably approximates their fair value.

          Foreign currency contracts: The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments and approximates carrying value.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Company adopted the provisions of FASB Statement No. 129, "Disclosure of Information about Capital Structure", which is effective for fiscal years ending after December 31, 1997. This statement establishes disclosure requirements regarding capital structure and pertinent rights and privileges of the various securities outstanding, including the liquidation preference of preferred stock. The statement requires only additional disclosures in the financial statements; it does not effect the Company's financial position, result of operations or cash flows.

     In June 1997, FASB Statement No. 130, "Reporting Comprehensive Income", was issued, effective for those years beginning after December 15, 1997. This statement established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Although the Company adopted this standard in 1998, none of the items identified for presentation under this statement are currently applicable to the Company.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. Statement No. 131 is effective for fiscal years beginning after December 15, 1997. The Company's notes to its financial statements provide segment disclosures and related information for all periods presented.

     In June 1998, FASB Statement 133, "Accounting for Derivative Instruments and Hedging Activity", was issued, effective for years beginning after June 15, 1999. The Company has only limited involvement with derivative financial instruments, and does not use them for trading purposes. This new accounting statement is not expected to have a material impact on the Company's financial statements.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash payments for income taxes and interest for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Income taxes.............................................  $5,814    $5,277    $3,647
Interest.................................................  $1,965        --        --

3)  RECAPITALIZATION

     On June 29, 1998, Black & Decker Corporation, along with its True Temper Sports Division, and TTSI LLC (an affiliate of Cornerstone Equity Investors,
LLC), entered into an agreement pursuant to which TTSI LLC acquired, effective September 30, 1998, an 89% equity interest in True Temper Corporation (TTC) (collectively referred to as the Recapitalization). True Temper Sports, Inc. was formed as the operating subsidiary of True Temper Corporation. The Recapitalization of TTC was accounted for as a leveraged recapitalization, such that the Company's assets and liabilities remain at their historical bases for financial reporting purposes; however, for income tax purposes, the transaction is treated as a taxable business

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

combination, such that the tax basis financial statements reflect a "step-up" in bases. The following table summarizes cash paid to, equity retained by, and a note and other investments made by Black & Decker in connection with the Recapitalization.

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
Cash paid to Black & Decker at the Recapitalization
  closing.................................................         $177,700
Cash paid to Black & Decker pursuant to contractual
  working capital adjustment..............................              561
                                                                   --------
Subtotal -- cash portion of Recapitalization..............          178,261
Black & Decker Note.......................................           25,000
Black & Decker equity investment retained.................            1,036
Black & Decker investment in Redeemable Preferred Stock...            2,700
                                                                   --------
Total.....................................................         $206,997
                                                                   ========

     The sources and uses of funds for the Recapitalization are summarized as follows:

                                                          TRUE
                                                         TEMPER      TTC     COMBINED
                                                        --------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
Sources of funds:
  Term loan under senior credit facility..............  $ 30,000   $    --   $ 30,000
  Senior subordinated notes...........................   100,000        --    100,000
  Black & Decker note.................................        --    25,000     25,000
  TTSI LLC equity investment in common stock..........        --    16,408     16,408
  TTSI LLC investment in redeemable preferred stock...        --    42,300     42,300
  B&D retained equity investment in common stock......        --     1,036      1,036
  B&D investment in redeemable preferred stock........        --     2,700      2,700
  Company management investment in common stock.......        --       356        356
                                                        --------   -------   --------
  Total sources of funds..............................  $130,000   $87,800   $217,800
                                                        ========   =======   ========
Uses of funds:
  Recapitalization....................................  $119,197   $87,800   $206,997
  Transaction costs...................................    10,803        --     10,803
                                                        --------   -------   --------
  Total uses of funds.................................  $130,000   $87,800   $217,800
                                                        ========   =======   ========

     Transaction costs include (i) expenses associated with the Recapitalization, (ii) financing costs associated with the issuance of the Senior Subordinated Notes and the Bank Credit Facility (as more fully described in note 9), and (iii) $3,500 paid to Cornerstone Equity Investors, LLC for transaction and advisory fees.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The initial impact on equity, for both True Temper and its parent company, TTC, is as follows:

                                                      TRUE
                                                     TEMPER        TTC      CONSOLIDATED
                                                    ---------   ---------   ------------
                                                           (DOLLARS IN THOUSANDS)
Cash dividend to TTC from True Temper.............  $(125,916)  $ 125,916    $      --
Cash paid to Black & Decker pursuant to
  contractual working capital adjustment..........       (561)                    (561)
Establish deferred tax asset, net of valuation
  allowance.......................................     52,895                   52,895
True Temper liabilities retained by Black &
  Decker..........................................      2,200                    2,200
Establishment of certain liabilities..............     (2,050)                  (2,050)
TTC investment in True Temper.....................      7,095      (7,095)          --
Purchase price (excluding working capital
  adjustment).....................................         --    (206,436)    (206,436)
                                                    ---------   ---------    ---------
Total impact on equity............................  $ (66,337)  $ (87,615)   $(153,952)
                                                    =========   =========    =========

4) ACQUISITION OF GRAFALLOY CORPORATION

     On October 26, 1998, True Temper acquired substantially all of the assets of Grafalloy Corporation (Grafalloy), a wholly-owned subsidiary of The American Materials & Technologies Corporation, for approximately $6.2 million in cash. The Company borrowed approximately $7,500 of its Bank Credit Facility to finance this acquisition, including direct acquisition costs. Grafalloy is located in El Cajon, California, and is engaged in the design, manufacture and sale of composite golf club shafts.

     For financial statement purposes the acquisition was accounted for as a purchase and, accordingly, Grafalloy's results are included in the accompanying financial statements from the date of acquisition. The purchase price has been allocated to assets acquired and liabilities assumed based on fair market value at the date of acquisition. The fair value of assets acquired and liabilities assumed is summarized as follows:

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
Current assets............................................         $ 2,028
Property, plant and equipment.............................           1,347
Goodwill..................................................           4,840
Current liabilities.......................................          (1,988)
Other long-term liabilities...............................             (62)
                                                                   -------
Purchase price............................................         $ 6,165
                                                                   =======

     In conjunction with this acquisition, and included in the current liabilities total of $1,988 above, the Company recorded a liability of $500 primarily to cover severance costs for certain Grafalloy employees. As of December 31, 1998, charges to this accrual totaled $40.

     The following unaudited pro forma results of operations have been prepared as if Grafalloy had been acquired as of the beginning of the periods presented. The pro forma results of operations are provided for informational purposes only, and are not necessarily indicative of what would have occurred had Grafalloy been acquired on the dates indicated. Additionally, the pro forma results are not intended to be a projection of future results and do not include any synergies expected to be realized from the integration of Grafalloy's and True Temper's composite shaft operations.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                        FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
PRO FORMA INFORMATION (UNAUDITED)                       1998           1997
---------------------------------                     --------        -------
                                                      (DOLLARS IN THOUSANDS)
Net sales...........................................  $102,390        $92,905
Net income (loss)...................................  $(37,852)       $ 4,393

5) RESTRUCTURING

     As more fully described in note 4 above, the Company acquired substantially all of the assets of Grafalloy on October 26, 1998. In December 1998, the Company announced a restructuring program, the principal component of which is the consolidation of the Company's Olive Branch, Mississippi composite manufacturing operations into the El Cajon, California facility. As part of the consolidation, the El Cajon facility will be expanded by approximately 25,000 square feet. The restructuring program will be completed over a period of approximately 12 months, and is being undertaken to reduce fixed overhead and better leverage the fixed investment the Company has in the composite business.

     In the fourth quarter of 1998, as part of the restructuring program, an accrual of $1,350 was established primarily to cover costs associated with exiting the Olive Branch, Mississippi facility. The accrual is included in accrued expense and other liabilities at December 31, 1998. As of December 31, 1998, direct charges to this accrual totaled $37. The following table sets forth the components of the restructuring accrual:

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
Employee severance........................................          $  310
Write-down Olive Branch building to fair value, less costs
  to sell.................................................             600
Write-down duplicate machinery and equipment to fair
  value, less costs to sell...............................             150
Write-off of inventory as a result of the restructuring
  program.................................................             200
Other.....................................................              90
                                                                    ------
Total restructuring accrual...............................          $1,350
                                                                    ======

     The restructuring expense is identified as a separate line item in the operating expense section of the statement of operations, with the exception of the $200 write-off of inventory which is reflected in cost of sales.

6) INVENTORIES

     Inventories, as of December 31 of the year indicated, consist of the following:

                                                             1998         1997
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Raw materials............................................   $ 2,395      $ 2,045
Work in process..........................................     2,460        2,349
Finished goods...........................................     6,131        6,979
                                                            -------      -------
Total....................................................   $10,986      $11,373
                                                            =======      =======

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7) PROPERTY, PLANT & EQUIPMENT

     Major classes of property, plant and equipment, as of December 31 of the year indicated, are summarized as follows:

                                                             1998         1997
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Land improvements........................................   $   303      $   303
Buildings................................................     6,536        6,208
Furniture and office equipment...........................       795          605
Machinery and equipment..................................    39,318       37,091
Computer equipment and capitalized software..............     2,263        2,130
Leasehold improvements...................................     2,155        2,080
Construction in progress.................................     1,128        1,246
                                                            -------      -------
                                                             52,498       49,663
Less accumulated depreciation............................    30,507       27,962
                                                            -------      -------
Net property, plant and equipment........................   $21,991      $21,701
                                                            =======      =======

     Depreciation expense for the years ended December 31, 1998, 1997, and 1996, was $3,326, $3,603, and $3,563, respectively. Total cost of property obtained under capital leases was $901 and $980 at December 31, 1998 and 1997, respectively. Accumulated depreciation on assets obtained under capital leases was $739 and $642 at December 31, 1998 and 1997, respectively. Amortization of assets acquired under capital leases is included in depreciation expense in all years presented.

8) OTHER CURRENT LIABILITIES

     Other current liabilities, as of December 31 of the year indicated, consist of the following:

                                                             1998          1997
                                                           --------      --------
                                                           (DOLLARS IN THOUSANDS)
Accrued compensation and related payroll taxes...........   $2,406        $1,837
Corporate pass-through charges due to Black & Decker.....       --         1,603
Accrued interest.........................................    1,450            --
Other....................................................    3,596         2,512
                                                            ------        ------
Total....................................................   $7,452        $5,952
                                                            ======        ======

     Corporate pass-through due to Black & Decker includes certain reserves related to product liability, workers compensation, disability and medical benefits. In 1998, reserves for items previously covered by corporate pass-through charges, which are more fully described in note 11, are included in other.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9) BORROWINGS

LONG-TERM DEBT

     Long-term debt at December 31, 1998 consisted of the following:

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
10.875% Senior Subordinated Notes due 2008................         $100,000
Bank Credit Facility with an average interest rate of
  7.55% at December 31, 1998..............................           37,306
                                                                   --------
Total debt................................................          137,306
Less current maturities...................................              900
                                                                   --------
Long-term debt............................................         $136,406
                                                                   ========

     The 10.875% Senior Subordinated Notes due 2008 (the Notes) were issued in connection with the Recapitalization. The Notes provide for interest payments, in arrears, commencing on June 1, 1999. At the option of the Company, up to 35% of the Notes are redeemable prior to December 1, 2001, at 110.875%, with the net cash proceeds of one or more public equity offerings. From December 1, 2001 to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a premium, upon the occurrence of a change of control. Subsequent to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a redemption price of 105.438% beginning December 1, 2003 and declining ratably thereafter to 100.0% on December 1, 2006.

     On February 12, 1999 the Company filed a Registration Statement on Form S-4 with the United States Securities and Exchange Commission, seeking to register the $100 million 10.875% Senior Subordinated Notes.

     The loans outstanding under the Bank Credit Facility (the Credit Agreement) are comprised of $9,875 of Term A and $27,431 of Term B. The Credit Agreement provides for interest, at the Company's option, at (i) the base rate of the bank acting as administrative agent plus a margin adder of 1.00% on Term A and 1.25% on Term B, or (ii) under a LIBOR option with borrowing spreads of LIBOR plus 0.00% to LIBOR plus 2.25% on Term A, depending on the Company's leverage ratio (as defined in the Credit Agreement), and LIBOR plus 2.50% for Term B. Principal payments, amounts of which vary over the term of the Credit Agreement, are due quarterly beginning December 31, 1998 and ending September 30, 2005. Interest is payable, at a minimum, on a quarterly basis, based on terms set forth in the Credit Agreement.

     The loans under the Credit Agreement are senior to the Notes, and are secured by substantially all of the Company's assets.

     The Credit Agreement and the Notes contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, or (vi) merge or consolidate. The bank credit facility also requires the Company to maintain certain specified financial ratios and tests including, (i) minimum EBITDA levels, (ii) minimum interest coverage and fixed charge coverage ratios, and
(iii) maximum leverage ratios. At December 31, 1998 the Company was in compliance with all of the covenants in both the Credit Agreement and the Notes.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1998, future minimum principal payments on long-term debt were as follows:

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
1999......................................................         $    900
2000......................................................            1,400
2001......................................................            1,900
2002......................................................            2,275
2003......................................................            2,525
Thereafter................................................          128,306
                                                                   --------
Total.....................................................         $137,306
                                                                   ========

LINE OF CREDIT

     The Company may borrow, through September 30, 2004, up to $20,000 under a revolving credit agreement included in the Bank Credit Facility. Borrowings under the agreement are subject to the same provisions described in the long-term debt section of this footnote. Interest rates are floating, but in no event will be greater than prime plus 1.25% or LIBOR plus 2.50%. The Company has no outstanding borrowings under this line of credit at December 31, 1998.

10) INCOME TAXES

     The provision for income taxes, for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Federal..................................................  $2,744    $4,707    $3,253
State....................................................     143       570       394
                                                           ------    ------    ------
Total....................................................  $2,887    $5,277    $3,647
                                                           ======    ======    ======

     The actual income tax expense attributable to earnings from continuing operations differs from the amounts computed by applying the U.S. federal tax rate of 34% to the pretax earnings from continuing operations as a result of the following:

                                                           1998       1997      1996
                                                         --------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Computed "expected" tax expense........................  $(11,874)   $3,448    $1,989
State tax, net of federal benefit......................    (1,397)      405       234
Write-off of goodwill..................................    15,200        --        --
Amortization of goodwill...............................       952     1,424     1,424
Other..................................................         6        --        --
                                                         --------    ------    ------
Actual income tax expense..............................  $  2,887    $5,277    $3,647
                                                         ========    ======    ======

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The current and deferred provision for income taxes for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                           1998      1997      1996
                                                          ------    ------    -------
                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal...............................................  $3,514    $4,034    $ 5,319
  State.................................................     287       488        644
                                                          ------    ------    -------
  Total current.........................................   3,801     4,522      5,963
Deferred:
  Federal                                                   (770)      673     (2,066)
  State.................................................    (144)       82       (250)
                                                          ------    ------    -------
  Total deferred........................................    (914)      755     (2,316)
                                                          ------    ------    -------
Total...................................................  $2,887    $5,277    $ 3,647
                                                          ======    ======    =======

     For federal and state income tax purposes, the Recapitalization is a taxable business combination and is a qualified stock purchase. The buyer and the seller have elected jointly to treat the Recapitalization as an asset acquisition under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. A preliminary allocation of the purchase price to the tax basis of assets and liabilities based on their respective estimated fair values at September 30, 1998 was made for income tax purposes. In connection with the Recapitalization, the Company recorded a deferred tax asset of approximately $52,895, net of a valuation allowance of $17,632, at September 30, 1998 related to future tax deductions of the net excess of the tax bases of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to additional paid-in capital.

     Historically the Company has generated operating income and realization of the deferred tax asset is dependant upon the Company's ability to generate sufficient future taxable income, which management believes is more likely than not. The Company anticipates future taxable income sufficient to realize the recorded deferred tax asset, net of the existing valuation allowance at December 31, 1998. Future taxable income is based on management's forecast of the operating results of the Company, and there can be no assurance that such results will be achieved.

     Management continually reviews such forecasts in comparison with actual results and expected trends. In the event management determines that sufficient future taxable income may not be generated to fully realize the deferred tax asset, the Company will increase the valuation allowance by a charge to income tax expense in the period of such determination.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The components of deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                 1998         1997
                                                              ----------    --------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Acquisition costs.........................................   $  1,510      $   --
  Goodwill..................................................     69,279          --
  Accrued liabilities.......................................        324       4,303
  Net operating loss carryforwards..........................      2,341          --
                                                               --------      ------
  Gross deferred tax assets.................................     73,454       4,303
     Less valuation allowance...............................    (17,632)         --
                                                               --------      ------
  Net deferred tax assets...................................     55,822       4,303
                                                               --------      ------
Deferred tax liabilities:
  Property, plant and equipment.............................         --       4,067
                                                               --------      ------
Net deferred tax asset......................................   $ 55,822      $  236
                                                               ========      ======

     At December 31, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $6,000 which expire in years ending through 2018.

11) RELATED PARTY TRANSACTIONS

     Following is a summarization of certain related party transactions:

     Prior to September 30, 1998, Black & Decker and its affiliates charged True Temper for corporate expense allocations, "corporate pass-through charges" and other shared services. The costs charged to True Temper for such services are included in the accompanying financial statements, and are based upon various allocation methodologies determined by Black & Decker and, accordingly, may not represent the actual cost of providing such services. Furthermore, the amounts charged for these services may not necessarily be representative of the costs that would be incurred by True Temper on a stand-alone basis.

     Corporate Expense Allocation: Prior to September 30, 1998, True Temper received certain services provided by Black & Decker that include cash management, tax reporting, risk management and internal audit. Allocated expenses for such services, amounting to $763, $927 and $668 for the years ended December 31, 1998, 1997 and 1996, respectively, have been included in the accompanying statements of operations. Charges for these corporate services were based upon a general allocation methodology determined by Black & Decker (used to allocate all corporate overhead expenses to Black & Decker's operating divisions and subsidiaries), and have not necessarily been allocated on a basis which approximates True Temper's estimated usage of such services. Management believes the estimated stand-alone expenses for such services would have been, for the nine month period ended September 29, 1998 and the year ended December 31, 1997, $375 and $500, respectively.

     Corporate Pass-through Charges: Black & Decker provided certain common services for True Temper and other Black & Decker affiliates, including group self-insurance programs and blanket insurance coverage. Many of these services represent services provided by third parties whereby Black & Decker incurred the cost of the service on behalf of True Temper. Black & Decker charged True Temper for the estimated cost of these services. The costs for these services and/or expenses have been allocated to True Temper by Black & Decker based upon certain allocation methodologies determined by Black & Decker. Management believes the estimated stand-alone expenses for such services would have been, for the nine month period ended September 29, 1998 and the year ended December 31, 1997, $4,889 and $6,519, respectively.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Reflected in the statements of operations are the following pass-through costs:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Product liability and general insurance..................  $  555    $  686    $  710
Human resources..........................................   2,872     3,571     3,015
Other....................................................   1,903     2,341     1,856
                                                           ------    ------    ------
          Total..........................................  $5,330    $6,598    $5,581
                                                           ======    ======    ======

     Shared Direct Services with Black & Decker Affiliates: Prior to September 30, 1998, True Temper utilized certain direct services provided by other Black & Decker affiliates mainly in conjunction with the Company's non-domestic sales. The direct services primarily include payroll and benefit processing, accounts receivable support, and inventory warehousing. Total charges for these services for the years ended December 31, 1998, 1997 and 1996 were approximately $47, $62 and $62, respectively.

     Net Investment: The net invested capital account includes transactions of an intercompany nature, related to deferred income taxes, post-retirement benefits, other intercompany transactions and the residual net investment balance in True Temper. The following table sets forth the components of the net investment recognized in True Temper's balance sheet at December 31, 1997.

                                                             1997
                                                    ----------------------
                                                    (DOLLARS IN THOUSANDS)
Deferred income taxes...........................           $   (236)
Post-retirement benefits........................              7,456
Residual investment.............................            139,496
                                                           --------
Total...........................................           $146,716
                                                           ========

     All transactions between Black & Decker and True Temper have been accounted for as settled in cash at the time the transactions were recorded by True Temper for the purposes of the statement of cash flows.

12) EMPLOYEE BENEFIT PLANS

     As of December 31, 1998, the Company had not established a qualified defined benefit pension plan for its hourly and salaried employees. As part of the Recapitalization agreement, the Company's active hourly and salaried employees will continue to be covered under the existing Black & Decker defined benefit plans until such time that the Company establishes its own defined benefit pension plan. The Company intends to establish such a plan during 1999.

     Upon notification to Black & Decker of a favorable determination letter from the Internal Revenue Service regarding the qualified status of a new pension plan, Black & Decker will transfer, from the Black & Decker pension plans to a True Temper pension plan, all of the plan assets and benefit obligations attributable to the active employees who were participants in the Black & Decker pension plans as of the date of the Recapitalization.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the funded status of the portion of the Black & Decker pension plans attributable to True Temper Sports, Inc. as of December 31:

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year.............  $27,761    $23,763    $23,336
  Service cost........................................      631        554        592
  Interest cost.......................................    2,030      1,849      1,763
  Actuarial (gains)/losses............................    3,237      2,908       (635)
  Benefits paid.......................................   (1,393)    (1,313)    (1,293)
                                                        -------    -------    -------
  Benefit obligation at end of year...................  $32,266    $27,761    $23,763
                                                        =======    =======    =======
Change in plan assets:
  Fair value of plan assets at beginning of year......  $31,875    $26,045    $24,900
  Actual return on plan assets........................    2,760      7,299      2,509
  Expenses............................................      138       (156)       (71)
  Benefits paid.......................................   (1,393)    (1,313)    (1,293)
                                                        -------    -------    -------
  Fair value of plan assets at end of year............  $33,380    $31,875    $26,045
                                                        =======    =======    =======
Funded status:
  Funded status.......................................  $ 1,115    $ 4,114    $ 2,282
  Unrecognized net actuarial gain.....................     (902)    (3,580)    (1,499)
  Unrecognized prior service cost.....................      234        321        408
                                                        -------    -------    -------
  Net amount recognized...............................  $   447    $   855    $ 1,191
                                                        =======    =======    =======

     The net periodic benefit cost related to the defined benefit pension plans included the following components for the years ended December 31:

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
The components of the pension cost are as follows:
  Service cost of benefits earned during the year.....  $   773    $   710    $   707
  Interest cost on projected benefit obligation.......    2,030      1,849      1,764
  Expected return on plan assets......................   (2,640)    (2,391)    (2,482)
  Amortization of prior service cost..................       87         87         87
  Amortization of net actuarial loss..................      158         81        260
                                                        -------    -------    -------
  Net periodic pension cost...........................  $   408    $   336    $   336
                                                        =======    =======    =======
Weighted average assumptions:
  Discount rate:
     Pension cost.....................................     7.50%      8.00%      7.75%
     Benefit obligation...............................     6.50%      7.50%      8.00%
  Expected return on plan assets......................     9.75%      9.75%     10.50%
  Rate of compensation increase.......................     5.00%      5.00%      5.00%

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Assets of the plans consist primarily of investments in equity securities, debt securities, and cash equivalents. Expenses for defined contribution plans amounted to $174, $144 and $150 in 1998, 1997 and 1996 respectively.

     The Company participates in certain unfunded health care plans that provide post-retirement medical, dental, and life insurance to most employees. The post-retirement plans are contributory, and include certain cost-sharing features, such as deductibles and co-payments.

     The following table sets forth the benefit obligation of the unfunded post-retirement health plans as of December 31:

                                                          1998       1997      1996
                                                         -------    ------    -------
                                                            (DOLLARS IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year..............  $ 5,628    $6,263    $ 3,282
  Service cost.........................................       64        67         65
  Interest cost........................................      371       470        247
  Actuarial (gains)/losses.............................     (112)     (695)     3,446
  Benefits paid........................................     (515)     (478)      (777)
  Retained by Black & Decker...........................   (3,471)       --         --
                                                         -------    ------    -------
  Benefit obligation at end of year....................    1,965     5,627      6,263
Unrecognized transition obligation.....................       --     1,761      2,488
Unamortized prior service cost.........................       --       923      1,716
                                                         -------    ------    -------
Accrued benefit costs..................................  $ 1,965    $8,311    $10,467
                                                         =======    ======    =======

     The net periodic post-retirement benefit expense included the following components for the years ended December 31:

                                                             1998     1997     1996
                                                             -----    -----    -----
                                                             (DOLLARS IN THOUSANDS)
Service cost...............................................  $  64    $  67    $  65
Interest cost..............................................    371      470      247
Amortization of prior service costs........................   (300)    (398)    (406)
                                                             -----    -----    -----
Net periodic cost..........................................  $ 135    $ 139    $ (94)
                                                             =====    =====    =====
Assumed discount rate......................................   6.50%    7.50%    8.00%

     The healthcare cost trend rate used to determine the post-retirement benefit obligation was 7.20% for 1999. This rate decreases gradually to an ultimate rate of 4.41% in 2005, and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported. The following table sets forth the impact of a 1.00% change in the trend rate:

                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
Effect of 1.00% increase in trend rate on:
  Net periodic cost.........................................          $  26
  Post-retirement benefit obligation........................          $ 108
Effect of 1.00% decrease in trend rate on:
  Net periodic cost.........................................          $ (29)
  Post-retirement benefit obligation........................          $(122)

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

13) CHANGE IN ACCOUNTING FOR GOODWILL

     In 1989 Black & Decker acquired True Temper as part of Black & Decker's acquisition of Emhart Corporation. In connection with the acquisition, goodwill was allocated to the Company.

     Black & Decker elected to change its method of measuring goodwill impairment from an undiscounted cash flow approach to a discounted cash flow approach effective January 1, 1998. On a periodic basis, Black & Decker estimates future discounted cash flows of the businesses to which goodwill relates. When such an estimate of the future discounted cash flows, net of the carrying amount of tangible net assets, is less than the carrying amount of goodwill, the difference will be charged to operations. For purposes of determining the future discounted cash flows of the businesses to which goodwill relates, Black & Decker, based upon historical results, current projections, and internal earnings targets, determined the projected future operating cash flows, net of income tax payments, of the individual businesses. These projected future cash flows are then discounted at a rate corresponding to Black & Decker's estimated cost of capital, which also is the hurdle rate used by Black & Decker in making investment decisions. Future discounted cash flows for businesses to be sold include an estimate of the proceeds from the eventual sale of such businesses, net of associated selling expenses and taxes. Black & Decker believed that measurement of the value of goodwill through a discounted cash approach is preferable in that it facilitates the timely identification of impairment of the carrying value of investments in businesses and provides a more current and, with respect to businesses to be sold, more realistic valuation than the undiscounted approach.

     In connection with Black & Decker's change in accounting policy with respect to measurement of goodwill impairment described above, $40 million of goodwill related to True Temper has been written off through a charge to operations during the first quarter of 1998. This is a change in accounting estimate that is inseparable from a change in principle. That write-down represents the amount necessary to write-down the carrying value of goodwill for True Temper, according to Black & Decker's best estimate as of January 1, 1998, of True Temper's future discounted cash flows using the methodology described in the preceding paragraph.

14) COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATION

     The Company is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and, in the case of facilities leases, for periodic rate increases based upon economic factors. All non-cancelable leases with an initial term greater than one year have been categorized as either capital or operating leases in conformity with FASB Statement No. 13, "Accounting for Leases."

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum payments under non-cancelable operating and capital leases with initial terms of one year or more as of December 31, 1998 are as follows:

                                                          OPERATING      CAPITAL
                                                           LEASES        LEASES
                                                          ---------      -------
                                                          (DOLLARS IN THOUSANDS)
1999....................................................   $  677         $126
2000....................................................      633           90
2001....................................................      381           34
2002....................................................      371           20
2003....................................................      337           --
Thereafter..............................................       84           --
  Less sublease rentals.................................      (68)          --
                                                           ------         ----
Total minimum lease payments............................   $2,415          270
Imputed interest........................................                   (31)
                                                                          ----
Present value of net minimum lease payments including
  current maturities of $109............................                  $239
                                                                          ====

     Rental expense on operating leases, excluding sublease rent received, was $547, $514, and $463 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company leases a building with minimum rental payments on this lease of approximately $100 per year. This lease expires in August 1999. True Temper has the option to purchase this property. Currently, True Temper does not utilize this facility and has entered a sublease agreement with a third party, which expires August 31, 1999 and calls for annual sublease rent of approximately $104.

LEGAL PROCEEDINGS

     The company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

15) SEGMENT AND OTHER RELATED DISCLOSURES

SEGMENT REPORTING

     The Company operates in two reportable business segments: golf shafts and specialty tubing. The Company's reportable segments are based on the type of product manufactured and the application of that product in the marketplace. The golf shaft segment manufactures and sells steel and composite golf club shafts for use exclusively in the golf industry. The specialty tubing segment manufactures and sells high strength, high tolerance tubular components for bicycle, automotive and recreational sport markets. The accounting policies for these segments are the same as those described in the summary of significant accounting policies. The company evaluates the performance of these segments based on segment sales and gross profit. The Company has no inter-segment sales. General corporate assets, that are not allocated down to segments, include: cash, deferred tax assets, deferred financing costs, and goodwill created during the acquisition of the Company by Black & Decker.

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                              AS OF AND FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Net sales:
  Golf shafts...............................................  $87,453    $77,327    $65,028
  Specialty tubing..........................................    3,997      5,270      6,575
                                                              -------    -------    -------
  Total.....................................................  $91,450    $82,597    $71,603
                                                              =======    =======    =======
Gross profit:
  Golf shafts...............................................  $30,907    $26,861    $19,542
  Specialty tubing..........................................    1,291      1,850      2,433
                                                              -------    -------    -------
  Total.....................................................  $32,198    $28,711    $21,975
                                                              =======    =======    =======
Total assets:
  Jointly used assets.......................................  $ 6,483    $ 6,877    $ 7,234
  Golf shafts...............................................   37,559     32,329     31,432
  Specialty tubing..........................................    2,661      2,443      2,588
                                                              -------    -------    -------
  Total.....................................................  $46,703    $41,649    $41,254
                                                              =======    =======    =======

     Following are reconciliations of total reportable segment assets to total Company assets, and total reportable segment gross profit to total Company income (loss) before income taxes:

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Total assets:
  Total from reportable segments.................    $ 46,703    $ 41,649    $ 41,254
  General corporate..............................     142,923     118,692     121,932
                                                     --------    --------    --------
Total............................................    $189,626    $160,341    $163,186
                                                     ========    ========    ========

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         1998         1997        1996
                                                       ---------    --------    --------
Total reportable segment gross profit..............    $ 32,198     $28,711     $21,075
Less:
  Selling, general and administrative expenses.....      14,227      14,251      11,813
  Amortization of goodwill.........................       2,505       3,746       3,746
  Write-off of goodwill............................      40,000          --          --
  Recapitalization transaction expenses............       5,898          --          --
  Restructuring costs..............................       1,150         520         492
  Interest expense.................................       3,462          --          --
  Other expenses, net..............................          80          54          72
                                                       --------     -------     -------
Total Company income (loss) before income taxes....    $(34,924)    $10,140     $ 5,852
                                                       ========     =======     =======

                            TRUE TEMPER SPORTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF TRUE TEMPER CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SALES BY GEOGRAPHIC REGION

     The geographic distribution of the Company's net sales, by location of customer, is summarized as follows:

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1998        1997        1996
                                                        --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
U.S...................................................  $76,689     $68,507     $60,758
International.........................................   14,761      14,090      10,845
                                                        -------     -------     -------
Total.................................................  $91,450     $82,597     $71,603
                                                        =======     =======     =======

     No individual country or geographic area outside the U.S. accounts for 10% or more of total sales. Assets by location are not disclosed, as assets located outside the U.S. are immaterial.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                               [TRUE TEMPER LOGO]
                            TRUE TEMPER SPORTS, INC.

                       10 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2008

                              --------------------

                                   PROSPECTUS
                              --------------------

                                           , 1999

                               ------------------

"UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             LETTER OF TRANSMITTAL
                             TO TENDER FOR EXCHANGE
                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                            TRUE TEMPER SPORTS, INC.
                 PURSUANT TO THE PROSPECTUS DATED JUNE 10, 1999

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON JULY 26, 1999 UNLESS EXTENDED
                            (THE "EXPIRATION DATE").

                PLEASE READ CAREFULLY THE ATTACHED INSTRUCTIONS

     If you desire to accept the Exchange Offer, this Letter of Transmittal should be completed, signed, and submitted to the Exchange Agent:

      By Overnight Courier:                     By Hand:               By Registered or Certified Mail:
   United States Trust Company        United States Trust Company        United States Trust Company
           of New York                        of New York                        of New York
     770 Broadway, 13th Floor                 111 Broadway                       P.O. Box 844
     New York, New York 10003                 Lower Level                       Cooper Station
  Attn: Corporate Trust Services        New York, New York 10006        New York, New York 10276-0844
                                     Attn: Corporate Trust Services     Attn: Corporate Trust Services

                                 By Facsimile:
                                  212-780-0592
                         Attn: Corporate Trust Services

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     FOR ANY QUESTIONS REGARDING THIS LETTER OF TRANSMITTAL OR FOR ANY ADDITIONAL INFORMATION, YOU MAY CONTACT THE EXCHANGE AGENT BY TELEPHONE AT 800-548-6565 OR BY FACSIMILE AT 212-780-0592.

     The undersigned hereby acknowledges receipt of the Prospectus dated June 10, 1999 (the "Prospectus") of True Temper Sports, Inc., a Delaware corporation (the "Issuer"), and this Letter of Transmittal (the "Letter of Transmittal"), that together constitute the Issuer's offer (the "Exchange Offer") to exchange $1,000 in principal amount of its 10 7/8% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement, for each $1,000 in principal amount of its outstanding 10 7/8% Senior Subordinated Notes due 2008 (the "Notes"), of which $100,000,000 aggregate principal amount is outstanding. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

     The undersigned hereby tenders the Notes described in Box 1 below (the "Tendered Notes") pursuant to the terms and conditions described in the Prospectus and this Letter of Transmittal. The undersigned is the registered owner of all the Tendered Notes and the undersigned represents that it has received from each beneficial owner of the Tendered Notes ("Beneficial Owners") a duly completed and executed form of "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" accompanying this Letter of Transmittal, instructing the undersigned to take the action described in this Letter of Transmittal.

     Subject to, and effective upon, the acceptance for exchange of the Tendered Notes, the undersigned hereby exchanges, assigns, and transfers to, or upon the order of, the Issuer, all right, title, and interest in, to, and under the Tendered Notes.

     Please issue the Exchange Notes exchanged for Tendered Notes in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Delivery Instructions" below (Box 3), please send or cause to be sent the certificates for the Exchange Notes (and accompanying documents, as appropriate) to the undersigned at the address shown below in Box 1.

     The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney in fact of the undersigned with respect to the Tendered Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to
(i) deliver the Tendered Notes to the Issuer or cause ownership of the Tendered Notes to be transferred to, or upon the order of, the Issuer, on the books of the registrar for the Notes and deliver all accompanying evidences of transfer and authenticity to, or upon the order of, the Issuer upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to which the undersigned is entitled upon acceptance by the Issuer of the Tendered Notes pursuant to the Exchange Offer, and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of the Tendered Notes, all in accordance with the terms of the Exchange Offer.

     The undersigned understands that tenders of Notes pursuant to the procedures described under the caption "The Exchange Offer" in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned and the Issuer upon the terms and subject to the conditions of the Exchange Offer, subject only to withdrawal of such tenders on the terms set forth in the Prospectus under the caption "The Exchange Offer-Withdrawal of Tenders." All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and every obligation of the undersigned or any Beneficial Owners hereunder shall be binding upon the heirs, representatives, successors, and assigns of the undersigned and such Beneficial Owner(s).

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign, and transfer the Tendered Notes and that the Issuer will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims when the Tendered Notes are acquired by the Issuer as contemplated herein. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents reasonably requested by the Issuer or the Exchange Agent as necessary or desirable to complete and give effect to the transactions contemplated hereby.

     The undersigned hereby represents and warrants that the information set forth in Box 2 is true and correct.

     By accepting the Exchange Offer, the undersigned hereby represents and warrants that (i) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s), (ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as otherwise disclosed in writing herewith, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuer, and
(iv) the undersigned and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission (the "Commission") set forth in the no-action letters that are discussed in the section of the Prospectus entitled "The Exchange Offer." In addition, by accepting the Exchange Offer, the undersigned hereby (i) represents and warrants that, if the undersigned or any Beneficial Owner of the Notes is a Participating Broker-Dealer, such Participating Broker-Dealer acquired the Notes for its own account as a result of market-making activities or other trading activities and has not entered into any arrangement or understanding with the Company or any affiliate of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer, and (ii) acknowledges that, by receiving New Notes for its own account in exchange for Notes, where such Notes were acquired as a result of market-making activities or other trading activities, such Participating

Broker-Dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

[ ] CHECK HERE IF TENDERED NOTES ARE BEING DELIVERED HEREWITH.

[ ] CHECK HERE IF TENDERED NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF
    GUARANTEED DELIVERY PREVIOUSLY DELIVERED TO THE EXCHANGE AGENT AND COMPLETE "Use of Guaranteed Delivery" BELOW (Box 4).

[ ] CHECK HERE IF TENDERED NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE
    TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE "Use of Book-Entry Transfer" BELOW (Box 5).

                 PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL
                     CAREFULLY BEFORE COMPLETING THE BOXES

------------------------------------------------------------------------------------------------------------------------

                                                         BOX 1
                                             DESCRIPTION OF NOTES TENDERED
                                     (ATTACH ADDITIONAL SIGNED PAGES, IF NECESSARY)
------------------------------------------------------------------------------------------------------------------------
                                                                                      AGGREGATE
   NAME(S) AND ADDRESS(ES) OF REGISTERED NOTE HOLDER(S),         CERTIFICATE      PRINCIPAL AMOUNT        AGGREGATE
    EXACTLY AS NAME(S) APPEAR(S) ON NOTE CERTIFICATE(S)         NUMBER(S) OF       REPRESENTED BY     PRINCIPAL AMOUNT
                 (PLEASE FILL IN, IF BLANK)                        NOTES*          CERTIFICATE(S)        TENDERED**
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                    TOTAL
------------------------------------------------------------------------------------------------------------------------

   * Need not be completed by persons tendering by book-entry transfer.

  ** The minimum permitted tender is $1,000 in principal amount of Notes. All other tenders must be in integral multiples of $1,000 of principal amount. Unless otherwise indicated in this column, the principal amount of all Note Certificates identified in this Box 1 or delivered to the Exchange Agent herewith shall be deemed tendered. See Instruction 4.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

                                                          BOX 2
                                                   BENEFICIAL OWNER(S)
-------------------------------------------------------------------------------------------------------------------------
            STATE OF PRINCIPAL RESIDENCE OF EACH                          PRINCIPAL AMOUNT OF TENDERED NOTES
             BENEFICIAL OWNER OF TENDERED NOTES                          HELD FOR ACCOUNT OF BENEFICIAL OWNER
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

                                     BOX 3
                         SPECIAL DELIVERY INSTRUCTIONS
                         (SEE INSTRUCTIONS 5, 6 AND 7)

TO BE COMPLETED ONLY IF EXCHANGE NOTES EXCHANGED FOR NOTES AND UNTENDERED NOTES ARE TO BE SENT TO SOMEONE OTHER THAN THE UNDERSIGNED, OR TO THE UNDERSIGNED AT AN ADDRESS OTHER THAN THAT SHOWN ABOVE.

Mail Exchange Note(s) and any untendered Notes to:
Name(s):
--------------------------------------------------------------------------------
(PLEASE PRINT)

Address:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(INCLUDE ZIP CODE)

Tax Identification or
Social Security No.:

                                     BOX 4

                           USE OF GUARANTEED DELIVERY
                              (SEE INSTRUCTION 2)

TO BE COMPLETED ONLY IF NOTES ARE BEING TENDERED BY MEANS OF A NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

--------------------------------------------------------------------------------

Date of Execution of Notice of Guaranteed Delivery:----------------------------

Name of Institution which Guaranteed Delivery:---------------------------------

                                     BOX 5

                           USE OF BOOK-ENTRY TRANSFER
                              (SEE INSTRUCTION 1)

TO BE COMPLETED ONLY IF DELIVERY OF TENDERED NOTES IS TO BE MADE BY BOOK-ENTRY TRANSFER.

Name of Tendering Institution:-------------------------------------------------

Account Number:----------------------------------------------------------------

Transaction Code Number:-------------------------------------------------------

                                     BOX 6

                           TENDERING HOLDER SIGNATURE
                           (SEE INSTRUCTIONS 1 AND 5)
                   IN ADDITION, COMPLETE SUBSTITUTE FORM W-9
--------------------------------------------------------------------------------


X                                                    Signature Guarantee
-----------------------------------------------      (If required by Instruction 5)
X
-----------------------------------------------      Authorized Signature
(SIGNATURE OF REGISTERED                             X
HOLDER(S) OR AUTHORIZED SIGNATORY)                   -----------------------------------------------
Note:  The above lines must be signed by the
registered holder(s) of Notes as their name(s)       Name:
appear(s) on the Notes or by persons(s)              -----------------------------------------------
authorized to become registered holder(s)            (PLEASE PRINT)
(evidence of which authorization must be
transmitted with this Letter of Transmittal).        Title:
If signature is by a trustee, executor,              -----------------------------------------------
administrator, guardian, attorney-in-fact,
officer, or other person acting in a fiduciary       Name of Firm:
or representative capacity, such person must         -----------------------------------------
set forth his or her full title below. See           (MUST BE AN ELIGIBLE INSTITUTION AS DEFINED IN
Instruction 5.                                                       INSTRUCTION 2)
Name(s):                                             Address:
----------------------------------------------       -----------------------------------------------
-----------------------------------------------      -----------------------------------------------
                                                     -----------------------------------------------
Capacity:                                            (INCLUDE ZIP CODE)
-----------------------------------------------
-----------------------------------------------      Area Code and Telephone Number:
                                                     -----------------------------------------------
Street Address:
----------------------------------------             Dated:
-----------------------------------------------      -----------------------------------------------
-----------------------------------------------
(INCLUDE ZIP CODE)
Area Code and Telephone Number:
-----------------------------------------------
Tax Identification or Social Security Number:
-----------------------------------------------

                                     BOX 7
                              BROKER-DEALER STATUS
--------------------------------------------------------------------------------

[ ] Check this box if the Beneficial Owner of the Notes is a Participating Broker-Dealer and such Participating Broker-Dealer acquired the Notes for its own account as a result of market-making activities or other trading activities.

----------------------------------------------------------------------------------------------------------------------------
PAYOR'S NAME: TRUE TEMPER SPORTS, INC.
----------------------------------------------------------------------------------------------------------------------------
                                    Name (if joint names, list first and circle the name of the person or entity whose number you enter in Part 1 below. See instructions if your name has changed.)
                                   -----------------------------------------------------------------------------------------
                                    Address
                                   -----------------------------------------------------------------------------------------
 SUBSTITUTE                         City, State and ZIP Code
                                   -----------------------------------------------------------------------------------------
 FORM W-9                           List account number(s) here (optional)
                                   -----------------------------------------------------------------------------------------
 DEPARTMENT OF THE                  PART 1 -- PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION          Social Security
 TREASURY                           NUMBER ("TIN") IN THE BOX AT RIGHT AND CERTIFY BY               Number or TIN
                                    SIGNING AND DATING BELOW
 INTERNAL REVENUE SERVICE
                                   -----------------------------------------------------------------------------------------
                                    PART 2 -- Check the box if you are NOT subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.  [ ]
----------------------------------------------------------------------------------------------------------------------------
                                    CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I                PART 3 --
                                    CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS
                                    TRUE, CORRECT AND COMPLETE.                                   Awaiting TIN  [ ]

                                    SIGNATURE ------------------------ DATE--------------
----------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

                     INSTRUCTIONS TO LETTER OF TRANSMITTAL

                    FORMING PART OF THE TERMS AND CONDITIONS
                             OF THE EXCHANGE OFFER

     1. DELIVERY OF THIS LETTER OF TRANSMITTAL AND NOTES. A properly completed and duly executed copy of this Letter of Transmittal, including Substitute Form W-9, and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein, and either certificates for Tendered Notes must be received by the Exchange Agent at its address set forth herein or such Tendered Notes must be transferred pursuant to the procedures for book-entry transfer described in the Prospectus under the caption "Exchange Offer -- Book-Entry Transfer" (and a confirmation of such transfer received by the Exchange Agent), in each case prior to 5:00 p.m., New York City time, on the Expiration Date. The method of delivery of certificates for Tendered Notes, this Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the tendering holder and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Notes should be sent to the Company. Neither the Issuer nor the registrar is under any obligation to notify any tendering holder of the Issuer's acceptance of Tendered Notes prior to the closing of the Exchange Offer.

     2. GUARANTEED DELIVERY PROCEDURES. Holders who wish to tender their Notes but whose Notes are not immediately available, and who cannot deliver their Notes, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth below, including completion of Box
4. Pursuant to such procedures: (i) such tender must be made by or through a firm which is a member of a recognized Medallion Program approved by the Securities Transfer Association Inc. (an "Eligible Institution") and the Notice of Guaranteed Delivery must be signed by the holder; (ii) prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the Tendered Notes and the principal amount of Tendered Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, this Letter of Transmittal together with the certificate(s) representing the Notes and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, as well as all other documents required by this Letter of Transmittal and the certificate(s) representing all Tendered Notes in proper form for transfer, must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any holder who wishes to tender Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery relating to such Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity or effect a revocation of any Letter of Transmittal form properly completed and executed by an Eligible Holder who attempted to use the guaranteed delivery process.

     3. BENEFICIAL OWNER INSTRUCTIONS TO REGISTERED HOLDERS. Only a holder in whose name Tendered Notes are registered on the books of the registrar (or the legal representative or attorney-in-fact of such registered holder) may execute and deliver this Letter of Transmittal. Any Beneficial Owner of Tendered Notes who is not the registered holder must arrange promptly with the registered holder to execute and deliver this Letter of Transmittal on his or her behalf through the execution and delivery to the registered holder of the Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner form accompanying this Letter of Transmittal.

     4. PARTIAL TENDERS. Tenders of Notes will be accepted only in integral multiples of $1,000 in principal amount. If less than the entire principal amount of Notes held by the holder is tendered, the tendering holder should fill in the principal amount tendered in the column labeled "Aggregate Principal Amount Tendered" of the box entitled "Description of Notes Tendered" (Box 1) above. The entire principal amount of Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Notes held by the holder is not tendered, then Notes for the principal amount of Notes not tendered and Exchange Notes issued in exchange for any Notes tendered and accepted will be sent to the Holder at his or her registered address, unless a different address is provided in the appropriate box on this Letter of Transmittal, as soon as practicable following the Expiration Date.

     5. SIGNATURES ON THE LETTER OF TRANSMITTAL; BOND POWERS AND ENDORSEMENTS; GUARANTEE OF SIGNATURES. If this Letter of Transmittal is signed by the registered holder(s) of the Tendered Notes, the signature must correspond with the name(s) as written on the face of the Tendered Notes without alteration, enlargement or any change whatsoever.

     If any of the Tendered Notes are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If any Tendered Notes are held in different names, it will be necessary to complete, sign and submit as many separate copies of the Letter of Transmittal as there are different names in which Tendered Notes are held.

     If this Letter of Transmittal is signed by the registered holder(s) of Tendered Notes, and Exchange Notes issued in exchange therefor are to be issued (and any untendered principal amount of Notes is to be reissued) in the name of the registered holder(s), then such registered holder(s) need not and should not endorse any Tendered Notes, nor provide a separate bond power. In any other case, such registered holder(s) must either properly endorse the Tendered Notes or transmit a properly completed separate bond power with this Letter of Transmittal, with the signature(s) on the endorsement or bond power guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered holder(s) of any Tendered Notes, such Tendered Notes must be endorsed or accompanied by appropriate bond powers, in each case, signed as the name(s) of the registered holder(s) appear(s) on the Tendered Notes, with the signature(s) on the endorsement or bond power guaranteed by an Eligible Institution.

     If this Letter of Transmittal or any Tendered Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with this Letter of Transmittal.

     Endorsements on Tendered Notes or signatures on bond powers required by this Instruction 5 must be guaranteed by an Eligible Institution.

     Signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution unless the Tendered Notes are tendered (i) by a registered holder who has not completed the box set forth herein entitled "Special Delivery Instructions" (Box 3) or (ii) by an Eligible Institution.

     6. SPECIAL DELIVERY INSTRUCTIONS. Tendering holders should indicate, in the applicable box (Box 3), the name and address to which the Exchange Notes and/or substitute Notes for principal amounts not tendered or not accepted for exchange are to be sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.

     7. TRANSFER TAXES. The Issuer will pay all transfer taxes, if any, applicable to the exchange of Tendered Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the transfer and exchange of Tendered Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or on any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Tendered Notes listed in this Letter of Transmittal.

     8. TAX IDENTIFICATION NUMBER. Federal income tax law requires that the holder(s) of any Tendered Notes which are accepted for exchange must provide the Issuer (as payor) with its correct taxpayer identification number ("TIN"), which, in the case of a holder who is an individual, is his or her social security number. If the Issuer is not provided with the correct TIN, the Holder may be subject to backup withholding and a $50 penalty imposed by the Internal Revenue Service. (If withholding results in an over-payment of taxes, a refund may be obtained.) Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

     To prevent backup withholding, each holder of Tendered Notes must provide such holder's correct TIN by completing the Substitute Form W-9 set forth herein, certifying that the TIN provided is correct (or that such holder is awaiting a TIN), and that (i) the holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the Internal Revenue Service has notified the holder that such holder is no longer subject to backup withholding. If the Tendered Notes are registered in more than one name or are not in the name of the actual owner, consult the "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for information on which TIN to report.

     The Issuer reserves the right in its sole discretion to take whatever steps are necessary to comply with the Issuer's obligation regarding backup withholding.

     9. VALIDITY OF TENDERS. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Tendered Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the right to reject any and all Notes not validly tendered or any Notes the Issuer's acceptance of which would, in the opinion of the Issuer or their counsel, be unlawful. The Issuer also reserves the right to waive any conditions of the Exchange Offer or defects or irregularities in tenders of Notes as to any ineligibility of any holder who seeks to tender Notes in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.

     10. WAIVER OF CONDITIONS. The Company reserves the absolute right to amend, waive or modify any of the conditions in the Exchange Offer in the case of any Tendered Notes.

     11. NO CONDITIONAL TENDER. No alternative, conditional, irregular, or contingent tender of Notes or transmittal of this Letter of Transmittal will be accepted.

     12. MUTILATED, LOST, STOLEN OR DESTROYED NOTES. Any tendering Holder whose Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated herein for further instructions.

     13. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address indicated herein. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

     14.  ACCEPTANCE OF TENDERED NOTES AND ISSUANCE OF NOTES; RETURN OF
NOTES. Subject to the terms and conditions of the Exchange Offer, the Issuer will accept for exchange all validly tendered Notes as soon as practicable after the Expiration Date and will issue Exchange Notes therefor as soon as practicable thereafter. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted tendered Notes when, as and if the Issuer has given written or oral notice (immediately followed in writing) thereof to the Exchange Agent. If any Tendered Notes are not exchanged pursuant to the Exchange Offer for any reason, such unexchanged Notes will be returned, without expense, to the undersigned at the address shown in Box 1 or at a different address as may be indicated herein under "Special Delivery Instructions" (Box 3).

     15. WITHDRAWAL. Tenders may be withdrawn only pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer."

                         NOTICE OF GUARANTEED DELIVERY

                                WITH RESPECT TO
                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2008

                                       OF

                               TRUE TEMPER SPORTS

                 PURSUANT TO THE PROSPECTUS DATED JUNE 10, 1999

     This form must be used by a holder of 10 7/8% Senior Notes due 2008 (the "Notes") of True Temper Sports, Inc., a Delaware corporation (the "Company"), who wishes to tender Notes to the Exchange Agent pursuant to the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed Delivery Procedures" of the Company's Prospectus, dated June 10, 1999 (the "Prospectus") and in Instruction 2 to the related Letter of Transmittal. Any holder who wishes to tender Notes pursuant to such guaranteed delivery procedures must ensure that the Exchange Agent receives this Notice of Guaranteed Delivery prior to the Expiration Date of the Exchange Offer. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus or the Letter of Transmittal.

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON JULY 26, 1999 UNLESS EXTENDED
                            (THE "EXPIRATION DATE").

                          United States Trust Company
                             (the "Exchange Agent")

      By Overnight Courier:                     By Hand:               By Registered or Certified Mail:
   United States Trust Company        United States Trust Company        United States Trust Company
           of New York                        of New York                        of New York
     770 Broadway, 13th Floor                 111 Broadway                       P.O. Box 844
     New York, New York 10003                 Lower Level                       Cooper Station
  Attn: Corporate Trust Services        New York, New York 10006        New York, New York 10276-0844
                                     Attn: Corporate Trust Services     Attn: Corporate Trust Services

                                 By Facsimile:
                                  212-780-0592
                         Attn: Corporate Trust Services

     DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     FOR ANY QUESTIONS REGARDING THIS NOTICE OF GUARANTEED DELIVERY OR FOR ANY ADDITIONAL INFORMATION, YOU MAY CONTACT THE EXCHANGE AGENT BY TELEPHONE AT 800-548-6565, OR BY FACSIMILE AT 212-780-0592.

     This form is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an "Eligible Institution" under the instructions thereto, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

     Ladies and Gentlemen:

     The undersigned hereby tenders to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, receipt of which is hereby acknowledged, the principal amount of Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus and in Instruction 2 of the Letter of Transmittal.

     The undersigned hereby tenders the Notes listed below:

        CERTIFICATE NUMBER(S) (IF KNOWN) OF NOTES OR               AGGREGATE PRINCIPAL              AGGREGATE PRINCIPAL
         ACCOUNT NUMBER AT THE BOOK-ENTRY FACILITY                  AMOUNT REPRESENTED                AMOUNT TENDERED
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

                            PLEASE SIGN AND COMPLETE
--------------------------------------------------------------------------------


Signatures of Registered Holder(s) or              Date:
Authorized Signatory:                              -----------------------------------------------,
------------------------------------               1998
-------------------------------------------------
-------------------------------------------------  Address:
Name(s) of Registered Holder(s):                   -------------------------------------------------
-------------------------------------------------  -------------------------------------------------
-------------------------------------------------
-------------------------------------------------  Area Code and Telephone No.:
                                                   --------------------------

     This Notice of Guaranteed Delivery must be signed by the Holder(s) exactly as their name(s) appear on certificates for Notes or on a security position listing as the owner of Notes, or by person(s) authorized to become Holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information.

                      PLEASE PRINT NAME(S) AND ADDRESS(ES)

Name(s):
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capacity:
--------------------------------------------------------------------------------

Address(es):
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

     The undersigned, a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or is a commercial bank or trust company having an office or correspondent in the United States, or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, guarantees deposit with the Exchange Agent of the Letter of Transmittal (or facsimile thereof), together with the Notes tendered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility described in the prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures" and in the Letter of Transmittal) and any other required documents, all by 5:00 p.m., New York City time, on the fifth New York Stock Exchange trading day following the Expiration Date.

Name of firm:
  ------------------------------------------
                                                   -----------------------------------------------
                                                   (AUTHORIZED SIGNATURE)
Address:                                           Name:
-----------------------------------------------    -----------------------------------------------
                                                   (PLEASE PRINT)

                                                   Title:
-----------------------------------------------    -----------------------------------------------
(INCLUDE ZIP CODE)
Area Code and
Tel. No.:                                          -----------------------------------------------
-----------------------------------------------    Dated: -------------------------------- , 1998

DO NOT SEND SECURITIES WITH THIS FORM. ACTUAL SURRENDER OF SECURITIES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, AN EXECUTED LETTER OF TRANSMITTAL.

                 INSTRUCTIONS FOR NOTICE OF GUARANTEED DELIVERY

     1. Delivery of this Notice of Guaranteed Delivery. A properly completed and duly executed copy of this Notice of Guaranteed Delivery and any other documents required by this Notice of Guaranteed Delivery must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. The method of delivery of this Notice of Guaranteed Delivery and any other required documents to the Exchange Agent is at the election and sole risk of the holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. As an alternative to delivery by mail, the holders may wish to consider using an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. For a description of the guaranteed delivery procedures, see Instruction 2 of the Letter of Transmittal.

     2. Signatures on this Notice of Guaranteed Delivery. If this Notice of Guaranteed Delivery is signed by the registered holder(s) of the Notes referred to herein, the signature must correspond with the name(s) written on the face of the Notes without alteration, enlargement, or any change whatsoever. If this Notice of Guaranteed Delivery is signed by a participant of the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Notes, the signature must correspond with the name shown on the security position listing as the owner of the Notes.

     If this Notice of Guaranteed Delivery is signed by a person other than the registered holder(s) of any Notes listed or a participant of the Book-Entry Transfer Facility, this Notice of Guaranteed Delivery must be accompanied by appropriate bond powers, signed as the name of the registered holder(s) appears on the Notes or signed as the name of the participant shown on the Book-Entry Transfer Facility's security position listing.

     If this Notice of Guaranteed Delivery is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and submit with the Letter of Transmittal evidence satisfactory to the Company of such person's authority to so act.

     3. Requests for Assistance or Additional Copies. Questions and requests for assistance and requests for additional copies of the Prospectus may be directed to the Exchange Agent at the address specified in the Prospectus. Holders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Exchange Offer.

                    INSTRUCTIONS TO REGISTERED HOLDER AND/OR
         BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL OWNER
                                       OF
                            TRUE TEMPER SPORTS, INC.
                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2008

     To Registered Holder and/or Participant of the Book-Entry Transfer
Facility:

     The undersigned hereby acknowledges receipt of the Prospectus, dated June 10, 1999 (the "Prospectus") of True Temper Sports, Inc., a Delaware corporation (the "Company"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute the Company's offer (the "Exchange Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

     This will instruct you, the registered holder and/or book-entry transfer facility participant, as to action to be taken by you relating to the Exchange Offer with respect to the 10 7/8% Senior Subordinated Notes due 2008 (the "Notes") held by you for the account of the undersigned.

     The aggregate face amount of the Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

     $          of the 10 7/8% Senior Subordinated Notes due 2008

     With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

     [ ] TO TENDER the following Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT OF NOTES TO BE TENDERED, IF ANY):
$

     [ ] NOT TO TENDER any Notes held by you for the account of the undersigned.

     If the undersigned instruct you to tender the Notes held by you for the account of the undersigned, it is understood that you are authorized (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representation and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that (i) the undersigned's principal residence is in the state of (FILL IN
STATE)               , (ii) the undersigned is acquiring the Exchange Notes in
the ordinary course of business of the undersigned, (iii) the undersigned is not participating, does not participate, and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) the undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled "The Exchange
Offer -- Resales of the Exchange Notes," and (v) the undersigned is not an "affiliate," as defined in Rule 405 under the Act, of the Company; (b) to agree, on behalf of the undersigned, as set forth in the Letter of Transmittal; and (c) to take such other action as necessary under the Prospectus or the Letter of Transmittal to effect the valid tender of such Notes.

                                   SIGN HERE

Name of beneficial owner(s):
--------------------------------------------------------------------------------

Signature(s):
--------------------------------------------------------------------------------

Name (please print):
--------------------------------------------------------------------------------

Address:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Telephone number:
--------------------------------------------------------------------------------

Taxpayer Identification or Social Security Number:
----------------------------------------------------------------

Date:
--------------------------------------------------------------------------------

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